     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 3, 2000.



                                                      REGISTRATION NO. 333-94777

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                               EPRISE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7371                                04-3179480
   (STATE OR OTHER JURISDICTION OF          (PRIMARY STANDARD INDUSTRIAL                 (I.R.S. EMPLOYER
    INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)                IDENTIFICATION NO.)

                              1671 WORCESTER ROAD
                              FRAMINGHAM, MA 01701
                                 (508) 872-0200
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------

                               JOSEPH A. FORGIONE
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                               EPRISE CORPORATION
                              1671 WORCESTER ROAD
                              FRAMINGHAM, MA 01701
                                 (508) 872-0200
(NAME, ADDRESS INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                               AGENT FOR SERVICE)
                            ------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                DENNIS W. TOWNLEY, ESQ.                                 EDWIN L. MILLER, JR., ESQ.
                ANDREA M. TEICHMAN, ESQ.                             TESTA, HURWITZ & THIBEAULT, LLP
       HILL & BARLOW, A PROFESSIONAL CORPORATION                             125 HIGH STREET
                ONE INTERNATIONAL PLACE                                      BOSTON, MA 02110
                 BOSTON, MA 02110-2607                                        (617) 248-7000
                     (617) 428-3000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
 As soon as practicable after the effective date of this registration statement

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If this form is a post effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------
                                                                           PROPOSED             PROPOSED
                                                                            MAXIMUM             MAXIMUM          AMOUNT OF
            TITLE OF SECURITIES                    AMOUNT TO BE         OFFERING PRICE         AGGREGATE        REGISTRATION
              TO BE REGISTERED                    REGISTERED(1)          PER SHARE(2)        OFFERING PRICE        FEE(3)
-----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001........................     4,600,000 shares           $10.00            $46,000,000         $12,144
-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------



(1) Includes 600,000 shares that the underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.



(3) Previously Paid.

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED MARCH 3, 2000


[EPRISE CORPORATION LOGO]

--------------------------------------------------------------------------------

4,000,000 Shares

Common Stock
--------------------------------------------------------------------------------


This is the initial public offering of Eprise Corporation, and we are offering 4,000,000 shares of our common stock. The initial public offering price is expected to be between $8.00 and $10.00 per share.


We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "EPRS."

INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                       UNDERWRITING      PROCEEDS TO
                                       PRICE TO       DISCOUNTS AND         EPRISE
                                        PUBLIC         COMMISSIONS       CORPORATION
Per share                           $                 $                 $
Total                               $                 $                 $


We have granted the underwriters the right to purchase up to 600,000 additional shares to cover any over-allotments.


DEUTSCHE BANC ALEX. BROWN

                             DAIN RAUSCHER WESSELS


                                                                   WIT SOUNDVIEW


THE DATE OF THIS PROSPECTUS IS           , 2000.

                               INSIDE FRONT COVER



The inside front cover of the prospectus depicts the following:



     The upper left-hand corner displays the Eprise logo with the words "Eprise Corporation" underneath.



     The title bar at the top of the page states: "The Eprise Solution."



     In the center of the page, there is a diagram with three sections. The left-hand section contains four captions stating, in descending order, "Corporate Info," "Product Info," "Sales Tools" and "Support Info." Each caption is accompanied by a related illustration. The center section of the diagram shows a transparent cylinder labeled "Web Server," which contains another cylinder labeled "Eprise Participant Server(TM)" and displays a drawing of the Eprise Participant Server product box. The internal cylinder also contains the caption "Corporate Look and Feel." The right-hand section of the diagram contains a drawing of two computer screens. The upper screen is labeled "Sales Rep's View" and contains the illustrations from the left-hand section of the diagram representing Corporate Info, Product Info and Sales Tools. The lower screen is labeled "Customer's View" and contains the illustrations representing Product Info, Corporate Info and Support Info.



     Beneath the diagram, there is a caption that reads:



"EPRISE PARTICIPANT SERVER permits a business to manage its Web site content by:



     - distributing responsibility for contribution and management of different types of corporate content;



     - maintaining a central repository where business managers can easily organize, retrieve and re-use the business's Web site content; and



     - delivering content to targeted Web site audiences."

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all of the information that you should consider before buying shares in this offering. You should read the entire prospectus carefully.

                               EPRISE CORPORATION


     Eprise provides software products and services that enable businesses to manage the information contained on their Web sites. Eprise Participant Server, our core product, provides a comprehensive, out-of-the-box Web content management solution that enables an enterprise to distribute Web content management and content approval rights broadly within the organization with minimal involvement by technical personnel. Customers can quickly deploy Eprise Participant Server and use it to keep their Web sites up to date without the need for substantial technical assistance or customization. We believe that these features make Eprise Participant Server the most cost-effective Web content management solution currently available.



     Creating dynamic, up-to-date Web site content has become an increasingly complex and critically important business process. As businesses develop and expand their use of the Internet for business communications and electronic commerce, the number of Web sites and the amount of Web content continue to grow worldwide at an unprecedented pace. This has created a strong demand for Web content management software, resulting in increased capital expenditures on Web content management solutions. IDC estimates that the market for Web development life-cycle management software, which includes Web content management software, will grow from $76.4 million in 1998 to $1.6 billion in 2003.


     The Eprise Participant Server product line has been designed to meet all of the important needs for Web content management software. It permits an enterprise to delegate to appropriate individuals within the organization the right to create and manage Web content. It also permits the enterprise to target the content that is seen by each category of Web site user, such as employees, customers and business partners. At the same time, business rules can be created to ensure that the overall Web site content is carefully controlled and the Web site design has a consistent look and feel.

     Eprise Participant Server is based on widely accepted, non-proprietary industry standards so that it can easily be integrated with other Internet infrastructure software, such as databases, back office systems, and e-commerce and application servers. It employs a technical architecture that is highly scalable so that it can manage the Web site content of even the largest of enterprises. Customers can also use readily available software development tools to adapt and customize Eprise Participant Server to meet their specific business needs.

     Eprise also offers a variety of optional professional services to complement Eprise Participant Server. Through our Eprise Advantage Program, an Eprise professional evaluates and designs a Web content management plan for each customer. During and after the implementation phase, our professional services team and alliance partners are available to provide advice and technical assistance, including building unique applications for the customer's business. We also provide customer training, maintenance and support.

     We principally market our products domestically through our direct sales force, and we intend to increase our global presence. We target enterprise level accounts and dot-com companies for which the use of the Internet is a fundamental part of their strategy. To extend our market reach, we also have business relationships with a number of systems integrators and Web developers. In addition, we are making substantial investments in research and development in order to continue to expand and enhance Eprise Participant Server and to develop new products.

     To date, we have licensed Eprise Participant Server to more than 40 customers, including Bausch & Lomb, Eastman Chemical, EMC, Hartford Financial, Hewlett-Packard, Lincoln Financial Group, Novell, Sharp Electronics and SmartMoney.com.


     We were incorporated in Delaware in September 1992. Our principal executive offices are located at 1671 Worcester Road, Framingham, Massachusetts 01701, and our telephone number is (508) 872-0200. Our World Wide Web address is www.eprise.com. The information on our Web site is not part of this prospectus.

                           -------------------------


     "Eprise" is a registered trademark of Eprise Corporation. "E-business Experts," "Eprise Advantage Program," "Eprise Participant Server," "Eprise Web Catalyst," "Eprise Integration Agent," and the Eprise logo are trademarks of Eprise Corporation. All other trademarks, service marks or trade names referred to in this prospectus are the property of their respective owners.

                                  THE OFFERING


Common stock offered by Eprise.....    4,000,000 shares



Common stock to be outstanding
after the offering.................    22,943,440 shares



Use of proceeds....................    Working capital and general corporate
                                       purposes, including expansion of sales,
                                       distribution and marketing activities;
                                       development of technology; capital
                                       expenditures; funding of future operating losses; and repayment of debt


Proposed Nasdaq National Market
  symbol...........................    EPRS

     Common stock to be outstanding after this offering is based on shares outstanding as of December 31, 1999. It excludes:


     - 2,225,264 shares of common stock issuable upon exercise of options outstanding at a weighted average exercise price of $0.71 per share, all of which options are exercisable, subject to repurchase restrictions on the option shares, and



     - 432,151 shares issuable upon exercise of warrants outstanding at a weighted average exercise price of $2.78 per share, all of which warrants are exercisable.


     Except as presented in the financial statements or as otherwise specified in this prospectus, all information in this prospectus:


     - assumes no exercise of the underwriters' over-allotment option;



     - reflects a 1-for-2.55 reverse split of our common stock occurring immediately prior to the effectiveness of this offering; and



     - reflects the automatic conversion of all outstanding shares of preferred stock into a total of 16,105,845 shares of common stock upon the closing of this offering.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


     The summary financial information below sets forth a summary of the results of our operations and summary information about our assets, liabilities and capital. In 1997, Eprise changed its fiscal year end from August 31 to December
31. The unaudited statement of operations for the twelve months ended December 31, 1997 has been computed by summing the results of operations for the four fiscal quarters in the period ended December 31, 1997. The data for pro forma net loss per share treats our outstanding preferred stock as though it were common stock from the date of original issuance. You should read this information along with our discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements included elsewhere in this prospectus.



                                                                                   TWELVE MONTHS ENDED
                                                                FOUR MONTHS           OR YEAR ENDED
                                                   YEAR ENDED      ENDED              DECEMBER 31,
                                                   AUGUST 31,   DECEMBER 31,   ---------------------------
                                                      1997          1997        1997      1998      1999
                                                   ----------   ------------   -------   -------   -------
STATEMENT OF OPERATIONS DATA:
  Total revenues.................................    $1,420       $   303      $ 1,222   $   807   $ 3,659
  Gross profit...................................       902            18          643       347     2,539
  Total operating expenses.......................     1,481         1,082        2,048     5,744     9,235
  Operating loss.................................      (579)       (1,064)      (1,405)   (5,397)   (6,696)
  Net loss.......................................    $ (733)      $(1,164)     $(1,615)  $(5,261)  $(6,409)
                                                     ======       =======      =======   =======   =======
  Loss per share.................................    $(0.35)      $ (0.54)     $ (0.76)  $ (2.40)  $ (2.62)
                                                     ======       =======      =======   =======   =======
  Weighted average common shares outstanding.....     2,073         2,156        2,118     2,200     2,473
                                                     ======       =======      =======   =======   =======
  Pro forma loss per share.......................                                                  $ (0.48)
                                                                                                   =======
  Pro forma weighted average common shares
    outstanding..................................                                                   13,274
                                                                                                   =======



The following table presents a summary of our balance sheet at December 31, 1999:


     - on an actual basis;


     - on a pro forma basis to reflect the conversion of all outstanding shares of our preferred stock into a total of 16,105,845 shares of common stock, which will occur upon the closing of this offering; and



     - on a pro forma as adjusted basis to reflect the sale of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share after deducting the estimated underwriting discounts and commissions and offering expenses and the application of the estimated net proceeds from this offering.



                                                                    AS OF DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 22,455     $22,455       $54,920
Working capital.............................................    22,977      22,977        55,442
Total assets................................................    25,534      25,534        57,999
Total liabilities...........................................     1,977       1,977         1,812
Redeemable preferred stock..................................    36,849          --            --
Total stockholders' equity (deficiency).....................   (13,291)     23,558        56,188

                                  RISK FACTORS


     This offering involves a high degree of risk. You should carefully consider the risks described below together with the other information about Eprise in this prospectus before deciding to invest in shares of our common stock. If one or more of the following risks actually occurs, our business, results of operations and financial condition could be materially adversely affected, the trading price of our common stock could decline, and you might lose all or part of your investment. See "Special Note Regarding Forward-Looking Statements."


                         RISKS RELATED TO OUR BUSINESS

WE HAVE A HISTORY OF LOSSES, AND MAY NOT BE ABLE TO ACHIEVE OR SUSTAIN PROFITABILITY.


     We incurred net losses of $5.3 million for the year ended December 31, 1998 and $6.4 million for the year ended December 31, 1999. As of December 31, 1999, we had an accumulated deficit of $14.3 million. We have not yet achieved profitability and we expect to incur net losses for the foreseeable future. To date, we have funded our operations from the sale of equity securities and have not generated cash from operations. We expect to continue to incur significant research and development, selling and marketing, and general and administrative expenses and, as a result, we will need to generate significant revenues to achieve and maintain profitability. Although our revenues have grown significantly in recent quarters, we cannot be certain that we can sustain these growth rates or that we will achieve sufficient revenues for profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis in the future. See "Summary Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and notes to those statements found elsewhere in this prospectus.


OUR LIMITED OPERATING HISTORY MAKES EVALUATING OUR BUSINESS DIFFICULT.


     Eprise was founded in 1992 as a provider of online interactive games. We made the transition to our current business in 1997 and, as a result, have a limited operating history. We are still in the early stages of our development, which makes the evaluation of our business operations and our prospects difficult. We shipped our first commercial Web content management software product in February 1998. Since that time, we have derived substantially all of our revenues from licensing our Eprise Participant Server product and related services. As a result of our limited operating history, we cannot forecast operating expenses based on our historical results. Our ability to forecast accurately our quarterly revenue is limited because our software products have a long sales cycle, making it difficult to predict the quarter in which sales revenue will be recognized. We would expect our business, operating results and financial condition to be materially adversely affected if our revenues do not meet our projections, and that net losses in a given quarter could be even greater than expected.


OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE SIGNIFICANTLY AND YOU SHOULD NOT RELY ON THEM TO PREDICT OUR FUTURE PERFORMANCE.

     Our revenues and operating results are likely to vary significantly from quarter to quarter. A number of factors are likely to cause these variations, including:

     - demand for our products and services;

     - the timing of sales of our products and services;

     - the timing of customer orders and product implementation;

     - unexpected delays in introducing new products and services;

     - increased expenses, whether related to selling and marketing, research and development or general and administrative;

     - changes in the rapidly evolving market for Web content management solutions;

     - the mix of product license and service revenue; and


     - the timing and size of sales derived through our strategic partners.


     Accordingly, we believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. Investors should not rely on the results of one quarter as an indication of our future performance.

     We plan to increase our operating expenditures to expand our sales and marketing operations, develop new distribution channels, fund greater levels of research and development, broaden professional services and support and improve operational and financial systems. If our revenues do not increase along with these expenses, our business, operating results or financial condition could be materially adversely affected and net losses in a given quarter could be greater than expected. Although we have limited historical financial data, we believe that our quarterly operating results may experience seasonal fluctuations due to clients' fiscal year budgeting cycles and purchasing patterns.

ONLY A LIMITED NUMBER OF CUSTOMERS HAVE LICENSED OUR PRODUCT, AND OUR WEB CONTENT MANAGEMENT SOLUTION MAY NEVER ACHIEVE BROAD MARKET ACCEPTANCE.

     We first introduced Eprise Participant Server in February 1998 and delivered a second major release in April 1999. To date, only a limited number of customers have licensed Eprise Participant Server, and an even smaller number are operating Web sites using the most recent version. Therefore, we have not demonstrated broad market acceptance of Eprise Participant Server. If our product does not gain broad market acceptance, or if it fails to meet customer expectations, our business would be harmed.

A LARGE PORTION OF OUR REVENUES ARE CURRENTLY DERIVED FROM A LIMITED NUMBER OF CUSTOMERS.


     Although we believe that our customer concentration will decrease as we continue to build our client base, we expect that a small number of customers will continue to account for a substantial portion of revenues in the near term. As a result, our inability to secure major customers during a given period or the loss of existing customers could have a material adverse effect on our business, financial condition or results of operations. American Express accounted for 58% of our revenues for the year ended December 31, 1998. Two of our customers accounted for an aggregate of 23% of our revenues for the year ended December 31, 1999.



IF WE DO NOT SUCCESSFULLY EXPAND OUR DIRECT SALES AND SERVICES ORGANIZATIONS, WE MAY NOT BE ABLE TO INCREASE OUR SALES OR SUPPORT OUR CUSTOMERS.



     In the fiscal year ended December 31, 1998, we licensed substantially all of our products through our direct sales organization. As of February 25, 2000, we had 20 direct sales representatives. Our future success depends on substantially increasing the size and scope of our direct sales force, both domestically and internationally. There is intense competition for personnel, and we cannot guarantee that we will be able to attract, assimilate or retain additional qualified sales personnel on a timely basis. Moreover, we believe that as our sales increase, and given the large-scale deployment required by our customers, we will need to hire and retain a number of highly trained customer service and support personnel. As of February 25, 2000, our customer service and support organization included 18 individuals. We cannot guarantee that we will be able to increase the size of our customer service and support organization on a timely basis to provide the high quality of support required by our customers.

Failure to add additional sales and customer service representatives would have a material adverse effect on our business, operating results and financial condition.

IF WE DO NOT SUCCESSFULLY MAINTAIN AND EXPAND OUR RELATIONSHIPS WITH INDIRECT SALES CHANNELS, OUR SALES COULD DECLINE OR GROW MORE SLOWLY THAN EXPECTED.


     To offer products and services to a larger customer base, our direct sales force must establish and expand relationships with alliance partners, including systems integrators, consulting firms, Web developers and application service providers who build customer solutions based on Eprise Participant Server. We must also build relationships, which we refer to as original equipment manufacturer or OEM relationships, with companies offering complementary products that can package our software along with their products. We are currently investing, and we intend to continue to invest, significant resources to develop these relationships. If our efforts are unsuccessful, our sales growth would be adversely affected. We cannot guarantee that we will be able to market our products effectively through our established partners. Further, these third parties are under no obligation to recommend or support our products. These companies could recommend or give higher priority to the products of other companies or to their own products. A significant shift by these companies toward favoring competing products could negatively affect our license and service revenues. We cannot guarantee that we will be able to attract additional distribution partners for desired distribution arrangements. The loss of distribution partners or failure to establish new relationships could materially adversely affect our business, operating results and financial condition.



WE NEED TO MANAGE OUR GROWTH EFFECTIVELY TO REMAIN COMPETITIVE AND CONTINUE TO EXPAND OUR OPERATIONS.


     We have expanded our operations rapidly since inception. We intend to expand in the foreseeable future to pursue existing and potential opportunities. This rapid growth places a significant demand on management, administrative and operations resources. Our ability to compete effectively and to manage our anticipated future growth requires us to continue to improve our financial and management controls, reporting systems and procedures on a timely basis. We recently hired a significant number of employees, and must continue to add personnel to maintain our ability to grow in the future. We cannot guarantee that we will be able to do so successfully. Failure to manage our growth effectively could have a material adverse effect upon our business, operating results and financial condition.

WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET.


     Qualified personnel are in great demand throughout the computer software, hardware and networking industries. The demand for qualified personnel is particularly acute in the New England area because of the large number of software and other high technology companies and the low unemployment rate in the region. Our success depends in large part upon our ability to attract, train, motivate and retain highly-skilled employees, particularly sales and marketing personnel, software engineers, and technical support personnel. We have had difficulty hiring these highly-skilled employees in the past. If we are unable to attract and retain the highly-skilled technical personnel that are integral to our sales, marketing, product development and customer support teams, the rate at which we can generate sales and develop new products or product enhancements may be limited. This inability could have a material adverse effect on our business, operating results and financial condition.



COMPETITION COULD REDUCE OUR REVENUES AND MARKET SHARE, AND PREVENT US FROM EXPANDING IN THE FUTURE.


     The market for Web content management software and services is rapidly evolving and highly competitive and there are a number of products that compete directly with our software solutions. Our clients' requirements and the technology available to satisfy those requirements continually change. Some of our current and potential competitors have significantly greater financial, marketing, technical and other competitive resources than we do. This may enable them to adapt more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion and sale of their products. In addition, other companies could develop new products or incorporate additional functionality into their existing products that could directly compete with our products. Barriers to entering the software market are relatively low. Furthermore, cooperative relationships among our competitors could increase their ability to address the Web site content management needs of our prospective customers, and they could rapidly acquire significant market share. We cannot guarantee that we will compete successfully against existing or new competitors. Further, competitive pressures may require us to lower the prices of our software and services. Failure to compete successfully would have a material adverse effect on our business, operating results and financial condition.

IF WE ARE UNABLE TO ENHANCE AND EXPAND OUR PRODUCT LINE TO MEET THE RAPID CHANGES IN THE MARKET FOR WEB CONTENT MANAGEMENT TECHNOLOGY, OUR BUSINESS WILL BE UNABLE TO GROW.

     To succeed, we will need to enhance our current Eprise Participant Server product and develop new products on a timely basis to keep pace with developments related to Internet technology and to satisfy the increasingly sophisticated requirements of our customers. The market for our products is marked by rapid technological change, frequent new product introductions and Internet-related technology enhancements, uncertain product life cycles, changes in client demands and evolving industry standards. We cannot be certain that we will successfully develop and market new products or new product enhancements compliant with present or emerging Internet technology standards. New products based on new technologies or new industry standards can rapidly render existing products obsolete and unmarketable. Internet commerce technology is complex and new products and product enhancements can require long development and testing periods. Any delays in developing, testing and releasing enhanced or new products could harm our business. New products or upgrades may not be released according to schedule or may contain defects when released. Either situation could result in adverse publicity, loss of sales, delay in market acceptance of our products or customer claims against us, any of which could harm our business. If we do not develop, license or acquire new software products, or deliver enhancements to existing products on a timely and cost-effective basis, our business will be harmed.


WE HAVE RELIED ON AND EXPECT TO CONTINUE TO RELY ON SALES OF OUR EPRISE PARTICIPANT SERVER LINE FOR OUR REVENUES.


     Since 1998, we have derived substantially all of our revenues from licenses of, and services related to, Eprise Participant Server. We expect that revenues from this product will continue to account for a significant portion of our revenues for the foreseeable future. A decline in the price of Eprise Participant Server or our inability to increase license sales of Eprise Participant Server would seriously harm our business and operating results. In addition, our future financial performance will depend upon the successful development, introduction and customer acceptance of enhanced versions of Eprise Participant Server and future products. Failure to deliver the enhancements or products that customers want could have a material adverse effect on our business, operating results and financial condition.

OUR LENGTHY SALES CYCLES REQUIRE EXPENDITURE OF RESOURCES THAT WILL NOT NECESSARILY RESULT IN A SALE.

     We typically experience long sales cycles. These sales cycles generally vary by customer from three to six months. Because the licensing of our products generally involves a significant capital expenditure by the customer, our sales process is subject to lengthy approval processes and delays. We often devote significant time and resources to a prospective customer, including costs associated with multiple site visits, product demonstrations and feasibility studies, without any assurance that the prospective customer will decide to license our products.


YEAR 2000 PROBLEMS MAY CAUSE PRODUCT ERRORS OR FAILURES THAT COULD DIVERT PERSONNEL AND FINANCIAL RESOURCES.


     We have designed Eprise Participant Server and its add-on modules to be Year 2000 compliant and have not been advised of any Year 2000 issues related to those products. One prototype product (a precursor of Eprise Participant Server), which was licensed to one customer and may currently be in use, may not be Year 2000 compliant and may need to be upgraded or its use discontinued. We have not been advised of any Year 2000 problems by this customer to date. Further, although we have not been made aware of any Year 2000 problem relating to the hardware and software used by our customers in connection with our products to date, these problems may exist. Should any of these problems develop, they may have a material adverse effect on our business, operating results and financial condition.

     In addition, we utilize software, computer technology and other services internally developed and provided by third party vendors that may have Year 2000 issues. Although we have not experienced any of these problems to date, the failure of our internal computing systems or of systems provided by third party vendors to be Year 2000 compliant could materially adversely affect our business.

IF OUR PRODUCTS FAIL TO REMAIN COMPATIBLE WITH MAJOR COMMERCIAL OPERATING PLATFORMS, OUR SALES WOULD DECREASE.

     Our products currently operate on the Microsoft Windows NT and Sun Solaris operating systems. In addition, our products are required to interoperate with Web servers, browsers and database servers. We must, therefore, continually modify and enhance our products to keep pace with changes in these operating systems and servers. If our products are not compatible with new operating systems, Web servers, browsers or database servers that achieve sufficient market penetration, our business will be harmed. In addition, uncertainties related to the timing and nature of new product announcements, or introductions or modifications by vendors of operating systems or browsers, could also harm our business.

POTENTIAL DEFECTS IN OUR PRODUCTS COULD CAUSE SALES TO DECREASE AND COULD SUBJECT US TO FUTURE WARRANTY CLAIMS.

     Our products are complex and might contain undetected software errors or failures when new versions are released. We cannot guarantee that, despite testing by us and by current and prospective customers, we will not find errors in existing products, new products or product enhancements after commercial release. These errors may result in loss or delay of market acceptance, which could have a material adverse effect upon our business, operating results and financial condition.


IF WE LOSE ANY KEY PERSONNEL, OR FAIL TO ATTRACT AND RETAIN ADDITIONAL PERSONNEL, WE MAY BE UNABLE TO CONTINUE EXPANDING OUR BUSINESS AND PRODUCT LINE.


     The loss of the services of one or more of our key personnel could have a material adverse effect on our business, operating results and financial condition. We do not maintain key person life insurance on any executive officers other than our Chief Executive Officer and Chief Technology Officer. We cannot guarantee that we will be able to retain our key personnel. Our future success also depends on our continuing ability to attract, assimilate and retain highly qualified sales, technical and managerial personnel. Competition for these individuals is intense, and there can be no assurance that we can attract, assimilate or retain them in the future.

WE HAVE A LIMITED ABILITY TO PROTECT OUR INTELLECTUAL PROPERTY RIGHTS, AND OTHERS COULD INFRINGE ON OR MISAPPROPRIATE OUR PROPRIETARY RIGHTS AND INFORMATION.


     Our software is proprietary and is protected by trade secret, copyright and trademark laws, license agreements, confidentiality agreements with employees and nondisclosure and other contractual requirements imposed on our customers, consulting partners and others. We cannot guarantee that these protections will adequately protect our proprietary rights or that our competitors will not independently develop products that are substantially equivalent or superior to our products. In addition, the laws of countries in which our products may be licensed in the future may not protect our products and intellectual property rights to the same extent as the laws of the United States. Although we believe that our products, trademarks and other proprietary rights do not infringe upon the proprietary rights of third parties, we cannot guarantee that third parties will not assert infringement claims against us. The cost of pursuing, enforcing or defending infringement claims can be substantial and can also require significant management attention.


                     RISKS RELATED TO THE INTERNET INDUSTRY


IF THE USE OF THE INTERNET DOES NOT EXPAND, THE DEMAND FOR OUR PRODUCTS MAY STAGNATE OR DECLINE.


     Our future success depends heavily on the Internet being accepted and widely used. If Internet use does not continue to grow or grows more slowly than expected, our business, operating results and financial condition would be materially adversely affected. Consumers and businesses may reject the Internet as a viable communications medium for a number of reasons, including potentially inadequate network infrastructure, security concerns, slow development of enabling technologies or insufficient commercial support. The Internet infrastructure may not be able to support the demands placed on it by increased Internet usage and bandwidth requirements. In addition, delays in the development or adoption of new standards and protocols required to handle an increased level of Internet activity or increased government regulation could cause the Internet to lose its viability as a commercial medium. Even if the required infrastructure, standards, protocols or complementary products, services or facilities are developed, we may incur substantial expenses adapting our solutions to changing or emerging technologies.

WE CANNOT BE SURE THAT A SUSTAINABLE MARKET FOR OUR PRODUCTS WILL DEVELOP.

     The market for Web content management software and services is new and rapidly evolving, and the size and potential growth of this new market and the direction of its development are uncertain. We have licensed our products to a small number of customers. We expect that we will continue to need intensive marketing and sales efforts to educate prospective clients about the uses and benefits of our products and services. Enterprises that have invested substantial resources in other methods of conducting business over the Internet may be reluctant to adopt a new approach that may replace, limit or compete with their existing systems. Any of these factors could inhibit the growth and market acceptance of our products and services. Accordingly, we cannot be certain that a viable market for our products will emerge, or if it does emerge, that it will be sustainable.


IF THE INTERNET OR E-COMMERCE BECOMES SUBJECT TO GOVERNMENTAL REGULATION OR OTHER FUTURE LAWS, USE OF AND DEMAND FOR OUR PRODUCTS COULD DECLINE.


     We are not currently required to comply with direct regulation by any domestic or foreign governmental agency, other than regulations applicable to businesses generally and any laws or regulations directly applicable to the Internet. However, due to the increasing popularity of the Internet, it is possible that laws may be adopted regarding the Internet, any of which could materially harm our business. For example, because our products can be used for the solicitation of personal data from individual consumers, our business could be limited by laws regulating the solicitation, collection or processing of this data. The Telecommunications Act of 1996 prohibits the transmission of some types of information and content over the Internet. Legislation imposing potential liability for information collected or disseminated through our products could adversely affect our business. In addition, the increased attention focused upon liability issues as a result of the Telecommunications Act could limit the growth of Internet commerce, which could decrease demand for our products.

     Export regulations, either in their current form or as may be subsequently enacted, may limit our ability to distribute our software outside the United States. The unlawful export of our software could also harm our business. Although we take precautions against unlawful export of our software, the global nature of the Internet makes if difficult to effectively control the distribution of software.

     Furthermore, the growth and development of the Internet may lead to more stringent consumer protection laws that may impose additional burdens on companies conducting business online. The adoption of any additional laws may decrease Internet use or impede the growth of Internet use, which may lead to a decrease in the demand for our products and services or an increase in the cost of doing business. Further, the imposition of new sales or other taxes could limit the growth of Internet commerce generally and, as a result, the demand for our products. Although recent federal legislation limits the imposition of state and local taxes on Internet-related sales, there is a possibility that Congress may not renew this legislation, in which case state and local governments would be free to impose taxes on goods and services purchased on the Internet.

                         RISKS RELATED TO THIS OFFERING

OUR COMMON STOCK PRICE IS LIKELY TO BE VOLATILE AND COULD DROP UNEXPECTEDLY.

     The market for securities of most high technology companies has been highly volatile. It is likely that the market price of our common stock will fluctuate widely in the future. Factors affecting the trading price of our common stock are likely to include:

     - responses to quarter-to-quarter variations in our results of operations;

     - the announcement of new products or product enhancements by us or our competitors;

     - technological innovation by us or our competitors;

     - general market conditions or market conditions specific to particular industries; and

     - changes in earnings estimates by analysts.

WE HAVE ADOPTED ANTI-TAKEOVER PROVISIONS THAT COULD AFFECT THE MARKET PRICE OF OUR COMMON STOCK OR OUR ABILITY TO SELL OUR BUSINESS.


     Our amended and restated certificate of incorporation and by-laws contain provisions that could make it more difficult for a third party to acquire us or effect a change of control in our management, even if doing so would be beneficial to our stockholders. In addition, the provisions of Delaware law and our stock incentive plans relating to an acquisition or change in control of Eprise may also have the effect of discouraging, delaying or preventing a sale. See "Description of Capital Stock."

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS AND HOW WE INVEST THESE PROCEEDS MAY NOT YIELD A FAVORABLE, OR ANY, RETURN.


     The net proceeds of this offering are allocated generally for working capital and general corporate purposes. Thus, our management has broad discretion over how these proceeds are used and could spend the proceeds in ways with which you may not agree. We cannot assure you that the proceeds will be invested in a way that yields a favorable, or any, return for us.


SHARES OF OUR COMMON STOCK ELIGIBLE FOR SALE AFTER THIS OFFERING MAY ADVERSELY AFFECT OUR STOCK PRICE.


     Once a trading market develops for our common stock, many of our stockholders will have an opportunity to sell their stock for the first time. More than 11,800,000 shares, or almost three times the number of shares sold in this offering, assuming no exercise of the underwriters' over-allotment option, will become eligible for sale in the public market at various dates beginning 180 days after the date of this prospectus. Sales of a substantial number of shares of common stock in the public market, or the threat that substantial sales might occur, could cause the market price of our stock to decrease significantly. These factors could also make it difficult for us to raise additional capital by selling stock. See "Shares Eligible for Future Sale."


YOU WILL INCUR IMMEDIATE AND SUBSTANTIAL DILUTION.

     The expected offering price of our common stock is substantially higher than the book value per share. As a result, investors purchasing our common stock in the offering will incur immediate and substantial dilution. In addition, we have issued options and warrants to acquire common stock at prices significantly below the expected offering price. To the extent these outstanding options and warrants are exercised, there will be further dilution. See "Dilution."

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operation," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and are identified by terminology such as "may," "will," "could," "should," "expects," "plans," "intends," "seeks," "anticipates," "believes," "estimates," "potential," or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on these forward-looking statements. Actual events or results may differ materially. In evaluating these statements, you should specifically consider various important factors, including the risks outlined under "Risk Factors." These factors may cause our actual results to differ materially from any forward-looking statements.

     Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform such statement to actual results.

                                USE OF PROCEEDS


     We anticipate that our net proceeds from the sale of 4,000,000 shares of common stock in this offering will be approximately $32.6 million, at an assumed initial public offering price of $9.00 per share and after deducting the estimated underwriting discounts and commissions and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $37.7 million.


     The principal purposes of this offering are to obtain additional capital, create a public market for our common stock and facilitate our future access to the public capital markets.


     We anticipate that we will use substantially all of the net proceeds for working capital and other general corporate purposes, including:



     - expansion of sales, distribution and marketing activities;



     - development of technology;



     - capital expenditures;



     - funding of future operating losses; and



     - repayment of a term note outstanding to Silicon Valley Bank in the amount of approximately $165,000.



     We have not allocated any specific portion of the net proceeds to any particular purposes, and our management will have the ability to allocate the proceeds at its discretion. A portion of the net proceeds may be used for the acquisition of businesses, products and technologies that are complementary to our own, although we have no current plans, agreements or commitments with respect to any such transaction and are not in any negotiations with respect to any such transaction. Pending these uses, the net proceeds will be invested in government securities and other short-term, investment-grade, interest-bearing instruments.


                                DIVIDEND POLICY


     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our capital stock in the foreseeable future. Future dividends, if any, will be determined by the board of directors. Our current loan agreement prohibits the payment of any dividends on our capital stock.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of December 31, 1999 on an actual, pro forma and pro forma as adjusted basis. The "actual" column reflects our capitalization as of December 31, 1999 on a historical basis, without any adjustments to reflect subsequent events or anticipated events. The "pro forma" column reflects our capitalization as of December 31, 1999 with adjustments for the following:



     - the filing prior to the closing of this offering of a Certificate of Amendment to our Fourth Amended and Restated Certificate of Incorporation authorizing 90,000,000 shares of common stock and 10,000,000 shares of undesignated preferred stock.



     - the automatic conversion of all of the shares of Series A, Series B and Series C preferred stock into an aggregate of 16,105,845 shares of common stock upon the closing of this offering.



     The "pro forma as adjusted" column reflects our capitalization as of December 31, 1999 with the preceding "pro forma" adjustments plus:



     - the receipt of the estimated net proceeds and the anticipated use of such proceeds from our sale of 4,000,000 shares of common stock at an assumed initial public offering price of $9.00 per share.



     None of the columns set forth below reflects as of December 31, 1999:



     - the potential issuance of 600,000 shares of common stock issuable under the overallotment option granted to the underwriters of this offering.



     - outstanding warrants to purchase 432,151 shares of common stock at a weighted average exercise price of $2.78 per share (assuming conversion of the Series A Preferred Stock warrants to common stock warrants).



     - outstanding options to purchase 2,225,264 shares of common stock at a weighted average exercise price of $0.71 per share.


     The information shown in the table below is qualified by, and should be read in conjunction with, our more detailed financial statements and the related notes appearing elsewhere in this prospectus.


                                                                    AS OF DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Current portion of equipment line of credit.................  $     86    $     86      $     --
                                                              ========    ========      ========
Long-term equipment line of credit, less current portion....        79          79            --
                                                              ========    ========      ========
Redeemable preferred stock:
  Series A redeemable convertible preferred stock, $0.01 par value, 10,842,920 shares authorized, 10,515,925 shares
     issued and outstanding, actual; no shares authorized,
     issued and outstanding, pro forma and pro forma as
     adjusted...............................................     5,192          --            --
  Series B redeemable convertible preferred stock, $0.01 par value, 14,320,446 shares authorized, issued and
     outstanding, actual; no shares authorized, issued and
     outstanding, pro forma and pro forma as adjusted.......     8,569          --            --
  Series C redeemable convertible preferred stock, $0.01 par value, 16,500,000 shares authorized, 16,233,766 issued
     and outstanding, actual; no shares authorized, issued
     and outstanding, pro forma and pro forma as adjusted...    23,088          --            --
                                                              --------    --------      --------
Total redeemable preferred stock............................    36,849          --            --
                                                              --------    --------      --------

                                                                    AS OF DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Stockholders equity (deficit):
  Preferred stock, $0.01 par value; 41,663,366 shares
     authorized, 41,070,137 shares issued and outstanding,
     actual; 10,000,000 shares authorized, no shares issued
     and outstanding, pro forma and pro forma as adjusted...        --          --            --
  Common Stock, $0.001 par value; 58,500,000 shares
     authorized, 2,837,595 shares issued and outstanding,
     actual; 58,500,000 shares authorized, 18,943,440 shares
     issued and outstanding, pro forma; 90,000,000 shares
     authorized, 22,943,440 shares issued and outstanding,
     pro forma as adjusted..................................         3          19            23
  Additional paid-in capital................................     1,053      37,886        70,512
  Accumulated deficit.......................................   (14,278)    (14,278)      (14,278)
  Notes receivable from officers............................       (69)        (69)          (69)
                                                              --------    --------      --------
     Total stockholders' equity (deficit)...................   (13,291)     23,558        56,188
                                                              --------    --------      --------
          Total capitalization..............................  $ 23,723    $ 23,723      $ 56,188
                                                              ========    ========      ========

                                    DILUTION


     The pro forma net tangible book value of Eprise as of December 31, 1999 was approximately $23.6 million, or $1.24 per share of common stock. Pro forma net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the pro forma shares of common stock outstanding as of December 31, 1999. Pro forma net tangible book value gives effect to the conversion to common, as of December 31, 1999, of all outstanding shares of preferred stock. After giving effect to the issuance and sale of the 4,000,000 shares of common stock offered by this prospectus at an assumed initial public offering price of $9.00 per share and after deducting estimated underwriting discounts and commissions and offering expenses, the pro forma net tangible book value of Eprise as of December 31, 1999 would have been $56.2 million, or $2.45 per share. This represents an immediate increase in pro forma net tangible book value of $1.21 per share to existing stockholders and an immediate dilution of $6.55 per share to new investors. The following table illustrates this per share dilution.



Assumed initial public offering price per share.............             $ 9.00
  Pro forma net tangible book value per share at December
     31, 1999...............................................  $  1.24
  Increase in pro forma net tangible book value per share
     attributable to new investors..........................     1.21
                                                              -------
Pro forma net tangible book value per share after
  offering..................................................               2.45
                                                                         ------
Dilution per share to new investors.........................             $ 6.55
                                                                         ======



     The following table summarizes, on a pro forma basis, as of December 31, 1999, the differences between the number of shares of common stock purchased from Eprise, the aggregate cash consideration paid and the average price per share paid by existing stockholders and new investors purchasing shares of common stock in this offering before deducting estimated underwriting discounts and commission and offering expenses payable by Eprise:



                                  SHARES PURCHASED       TOTAL CONSIDERATION
                                --------------------    ---------------------    AVERAGE PRICE
                                  NUMBER     PERCENT      AMOUNTS     PERCENT      PER SHARE
                                ----------   -------    -----------   -------    -------------
Existing stockholders.........  18,943,440     82.6%    $38,998,840     52.0%        $2.06
New investors.................   4,000,000     17.4      36,000,000     48.0          9.00
                                ----------    -----     -----------    -----         -----
  Total.......................  22,943,440    100.0%    $74,998,840    100.0%        $3.27
                                ==========    =====     ===========    =====         =====



     The discussion and tables above assume no exercise of any stock options or warrants outstanding as of December 31, 1999. As of December 31, 1999, there were options outstanding to purchase a total of 2,225,264 shares of common stock with a weighted average exercise price of $0.71 per share and warrants outstanding to purchase 303,918 shares of common stock at a weighted average exercise price of $3.42 per share and 326,995 shares of Series A preferred stock (convertible into 128,233 shares of common stock) at an exercise price of $0.49695 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                            SELECTED FINANCIAL DATA


     The selected financial data presented below as of December 31, 1997, 1998 and 1999 and for the year ended August 31, 1997, the four months ended December 31, 1997 and the years ended December 31, 1998 and 1999 have been derived from our audited financial statements, included elsewhere in this prospectus. Selected financial data as of August 31, 1997 have been derived from our audited financial statements, which are not included in this prospectus. The selected financial data as of August 31,1995 and 1996 and for the years ended August 31, 1995 and 1996 have been derived from our unaudited financial statements, which in the opinion of management include all adjustments necessary for a fair presentation of such information in accordance with generally accepted accounting principles. In 1997, Eprise changed its fiscal year end from August 31 to December 31. The unaudited statement of operations for the 12 months ended December 31, 1997 has been derived by summing the results of operations for the four fiscal quarters in the period ended December 31, 1997. The information set forth below should be read along with our "Management's Discussions and Analysis of Financial Condition and Results of Operations" and our financial statements and notes to those statements appearing elsewhere in this prospectus.



                                                                                         FOUR      TWELVE
                                                                                        MONTHS     MONTHS       YEARS ENDED
                                                             YEARS ENDED AUGUST 31,     ENDED      ENDED        DECEMBER 31,
                                                            ------------------------   DEC. 31,   DEC. 31,   ------------------
                                                             1995     1996     1997      1997       1997       1998      1999
                                                            ------   ------   ------   --------   --------   --------   -------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Software licenses.......................................  $   --   $   --   $   33   $    65    $    65    $   345    $ 2,355
  Services................................................   1,104    1,192    1,387       238      1,157        462      1,304
                                                            ------   ------   ------   -------    -------    -------    -------
    Total revenues........................................   1,104    1,192    1,420       303      1,222        807      3,659
Cost of revenues..........................................     458      567      518       285        579        460      1,120
                                                            ------   ------   ------   -------    -------    -------    -------
Gross profit..............................................     646      625      902        18        643        347      2,539
Operating expenses:
  Research and development................................      --      131      180       327        459      2,149      2,334
  Selling and marketing...................................      --      291      800       392        879      2,349      4,917
  General and administrative..............................   1,014      332      501       363        710      1,246      1,984
                                                            ------   ------   ------   -------    -------    -------    -------
    Total operating expenses..............................   1,014      754    1,481     1,082      2,048      5,744      9,235
                                                            ------   ------   ------   -------    -------    -------    -------
Operating loss............................................    (368)    (129)    (579)   (1,064)    (1,405)    (5,397)    (6,696)
Other income (expense), net...............................     (18)     (26)    (154)     (100)      (210)       136        287
                                                            ------   ------   ------   -------    -------    -------    -------
Net loss..................................................  $ (386)  $ (155)  $ (733)  $(1,164)   $(1,615)   $(5,261)   $(6,409)
                                                            ======   ======   ======   =======    =======    =======    =======
Loss per share............................................  $(0.20)  $(0.08)  $(0.35)  $ (0.54)   $ (0.76)   $ (2.40)   $ (2.62)
                                                            ======   ======   ======   =======    =======    =======    =======
Weighted average common shares outstanding................   1,822    2,064    2,073     2,156      2,118      2,200      2,473
                                                            ======   ======   ======   =======    =======    =======    =======
Pro forma loss per share..................................                                                              $ (0.48)
                                                                                                                        =======
Pro forma weighted average common shares outstanding......                                                               13,274
                                                                                                                        =======



                                               AUGUST 31,   AUGUST 31,   AUGUST 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                                  1995         1996         1997          1997           1998           1999
                                               ----------   ----------   ----------   ------------   ------------   -------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents....................    $  26        $  --       $   105       $ 3,136        $ 6,357        $ 22,455
Working capital (deficit)....................     (341)        (508)       (1,358)        2,389          5,829          22,977
Total assets.................................      320          408           335         3,647          7,075          25,534
Long-term debt...............................      202          144            --            --            158              79
Redeemable preferred stock...................       --           --            --         5,004         13,740          36,849
Total stockholders' deficiency...............     (370)        (521)       (1,220)       (2,327)        (7,583)        (13,291)

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with our financial statements and related notes which appear elsewhere in this prospectus.


GENERAL


     Eprise, originally named Inner Circle Technologies and then NovaLink, was founded in 1992 as a provider of online interactive games. Between 1994 and 1997, our principal business shifted to creating and hosting Web sites for corporate clients. During this period, we encountered recurring problems arising out of the inadequacy of software tools that were commercially available to build and maintain Web sites. Realizing that there was an opportunity to streamline and automate these processes, we began to develop a software product called Eprise Participant Server to facilitate the construction and updating of Web sites. We shipped our first commercial product in early 1998. Eprise now markets and sells version 2.5 of Eprise Participant Server.


     We have completed three rounds of venture capital financing since December 1997, for over $38.0 million in gross proceeds, from investors including Prism Venture Partners, Alliance Technology Ventures and Brookside Capital Partners.

OVERVIEW


     We changed our fiscal year end from August 31 to December 31 in 1997. Our financial information for the last eight months of the fiscal year ended August 31, 1997 and the four months ended December 31, 1997 contained in this prospectus has been combined in order to present a comparable accounting period for 1997 to the audited year ended December 31, 1998. Future references to the year 1997 or 1998 mean the twelve months ended December 31 unless otherwise indicated.



     We generate revenues from two principal sources: (1) license fees for our software products and (2) professional services and technical support revenues derived from consulting, implementation, training and maintenance services related to our software products. In the year ended December 31, 1999, two customers accounted for 23% of our total revenues. In the year ended December 31, 1998, one customer accounted for 58% of our total revenues.



     As our revenue generated from license sales has increased, our gross profit margins have improved. License revenue represented 73% of total revenue in the fourth quarter of 1999. License sales produce significantly higher margins than service sales due to nominal costs associated with licenses and their delivery.


     Software licenses. Customers typically pay an up-front, one-time fee for a perpetual non-exclusive license of our software. Generally, the amount of the fee is based on the number of licensed servers. To date, software license revenues have principally come from direct sales to customers. The sales cycle for our products is typically three to six months. Although we have limited historical financial data, we believe that our quarterly operating results may experience seasonal fluctuations due to clients' fiscal year budgeting cycles and purchasing patterns. Because of our server-based licensing, we experience significant variation in the size of our licensing transactions.


     We generally recognize license fee revenues upon delivery of the product. If the product is subject to acceptance and/or return and refund, we defer revenues until acceptance has occurred or the refund period has expired.

     Services. Services revenues consist principally of revenues derived from professional services associated with the implementation and integration of our software products, training of customers' employees and ongoing customer support, which primarily includes customer technical support services and product enhancements. We deliver professional services on either a fixed price basis or a time and materials basis. We generally complete implementation and training services within three to six months following license contract signing.


     We recognize revenues from professional services as such services are performed. We recognize maintenance revenues, which are invoiced annually in advance, ratably over the term of the maintenance agreement, which is generally 12 months. Our maintenance revenues currently account for less than 10% of total revenues. As part of these agreements, we provide product enhancements and technical support services to customers for an annual fee, which typically amounts to 20% of the license fee. While a 60-day warranty is included in the software license, maintenance agreements typically are entered into as of the date of the software license. Maintenance agreements are renewable at the discretion of the customer. As of December 31, 1999, there have been 31 customers who have entered into maintenance agreements with Eprise. Of the 31 contracts, to date two have expired, and have not currently been renewed. The remaining contracts have not yet come up for renewal.


     Backlog. Delivery lead times for our products are very short and, consequently, substantially all of our license fee revenues in each quarter result from orders received in that quarter. Accordingly, we generally only maintain a backlog for our professional services and maintenance activities, and we believe that our backlog at any point in time is not a reliable indicator of future revenues and earnings.


     Cost of revenues. The costs associated with software licenses, including CDs and packaging, arise primarily from the production of software products, and have not been significant in any period presented, nor are they expected to be significant in the foreseeable future. Cost of services revenues consists primarily of salaries and related personnel costs and other allocated expenses of our consulting, support and training organizations, as well as costs related to servicing our legacy products.


     Research and development. We maintain a product development staff to enhance our existing products and to develop new products. Software costs are expensed as incurred until technological feasibility of the software is determined, after which any additional costs are capitalized. To date, we have expensed all software development costs because development costs incurred subsequent to the establishment of technological feasibility have been minimal.

     Selling and marketing. We license our products primarily through our direct sales force. Selling and marketing expenses consist primarily of costs associated with personnel, sales commissions, office facilities, travel and promotional events such as trade shows, seminars and technical conferences, advertising and public relations programs.

     General and administrative. General and administrative expenses include salaries and related personnel expenses and other costs of the finance, human resources, information technology and administrative functions at Eprise.

RESULTS OF OPERATIONS

     The following table sets forth our operating results for the periods indicated as a percentage of revenues.


                                                                   FOUR       TWELVE
                                                 YEARS ENDED      MONTHS      MONTHS       YEARS ENDED
                                                  AUGUST 31,      ENDED       ENDED          DEC. 31,
                                                 ------------    DEC. 31,    DEC. 31,    ----------------
                                                 1996    1997      1997        1997        1998      1999
                                                 ----    ----    --------    --------    --------    ----
                                                               (AS A PERCENTAGE OF TOTAL REVENUES)
Revenues:
  Software licenses............................   --%      2%        21%          5%         43%       64%
  Services.....................................  100      98         79          95          57        36
                                                 ---     ---       ----        ----        ----      ----
         Total revenues........................  100     100        100         100         100       100
                                                 ---     ---       ----        ----        ----      ----
Cost of revenues...............................   48      37         94          47          57        31
                                                 ---     ---       ----        ----        ----      ----
Gross profit...................................   52      63         68          53          43        69
Operating expenses:
  Research and development.....................   11      13        108          38         266        64
  Selling and marketing........................   24      56        129          72         291       134
  General and administrative...................   28      35        120          58         154        54
                                                 ---     ---       ----        ----        ----      ----
         Total operating expenses..............   63     104        357         168         711       252
                                                 ---     ---       ----        ----        ----      ----
Operating loss.................................  (11)    (41)      (351)       (115)       (668)     (183)
Other income (expense), net....................   (2)    (11)       (33)        (17)         17         7
                                                 ---     ---       ----        ----        ----      ----
Net loss.......................................  (13)%   (52)%     (384)%      (132)%      (651)%    (176)%
                                                 ===     ===       ====        ====        ====      ====



YEAR ENDED DECEMBER 31, 1999 COMPARED TO THE YEAR ENDED DECEMBER 31, 1998



     Software licenses. Revenues from software licenses increased by 582.6% to approximately $2.4 million for the year ended December 31, 1999 compared to $345,000 for the year ended December 31, 1998. The increase in revenues from software licenses was primarily due to the release of version 2.0 of Eprise Participant Server in April 1999 and the resulting increases in license deliveries during 1999. All license revenues for the year ended December 31, 1999 were attributable to new customers compared to 30% attributable to new customers for the year ended December 31, 1998.



     Services. Revenues from services increased by 182.3% to approximately $1.3 million for the year ended December 31, 1999 compared to $462,000 for the year ended December 31, 1998. Approximately 88% of the increase in revenues from services is attributable to consulting, 9% to training, and 3% to implementation revenue generated by new software license sales. Approximately 58% of services revenues for the year ended December 31, 1999 were attributable to new customers compared to 51% for the year ended December 31, 1998.



     Cost of revenues. Cost of revenues, which primarily relate to services because costs of licenses are insignificant, increased by 143.5% to approximately $1.1 million for the year ended December 31, 1999 compared to $460,000 for the year ended December 31, 1998. However, as a percentage of total revenues, cost of revenues decreased to 31% for the year ended December 31, 1999 from 57% for the year December 31, 1998. This was primarily due to a larger percentage of total revenues being derived from software license fees (which have significantly higher gross profit margins) in the year ended December 31, 1999 compared to the year ended December 31, 1998, more efficient implementation of our products and better utilization of service personnel.



     Research and development. Research and development expenses increased by 8.6% to approximately $2.3 million for the year ended December 31, 1999 compared to approximately $2.1 million for the year ended December 31, 1998. The increase was primarily attributable to employee-related expenses incurred in the year ended December 31, 1999 for the continued development of Version 2.0 of Eprise Participant Server and future product releases.



     Selling and marketing. Selling and marketing expenses increased by 109.3% to approximately $4.9 million for the year ended December 31, 1999 compared to approximately $2.3 million for the year ended December 31, 1998. Approximately 72% of the increase in selling and marketing expenses was attributable to an increase in the number of sales and sales support personnel as we expanded our direct sales force. In addition, approximately 19% of the increase was attributable to significant cost increases in marketing programs and public relations activities as we expanded our presence in the market and further developed our brand.



     General and administrative. General and administrative expenses increased by 59.3% to approximately $2.0 million for the year ended December 31, 1999 compared to $1.2 million for the year ended December 31, 1998. The increase in general and administrative expenses primarily reflects personnel increases and the related costs associated with supporting our recent and anticipated revenue growth.



     Compensation cost for stock options. Options were granted during 1999 at exercise prices which were the best estimate of our board of directors as to the fair value of the underlying common stock on the date of grant. However, subsequent to the grant date, management concluded that for grants after the release of the new version of Eprise Participant Server, these estimates may not have fully reflected the impact of this release. Management has determined that for grants made in or after May 1999, the value of the Series C preferred stock sold in November 1999 ($1.54 per share, before adjustment for the reverse stock split), less a 10% discount reflecting the significant preferences enjoyed by the preferred stock, is a more reliable estimate of the fair value of the common stock during this period. For grants subsequent to November 1999, management has determined that the mid-point of the price range for our anticipated public offering represents the best estimate of the fair value of the common stock during this period. For grants during 1999, compensation cost aggregated approximately $4.0 million, which will be amortized to expense over the four year vesting period of the option grants. For the year ended December 31, 1999, compensation expense recorded related to these grants aggregated $332,000.



     Other income (expense). Other income and expense consisted primarily of interest income on invested cash balances and interest expense on borrowings. The increase in other income between the two periods was the result of higher cash balances generated from our second round of venture capital financing in August 1998 and our private placement financing in November 1999.



     Income taxes. During the years ended December 31, 1999 and 1998, we reported losses for both financial and income tax purposes. No provision or benefit for income taxes was recorded in either period. At December 31, 1999, we had net operating loss carry forwards for federal and state income tax purposes aggregating $13.5 million available to offset future taxable income. These loss carry forwards expire in varying amounts through 2014. At December 31, 1999, we had federal and state tax credits aggregating $319,000 available to reduce future taxes payable, expiring through 2014. Because of changes in ownership that have occurred, including the proposed offering, our ability to fully utilize these carry forwards is likely to be limited.



SUPPLEMENTAL DISCUSSION OF YEAR ENDED DECEMBER 31, 1998 AND TWELVE MONTHS ENDED DECEMBER 31, 1997


     Software licenses. Revenues from software licenses increased by 430.8% to $345,000 for the year ended December 31, 1998 compared to $65,000 for the twelve months ended December 31, 1997. The increase in revenues from software licenses was primarily due to the first commercial release of Eprise Participant Server in February 1998 and an increase in the number of licenses delivered. Revenues from software license fees for the twelve months ended December 31, 1997 resulted from a limited number of license sales of a preliminary version of the product.


     Approximately 30% of license revenues for the year ended December 31, 1998 were attributable to new customers compared to 100% for the year ended December 31, 1997.



     Services. Revenues from services decreased by 60.1% to $462,000 for the year ended December 31, 1998 compared to approximately $1.2 million for the twelve months ended December 31, 1997. The decrease in revenues from services was attributable to the fact that prior to the first commercial release of Eprise Participant Server in February 1998, we derived the majority of our revenues from Web site development; supporting and operating, or hosting, customer Web sites; and online interactive games. During these periods, these revenues decreased as we focused on development and marketing of Eprise Participant Server.


     Cost of revenues. Cost of revenues, which primarily relate to services because costs of licenses are not significant, decreased by 20.6% to $460,000 for the year ended December 31, 1998 compared to $579,000 for the twelve months ended December 31, 1997. Cost of services revenues for the twelve months ended December 31, 1997 included data communication costs associated with our hosting of customers' Web sites. The decrease in services revenues between the two periods was due to a decrease in services revenues associated with Web site hosting and development.


     Research and development. Research and development expenses increased by 368.2% to approximately $2.1 million for the year ended December 31, 1998 compared to $459,000 for the twelve months ended December 31, 1997. Approximately 80% of the increase was due to increased payroll and related expenses associated with the expansion of our product development staff, which was required for the continued development of Eprise Participant Server. In addition, approximately 19% of the increase was due to consulting and contract programmer expenses incurred in the year ended December 31, 1998 to supplement our product development staff in the development of version 2.0 of Eprise Participant Server.



     Selling and marketing. Selling and marketing expenses increased by 167.2% to approximately $2.3 million for the year ended December 31, 1998 compared to $879,000 for the twelve months ended December 31, 1997. Approximately 75% of the increase in selling and marketing expenses was due to an increase in the number of sales and sales support personnel as we developed and expanded our direct sales force in 1998. Additionally, with the first commercial release of Eprise Participant Server in February 1998, approximately 25% of the increase was due to marketing expenses incurred for market awareness programs associated with the product launch.



     General and administrative. General and administrative expenses increased by 75.5% to approximately $1.2 million for the year ended December 31, 1998 compared to $710,000 for the twelve months ended December 31, 1997. Approximately 60% of the increase in general and administrative expenses was due to costs associated with the recruitment and hiring of our Chief Executive Officer and other executive management staff in 1998 following the first round of venture financing and approximately 40% of the increase was due to costs associated with the move to our new facilities in October 1997.


     Other income (expense). Other income, consisting of interest income, increased to $164,000 for the year ended December 31, 1998 compared to $6,000 for the twelve months ended December 31, 1997. The increase in interest income resulted from interest earned on invested cash balances generated from our first round of venture capital financing in December 1997. Other expense, consisting of interest expense, decreased to $28,000 for the year ended December 31, 1998 compared to $216,000 for the year ended December 31,

1997. The majority of interest expense incurred in 1997 was associated with borrowings from a financial institution under an accounts receivable factoring arrangement.

     Income taxes. During the year ended December 31, 1998 and the twelve months ended 1997, we reported losses for both financial and income tax purposes. No provision or benefit for income taxes was recorded in either year.

FOUR MONTHS ENDED DECEMBER 31, 1997

     Software licenses. Revenues from software licenses for the four months ended December 31, 1997 were $65,000. The increase in software license revenues compared to the full year ended August 31, 1997, was primarily attributable to the release of the preliminary version of Eprise Participant Server and the initial deliveries of the product to customers.

     Services. Revenues from services totaled $238,000 for the four months ended December 31, 1997. These revenues primarily related to consulting services provided for initial installations of Eprise Participant Server and, on a monthly basis, were reduced from levels realized in the year ended August 31, 1997. This decrease in revenues was attributable to the fact that prior to the release of Eprise Participant Server, we derived a majority of our revenues from Web site development, Web site hosting and online interactive games.

     Cost of revenues. Costs of revenues, which primarily relate to services because costs of licenses are not significant, totaled $285,000 for the four months ended December 31, 1997. As a percentage of revenues, cost of services revenues was 94.1%, compared to 36.5% in the year ended August 31, 1997. The increase in cost of services and other revenues as a percentage of revenues is attributable to the decrease in revenues discussed above, as we began to exit our original lines of business.


     Research and development. Research and development expenses totaled $327,000 for the four months ended December 31, 1997. As a percentage of revenues, research and development expenses were 107.9%, compared to 12.7% for the year ended August 31, 1997. This increase in research and development expenses as a percentage of revenues is attributable primarily to increased salaries, benefits, and recruiting expenses associated with an increase in product development personnel during the four months ended December 31, 1997.


     Selling and marketing. Selling and marketing expenses totaled $392,000 for the four months ended December 31, 1997. Spending in this category, on a monthly basis compared to monthly spending during the year ended August 31, 1997, rose due to an increase in the number of sales and sales support personnel during the period.

     General and administrative. General and administrative expenses totaled $363,000 for the four months ended December 31, 1997. Spending in this category, on a monthly basis compared to monthly spending during the year ended August 31, 1997, rose due to an increase in the number of personnel during the period to support our anticipated growth.

     Other income (expense). Other expense for the four months ended December 31, 1997 totalled $99,000 and consisted principally of interest expense related to outstanding borrowings during the period under an accounts receivable factoring arrangement.

     Income taxes. During the four months ended December 31, 1997, we reported a loss for both financial and income tax purposes. No provision or benefit for income taxes was recorded during the period.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO THE YEAR ENDED AUGUST 31, 1997

     Software licenses. Revenues from software licenses were $345,000 for the year ended December 31, 1998 compared to $33,000 for the year ended August 31, 1997. The increased revenues from software licenses were the result of the first commercial release of Eprise

Participant Server in February 1998. In the year ended August 31, 1997, revenues from software licenses were derived from the sale of a preliminary version of Eprise Participant Server. Eprise derived the majority of its revenues during the year ended August 31, 1997 from Web site development, Web site hosting and online interactive games.



     Services. Revenues from services decreased by 66.7% to $462,000 for the year ended December 31, 1998 compared to approximately $1.4 million for the year ended August 31, 1997. The decrease in revenues from services was attributable to the fact that for the year ended August 31, 1997, prior to the release of Eprise Participant Server, Eprise derived the majority of its revenues from Web site development, Web site hosting and online interactive games.


     Cost of revenues. Cost of revenues, which primarily relate to services as costs of licenses are not significant, decreased by 11.2% to $460,000 for the year ended December 31, 1998 compared to $518,000 for the year ended August 31, 1997. The decrease in cost of revenues was primarily due to the significant reduction of data communications expenses associated with the operation of online interactive games and Web site hosting.


     Research and development. Research and development expenses increased by 1,093.9% to approximately $2.1 million for the year ended December 31, 1998 compared to $180,000 for the year ended August 31, 1997. Approximately 73% of the increase was due to increased salaries, benefits and recruiting expenses associated with an increase in the number of research and development personnel. In addition, approximately 16% of the increase was due to consulting and contract programmer expenses incurred in the year ended December 31, 1998 to supplement our research and development staff in the development of version 2.0 of Eprise Participant Server.



     Selling and marketing. Selling and marketing expenses increased by 193.6% to approximately $2.3 million for the year ended December 31, 1998 compared to $800,000 for the year ended August 31, 1997. Approximately 40% of the increase in selling and marketing expenses was due to the hiring of sales and sales support personnel as Eprise developed and expanded its direct sales force in 1998. Additionally, with the first commercial release of Eprise Participant Server in February 1998, approximately 60% of the increase was due to increased marketing expenses for market awareness programs associated with the product launch.



     General and administrative. General and administrative expenses increased by 148.7% to approximately $1.2 million for the year ended December 31, 1998 compared to $501,000 for the year ended August 31, 1997. Approximately 88% of the increase in general and administrative expenses was due to costs associated with the recruitment and hiring of our Chief Executive Officer and other executive management staff in 1998 following the first round of venture financing and approximately 12% of the increase was due to costs associated with our move to new facilities in October 1997.



     Other income (expense). Interest income increased to $164,000 for the year ended December 31, 1998 compared to $3,000 for the year ended August 31, 1997. The increase in interest income resulted from interest earned on invested cash balances generated from our two rounds of venture capital financing in December 1997 and August 1998. Interest expense decreased to $28,000 for the year ended December 31, 1998 compared to $157,000 for the year ended August 31, 1997. The majority of interest expense incurred in 1997 was associated with borrowings from a financial institution under an accounts receivable factoring arrangement.



     Income taxes. During the years ended December 31, 1998 and August 31, 1997, we reported losses for both financial and income tax purposes. No provision for or benefit from income taxes was recorded in either year.

QUARTERLY RESULTS OF OPERATIONS



     The following table presents our unaudited results of operations for each of our last eight quarters up to and including the quarter ended December 31, 1999, and also presents such information as a percentage of our total revenue for the periods indicated. The unaudited results of operations have been prepared on substantially the same basis as the audited statements of operations contained in this prospectus and include all adjustments, consisting of normal recurring accruals, that we consider necessary to present this information fairly when read in conjunction with our financial statements and accompanying notes appearing elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.



                                                           QUARTER ENDED
                       -------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,
                         1998       1998       1998       1998       1999       1999       1999       1999
                       --------   --------   --------   --------   --------   --------   --------   --------
                                                          (IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
  Revenues:
  Software licenses..  $    76    $   101    $    --    $   168    $   108    $   223    $   524    $ 1,500
  Services...........       95        148        104        115         53        305        399        547
                       -------    -------    -------    -------    -------    -------    -------    -------
      Total
        revenues.....      171        249        104        283        161        528        923      2,047
                       -------    -------    -------    -------    -------    -------    -------    -------
Cost of revenues.....      149         94        101        116        126        161        415        418
                       -------    -------    -------    -------    -------    -------    -------    -------
Gross profit.........       22        155          3        167         35        367        508      1,629
                       -------    -------    -------    -------    -------    -------    -------    -------
Operating expenses:
  Research and
    development......      421        473        624        631        568        545        556        665
  Selling and
    marketing........      571        605        550        623        765      1,099      1,192      1,861
  General and
    administrative...      249        301        344        352        364        410        443        767
                       -------    -------    -------    -------    -------    -------    -------    -------
      Total operating
        expenses.....    1,241      1,379      1,518      1,606      1,697      2,054      2,191      3,293
                       -------    -------    -------    -------    -------    -------    -------    -------
Operating loss.......   (1,219)    (1,224)    (1,515)    (1,439)    (1,662)    (1,687)    (1,684)    (1,664)
Other income
  (expense), net.....       19          7         28         82         55         33         18        181
                       -------    -------    -------    -------    -------    -------    -------    -------
Net loss.............  $(1,200)   $(1,217)   $(1,487)   $(1,357)   $(1,607)   $(1,654)   $(1,665)   $(1,483)
                       =======    =======    =======    =======    =======    =======    =======    =======

                                                           QUARTER ENDED
                       -------------------------------------------------------------------------------------
                       MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEP. 30,   DEC. 31,
                         1998       1998       1998       1998       1999       1999       1999       1999
                       --------   --------   --------   --------   --------   --------   --------   --------
                                                (AS A PERCENTAGE OF TOTAL REVENUES)
PERCENT OF TOTAL
  REVENUES:
  Revenues:
  Software licenses..       44%        41%        --%        59%        67%        42%        57%        73%
  Services...........       56         59        100         41         33         58         43         27
                       -------    -------    -------    -------    -------    -------    -------    -------
      Total
        revenues.....      100        100        100        100        100        100        100        100
                       -------    -------    -------    -------    -------    -------    -------    -------
Cost of revenues.....       87         38         97         41         78         30         45         20
                       -------    -------    -------    -------    -------    -------    -------    -------
Gross profit.........       13         62          3         59         22         70         55         80
                       -------    -------    -------    -------    -------    -------    -------    -------
Operating expenses:
  Research and
    development......      247        190        600        223        353        103         60         32
  Selling and
    marketing........      333        243        529        220        475        208        129         91
  General and
    administrative...      146        121        331        124        226         79         48         38
                       -------    -------    -------    -------    -------    -------    -------    -------
      Total operating
        expenses.....      726        554      1,460        567      1,054        390        237        161
                       -------    -------    -------    -------    -------    -------    -------    -------
Operating loss.......     (713)      (492)    (1,457)      (508)    (1,032)      (320)      (182)       (81)
Other income
  (expense), net.....       11          3         27         29         34          6          2          8
                       -------    -------    -------    -------    -------    -------    -------    -------
Net loss.............     (702)%     (489)%   (1,430)%     (479)%     (998)%     (314)%     (180)%      (73)%
                       =======    =======    =======    =======    =======    =======    =======    =======

     Our quarterly operating results have varied in the past and may vary significantly in the future depending on many factors including, among others:


     - demand for our products and services;



     - the timing of sales of our products and services;



     - the timing of customer orders and product implementation;



     - unexpected delays in introducing new products and services;



     - increased expenses, whether related to selling and marketing, product development or general administration;



     - changes in the rapidly evolving market for Web content management solutions;



     - the mix of product license and service revenue; and



     - the timing and size of sales derived through our strategic partners.


     Furthermore, we believe that the purchase of our products is relatively discretionary and generally involves a significant commitment of capital. As a result, purchases of our products may be deferred or canceled in the event of a downturn in any potential customer's business or the economy in general.

LIQUIDITY AND CAPITAL RESOURCES


     From our inception through 1997, we primarily financed our operations and met our capital expenditure requirements through funds generated from operations, funds borrowed from several stockholders and a director, and funds borrowed from Silicon Valley Bank. Since December 1997, we have raised over $38.0 million in venture capital and private placement funding in order to expand the product development and sales and marketing efforts of the business.



     At December 31, 1999, our primary source of liquidity consisted of cash totaling approximately $22.5 million as well as accounts receivable of approximately $2.0 million. Accounts receivable increased by approximately $1.9 million in 1999, primarily as a result of our increase in revenues during the fourth quarter of 1999. We expect that as we continue to expand our revenue base, our accounts receivable will increase proportionally. On November 8, 1999, we raised cash proceeds of approximately $23.4 million, after expenses, from the sale of an aggregate of 16,233,766 shares of Series C preferred stock. In addition, we have a borrowing agreement with Silicon Valley Bank that provides us with a working capital revolving line of credit and a capital equipment line of credit. The working capital line of credit, which expires on March 26, 2000, provides for borrowings up to a maximum amount equal to the lesser of $1.0 million or a percentage of eligible accounts receivable. Borrowings under the line are subject to financial performance covenants, bear interest at a rate per annum equal to the bank's prime rate plus 1%, and are collateralized by all of our tangible assets. There have been no borrowings to date under the working capital line of credit and as of December 31, 1999 there was $1.0 million available under the line. As of December 31, 1999, the equipment line of credit had expired and is subject to renewal, and there were no borrowings outstanding under the equipment line of credit. At December 31, 1999, there was a term note outstanding relating to a previous equipment line of credit with Silicon Valley Bank totaling $164,675. At December 31, 1998, we were not in compliance with maximum net loss covenants contained in the line of credit agreements. The bank waived the events of noncompliance, and the covenants were amended. At December 31, 1999, we were in compliance with all of the terms of our line of credit agreements.



     Our operating activities have used cash in the current fiscal year and each of the last two fiscal years. During the calendar years 1999, 1998 and 1997, cash used in operating activities of approximately $6.9 million, $5.3 million and $1.4 million, respectively, resulted from net losses of approximately $6.4 million, $5.3 million and $1.6 million, respectively. For the year ended December 31, 1999, the cash operating loss was primarily a result of payroll and related expenditures, as well as marketing programs representing approximately 15% of revenues, and research and development representing approximately 10% of revenues (excluding payroll and related expenditures). For the year ended December 31, 1998, the cash operating loss was primarily a result of payroll and related expenditures, as well as marketing programs representing approximately 8% of revenues, and research and development representing approximately 10% of revenues (excluding payroll and related expenditures). We expect the trend in cash operating losses to continue at a rate equal to or greater than the current rate as we increase and expand our distribution capability and continue our product development.



     Cash used in investing activities was approximately $366,000, $350,000 and $212,000 in the calendar years 1999, 1998 and 1997, respectively. The cash used in investing activities was primarily used for purchases of computer systems and software for internal development used to support our growth, as well as furniture and equipment to accommodate the increased number of personnel.



     Cash provided by financing activities amounted to approximately $23.4 million, $8.8 million and $4.7 million in the calendar years 1999, 1998 and 1997, respectively. In November 1999, approximately $23.4 million was provided from the sale of Series C preferred stock to approximately 200 venture capital investors and other qualified investors who were existing stockholders of Eprise or clients of our private placement agent. In 1998, approximately $8.5 million was provided from the sale of Series B Preferred Stock to seven institutional venture capital investors and their affiliates and one accredited individual. In calendar year 1997, approximately $4.9 million was provided from the sale of, and conversion of a note payable into, Series A preferred stock issued to three institutional venture capital investors and one accredited individual.


     We currently anticipate that the net proceeds from the issuance of Series C preferred stock on November 8, 1999, and the net proceeds from this offering, together with our current cash and equivalents and line of credit, will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least the next 12 months. However, we may need to raise additional funds in future periods through public or private financings, or other arrangements. Any additional financings, if needed, might not be available on reasonable terms or at all. Failure to raise capital when needed could harm our business, financial condition and results of operations. If additional funds are raised through the issuance of equity securities, additional dilution could result. In addition, any equity securities issued might have rights, preferences or privileges senior to our common stock.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS


     In December 1998, the American Institute of Certified Public Accountants released Statement of Position No. 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to provide guidance related to determination of the allocation of revenues in multiple element contracts under certain circumstances. SOP 98-9 will be effective for transactions entered into in our fiscal year beginning January 1, 2000. Eprise does not expect that adoption of SOP 98-9 will have a material impact on financial position or the results of operations.


     In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 2000. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for based on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on our financial statements. Eprise will adopt this accounting standard on January 1, 2001, as required.


YEAR 2000 ISSUES

     We have designed Eprise Participant Server and its add-on modules to be Year 2000 compliant, and, as a result, to date we have not experienced Year 2000 problems related to these products. We licensed a precursor of Eprise Participant Server that may not be Year 2000 compliant to one customer, but have not been advised of any Year 2000 problems by such customer to date.

     The majority of the computer programs and hardware we currently use in our own internal operations did not require replacement or modification as a result of the Year 2000 issue.

     We believe that our significant vendors and service providers are Year 2000 compliant and have not, to date, been made aware that any of our significant vendors or service providers have suffered Year 2000 disruptions in their systems.

     Accordingly, we do not anticipate incurring material expenses or experiencing any material operational disruptions as a result of any Year 2000 problems.

                                    BUSINESS


     Eprise provides software products and services that enable businesses to maintain, update, expand and otherwise manage the information contained on their Web sites. Our core product, Eprise Participant Server, enables a business organization to distribute this Web content management function among the appropriate individuals within the enterprise who are charged with particular aspects of the Web business. These individuals need no knowledge of programming languages or other technical skills to use Eprise Participant Server, thereby minimizing a customer's reliance on information technology professionals and consultants. Eprise Participant Server ensures, however, that changes to Web content are carefully managed through rules contained in the software which govern Web content access and approval rights. Eprise Participant Server permits an enterprise to have Web site content which is dynamic, up to the minute and responsive to the needs of customers, business partners, employees and others who visit the enterprise's Web site. Our product can be easily integrated with a customer's existing Web site infrastructure and it can be extended to provide enhanced, customized functionality. We believe that Eprise Participant Server's comprehensive, out-of-the-box functionality makes it the most cost-effective Web content management solution currently available.


INDUSTRY BACKGROUND


     The Internet has evolved into a critical sales, service and communications channel for businesses. This development has permanently altered the way organizations manage relationships, not just with customers, but also with suppliers, business partners, employees and others interested in the business enterprise. Business organizations worldwide have realized that an effective Web site can help the organization to achieve higher revenues as well as to build and strengthen relationships with its many constituencies. IDC estimates that the number of business Web pages will increase from 2.2 billion in 1999 to 16.5 billion in 2003.


     Effective Web sites must communicate business information to one or more target audiences. In order to do this, many enterprises maintain:

     - an intranet site, which is used for internal communications with and among employees and which may contain information about corporate policies and employee benefits, other non-public announcements, and internal product and sales support.

     - an extranet site, which is used for restricted external communications with business partners and which may contain information about products and pricing, distribution channels, contract terms and conditions and promotional material.

     - an Internet site, which is used for communications with customers and the general public and which often contains information about products, customer service and support, company contacts, and investor and financial information.

     Because Web sites provide critical business information, they must be carefully managed and kept up to date. Given the large amount of information that can be made available on an organization's Web sites, and the number of people who may be responsible for delivering and maintaining that information, a business must determine who will contribute and manage what content, and how and to whom that content will be presented. This means that software which manages Web site content must:

     - distribute Web site content contribution, editing and approval functions to the most appropriate individuals in the organization to enable them to modify content quickly and easily without the assistance of technical personnel;

     - organize and store content so that it is presented consistently throughout the Web site, and so that it can be easily formatted, retrieved, re-used and revised over time;

     - target content to the intended audience that is consistent with the organization's business strategy and marketing messages; and

     - permit integration with existing Web site content and software, without the need for complex conversions or extensive programming.

     Businesses have found it difficult and expensive to build in-house systems or to customize commercially available software to manage their Web site content. Businesses first attempted to manage the content of their Web sites through in-house software development efforts. These efforts often failed because the organization did not have sufficient resources and internal technical personnel. These difficulties led to the development of commercially available software that businesses could use to manage their Web site content without substantial commitment of internal technical personnel. Many of these solutions required a high degree of costly and time-consuming customization in connection with both implementation and ongoing Web site management and enhancement. Customized software solutions have also made businesses dependent upon proprietary technology, which is difficult to integrate with other existing and future business applications.

     Because of these difficulties, business organizations require a new approach to Web content management. This new approach requires software that is as fully functional as possible upon installation, without requiring extensive customization or consulting services. The software should be easy for non-technical personnel to use, should be easy to integrate with the user's existing databases, information systems and other technology and it should permit a business to manage the content of its Web site on a decentralized basis so that the appropriate individuals within the organization are responsible for managing the content. Finally, the software should permit the business organization to deliver timely, targeted information to its various audiences.

OUR SOLUTION

     Eprise Participant Server provides a solution that addresses all of the requirements for effective Web content management software.

     Comprehensive, Out-of-the-Box Functionality. We believe that Eprise Participant Server is the most complete out-of-the-box content management software solution available today, with built-in functionality that results in low implementation and customization costs.


     Rapid Deployment. Typically, a customer can quickly install Eprise Participant Server and begin using it commercially within a week. Because our software is intuitive and easy to use, there is no need for technical scripting or programming. This means that business people can begin contributing to and modifying content on the Web site immediately after deployment, dramatically reducing the time to market of the enterprise's Web initiatives.


     Easy Integration with Existing Web Site Infrastructure and
Technology. Eprise Participant Server uses widely accepted, non-proprietary industry standards to communicate with other Internet infrastructure software. This permits a customer to easily integrate Eprise Participant Server with its back-office systems, databases, e-commerce and application servers and existing Web content. In addition, customers can use readily available software development tools to adapt and customize Eprise Participant Server to address their specific needs. Our architecture also permits a software developer to enhance the functionality of our product to address a customer's specific requirements.

     Distribution of Content Management Responsibility. Eprise Participant Server distributes Web site content creation, editing and approval responsibilities throughout an organization, enabling the appropriate individuals to implement and manage the Web site, in most cases without assistance from a Webmaster or other technical personnel. At the same time, Eprise Participant Server enables an organization to establish rules to control those aspects of the Web site which are most appropriately managed by the Webmaster, such as rules to provide a consistent look and feel. As a result of this distribution of responsibility, a customer using our solution can successfully provide more timely and targeted information that is consistent with the organization's business objectives.


     Delivery of Information Targeted to Particular Audiences. Through the creation of unique business rules and individually assigned roles, Eprise Participant Server makes it easy for the appropriate people within an enterprise to create targeted, up-to-date content for the specific audiences that the enterprise is trying to reach. Similarly, by assigning roles to Web site users within and outside the enterprise, such as "employee," "manager" or "business partner," and allowing those persons to select user preferences relevant to their role or the available content, an enterprise can ensure that each member of its audience is receiving the most relevant content.


     Because Eprise Participant Server has all of this functionality, we believe that it is the most cost-effective Web content management solution currently available. Using Eprise Participant Server, a customer can create and maintain a dynamic Web site that can be seamlessly integrated with other aspects of its business with minimal reliance on internal or external information technology professionals.

OUR STRATEGY


     Our objective is to become the leading provider of Web content management solutions. To achieve this goal we are pursuing the following strategies:


     Expand Product Offerings. Using customer feedback and market research, we intend to expand our research and development in order to provide new releases of Eprise Participant Server and to add new products that respond to our customers' requirements. We intend through future releases of Eprise Participant Server and new products to provide for further integration with our customers' other software products, and to extend the content management capabilities of our products.

     Expand Direct Sales. Our direct sales force consists of teams of account executives and systems engineers. Each of these teams is assigned to a territory where it calls on enterprise accounts and dot-com companies that need content management software to support their Internet infrastructure requirements. We intend to substantially increase the number of our sales personnel in order to achieve greater geographical coverage and increased market penetration.


     Expand Alliances. We will continue to form and develop alliances with large systems integrators, Web developers, interactive agencies, application service providers and original equipment manufacturers. These alliances enable us to expand our sales and marketing activities, giving us greater marketing presence and sales coverage. In addition, we intend to continue forming alliances with other Internet software companies with complementary products and technologies so that together we may deliver to our respective customers more comprehensive and better integrated solutions.


     Expand Sales Rapidly in Global Markets. We intend to rapidly expand our international sales presence to take advantage of the growing global demand for Web content management solutions. We will support this effort with a combination of direct sales and support personnel, indirect sales channels and alliance partnerships. We have formed a key alliance with a Japanese integrator to co-develop and distribute a Japanese language version of Eprise Participant Server. Additionally, we are establishing a direct sales presence and forming alliances in the European market.

     Leverage Existing and New Customer Relationships. We are targeting potential customers with multiple Web sites. We intend to develop and strengthen our relationships with these customers with the expectation that we can generate substantial additional revenues beyond the initial license and service fees, as well as shorten the sales cycle on future licenses for the same account. In addition, we expect to build on our relationships with existing and future "marquee" customers to expand the market's awareness of our product.

PRODUCTS

     The Eprise product line consists of Eprise Participant Server, which is our Web content management software, and a series of add-on products for Eprise Participant Server. The following table highlights the key functionality and features of Eprise Participant Server.

              Eprise Participant Server Functionality and Features

------------------------------------------------------------------------------------------------------
        PRODUCT FUNCTIONALITY                                   FEATURES
------------------------------------------------------------------------------------------------------
 Content Management                    - Enterprise-wide distributed content contribution and
                                         editing
                                       - Categorization and organization of content
                                       - Ability to store and retrieve previous versions of
                                         content
                                       - Ability to track access and editing history
                                       - Re-useable page components (i.e., headers, footnotes) and templates
------------------------------------------------------------------------------------------------------
 User Management                       - Ability to assign roles to view and manage content
                                       - Authentication of user identity using a variety of
                                         industry standards
                                       - Ability of Web site visitors to select content
                                         preferences
------------------------------------------------------------------------------------------------------
 Business Rule Management              - Ability to provide for multiple levels of content
                                         approval
                                       - Ability to create rules governing an individual's rights to view, modify or manage content
                                       - Ability to target content to appropriate audiences
------------------------------------------------------------------------------------------------------

     Eprise Participant Server provides all of the functionality shown in the above chart directly to non-technical business people within an enterprise, in most cases without intervention by information technology personnel.

     Eprise also offers a variety of add-on products to maximize the effective use of Eprise Participant Server by the broadest range of users. The current add-on products offered by Eprise are shown in the following table.

                             Eprise Add-On Products

------------------------------------------------------------------------------------------------------
               PRODUCT                                          FEATURES
------------------------------------------------------------------------------------------------------
 Integration Agents                    - Facilitates communication and exchange of information and services between Eprise Participant Server and e-commerce
                                         and applications servers
   for ASP                             - Supports products based on Microsoft Active Server Pages including Site Server Commerce
   for Cold Fusion                     - Supports Allaire Cold Fusion Application Servers
   for Java technologies               - Supports Java Server Pages applications and other
                                         applications servers that utilize Java technologies
------------------------------------------------------------------------------------------------------
 Full Text Options                     - Allows a searchable full-text index to be created for
                                         content managed in Eprise Participant Server
                                       - Provides permission system for search requests and
                                         displaying search results
   for Windows NT                      - Uses Microsoft Index Server that ships with Windows NT
                                         4.0
   for Solaris                         - Uses technology from Verity, a leading full-text search
                                         provider for the Unix platform
------------------------------------------------------------------------------------------------------
 Web Catalyst                          - Automatically incorporates existing Web site content into
                                         Eprise Participant Server
------------------------------------------------------------------------------------------------------

     We typically charge for Eprise Participant Server and add-on product licenses based on the number of servers the customer will need to support its Web sites, but occasionally we will provide our customers with the option to license our products on an enterprise, divisional, or site license basis. As a result, as the customer's Web sites prosper and site visits and transaction volume grow, the client will need to purchase more licenses for the additional servers deployed.

TECHNOLOGY


     Eprise Participant Server incorporates a number of important technological and design features. Its open architecture is based on the programming language XML and supports other programming standards such as COM and Java through our optional add-ons. The user interface for Eprise products is delivered through a Web browser and is based upon standard Web programming languages such as HTML, DHTML, Java and JavaScript. Eprise Participant Server is also portable, allowing customers to use different database products for their information repository, such as Microsoft SQL Server or Oracle, as well as different operating systems and Web servers such as Windows NT and Solaris.



     Eprise Participant Server's architecture is highly scalable because it uses technology that allows dynamically rendered content to be stored in memory to improve transactional performance and speed, as well as a two-tier architecture that permits multiple Eprise servers to be "clustered" to share a database server.

     Eprise Participant Server is also extensible, allowing a business to create customized Web pages for specialized business process automation. Eprise Participant Server's business rule management can incorporate information provided by other corporate systems, such as directories. Using widely available Web software development tools, a customer can easily integrate Eprise Participant Server with other systems, such as application and e-commerce servers, sales and service systems and back-office systems.

SERVICES

     While the effective use of Eprise Participant Server requires little or no customization, we do offer a variety of optional services to our customers.

     Eprise Advantage Program. Through our Eprise Advantage Program, available for a standard fee, an Eprise professional will evaluate a customer's Internet initiatives in conjunction with its overall business strategy. Based on this evaluation, we will deliver a discovery and design analysis providing recommendations on how Eprise Participant Server can best be used to implement the customer's business goals, either through the customer's own technology department, Eprise professional services or third party service providers.

     Professional Services. If a customer wishes to work with Eprise in the implementation phase of a project, including projects arising out of Eprise Advantage Program recommendations, our professional services team will provide development services ranging from graphics design to building applications using complex database and development tools, either on a fixed fee or a time and materials basis.

     Customer Training. Our professional services team provides customer training, either as a component of our Eprise Advantage Program or as a stand-alone service offering for a fixed fee.


     Maintenance and Support. We provide technical support and maintenance services through annual maintenance agreements with our customers. These services include delivery of software product bug fixes, enhancements and new versions of Eprise Participant Server. We deliver support and maintenance services primarily through telephone and e-mail communications. We also address customer questions involving product operation, installation and application development.


CUSTOMERS

     We target enterprise-level accounts and dot-com companies who


     - understand the critical importance of communicating with their distribution channels and customers through their Web sites,



     - have a significant amount of information to impart which requires frequent updating,



     - must address the informational needs of a number of different audiences from their sites, and



     - require rapid design of, and updates to, their sites.



     To date, we have licensed Eprise Participant Server to over 40 clients in a broad spectrum of industries, including the financial services, technology and manufacturing industries. For the year ended December 31, 1999, American Express accounted for 13% of revenues and Teijin Systems Technology Ltd. accounted for 10% of revenues for such period.

     The following is a partial list of clients that have licensed our products and that we believe are representative of our overall client base.


          Allstate Insurance

          American Express
          Asset International
          Bausch & Lomb
          BP Amoco

          Briggs & Stratton

          CAP Ventures
          ChemPoint.com

          Eastman Chemical

          EMC Corp.
          Financial Executives Institute
          The Hartford

          Hewlett-Packard

          Homeruns.com
          Laidlaw
          Lincoln Financial Group
          Martin Professional A/S
            (Denmark)
          MicroTouch Systems Inc.
          Novell
          Racing Rhino.com
          Republican National Committee

          Sabre

          Sharp Electronics
          SmartMoney.com
          SPX Corporation
          Teijin Systems Technology
            (Japan)
          VIS Corporation

     CASE STUDIES

     Our customers have a wide variety of business objectives and Web site strategies that we believe our product can address.

     EMC CORPORATION, a supplier of intelligent enterprise storage and retrieval technology, was seeking to reduce the time and cost associated with maintaining its "build-it-yourself" Web site, while preserving its existing Web content. EMC's Web site provides a critically important internal communications vehicle for its geographically dispersed personnel. Using Eprise Participant Server, the company has developed an intranet that provides employees with a wealth of competitive data. The information is organized in three secure levels, and is made available to employees depending upon their role in the organization. This intranet is helping to maximize the productivity of marketing, corporate executives, field operations, and other departments throughout EMC.


     SHARP ELECTRONICS CORPORATION is the U.S. sales and marketing subsidiary of Sharp Corporation, a Japanese manufacturer of consumer electronics, business products and electronic components. Sharp has traditionally sold products to end users through existing distribution networks. However, it recently established a new division, the Document and Network Systems Group, that focuses on selling Network Laser Systems to businesses through value-added resellers, or VARs, and equipment dealers.


     Because the Document and Network Systems Group required a more sophisticated sales channel than that used by other Sharp product groups, Sharp believed that new and more sophisticated communications tools would be necessary. Sharp elected to develop a complete e-business system to support its VAR and equipment dealer relationships, including a Web site that would be the focal point for product marketing, sales and support and communication between Sharp and its VARs and equipment dealers. In consultation with Andersen Consulting, Sharp elected to deploy a Microsoft-centric environment that uses Windows NT, SQL Server, IIS, and Site Server Commerce. To round out the solution, Sharp and Andersen Consulting chose Eprise Participant Server to provide dynamic Web content management.

     With Eprise Participant Server, the content on Sharp's new Web site is targeted to various tiers of resellers and provides timely, up-to-date information which is easily added to the site by Sharp's business professionals. Sharp has realized the following competitive advantages by using our product to develop its sales channels:


     - real-time delivery of product information, such as price lists, technical notes, bulletins, frequently asked questions, or FAQs, and service documentation, to resellers and equipment dealers;


     - effective, targeted communications with business partners and consumers;

     - ability of non-technical business professionals to quickly add and update content on the Web site to improve customer service and satisfaction; and

     - enhanced ability to attract sales channel partners.

SALES, MARKETING AND BUSINESS DEVELOPMENT


     We license our product through both our direct sales force and indirect sales channels. As of February 25, 2000, our sales, marketing and business development organization consisted of 54 individuals, 52 of whom were based in North America, including 22 direct sales representatives, who are supported by 11 sales support personnel, and 10 marketing personnel.


     Direct Sales. To date, we have sold our products primarily through our direct sales force. We currently have nationwide sales coverage, organized principally by geographic regions. We intend to increase our direct sales force in the U.S. and overseas. We are focusing our sales efforts on well-defined market segments where the need for our solution is greatest and where technology innovation is the norm, such as the financial services, technology and manufacturing industries. We target enterprise-level accounts and dot-com companies for whom the Internet is a fundamental part of their corporate strategy.

     Marketing. We support our sales efforts through various marketing efforts to generate brand awareness and to qualify leads for the sales organization. We intend to significantly increase both expenditures and personnel to support our marketing efforts.


     Business Development. It is the goal of our business development staff to extend our market reach and increase our sales opportunities through the establishment of relationships with systems integrators, Web developers and application service providers who build customer solutions based on Eprise Participant Server. In many cases, these business partners will recommend a Web content management solution to their customers as part of the e-business application that they deliver. We anticipate that these business partners will reduce our current three- to six-month sales cycle while adding value to the planning and deployment phase of projects that require an Eprise solution. Our current business partner arrangements include lead sharing, product training, joint marketing and access to engineering resources. These relationships are important to our strategy because of our business partners' technical knowledge and extensive customer relationships across many industries. We intend to devote significant resources to developing these relationships further.


     We also have formal contractual relationships under our "E-business Experts" program with a number of systems integrators and Web developers. Under this program, we provide our E-business Experts with a license to use Eprise Participant Server along with in-depth professional training in order to enable the E-business Experts, in turn, to design and build for their customers content management solutions based on the use of Eprise Participant Server.

     The following is a partial list of our current E-business Experts alliances:


Agency.com                    PixelDance Communications
Lante Corporation             Power 2000
Mitchell Systems Corporation  Primix Solutions
MultiMedia Management AS      Telesoft Corporation
  (Sweden)                    The New Media Group
Northwoods Software           TUSC Computer Systems
  Development, Inc.           Pty. Ltd. (Australia)
OPN Systems                   Wing.net


     Additionally, we are working with key large systems companies such as Microsoft to coordinate product and marketing activities. We are a Microsoft Certified Solutions Provider and a member of the Hewlett-Packard Covision Program, the Sun Developer Connection Program and the Allaire Alliance Program. These relationships afford us greater worldwide marketing and sales reach.

     Global Expansion. We currently sell our products primarily in the United States, but are taking steps to rapidly expand our global sales efforts to domestically based global companies and companies based outside the United States. We intend to do this with a combination of direct sales and support personnel, indirect sales channels and partnerships. We have formed an alliance with a Japanese integrator, Teijin Systems Technology Ltd., to co-develop and distribute Japanese-language versions of our products. Additionally, we are in the process of establishing a presence and forming partnerships in the European market.

RESEARCH AND DEVELOPMENT


     We have invested significantly in research and development to enhance our current products and develop new products. Our research and development expenses were $459,000 for the twelve months ended December 31, 1997, approximately $2.1 million for the year ended December 31, 1998 and approximately $2.3 million for the year ended December 31, 1999. We expect that we will increase the dollar amount of our research and development expenditures substantially in the future. As of February 25, 2000, 26 employees were engaged in research and development activities and we plan to continue to hire additional engineers to further our research and development activities.


     Our research team, led by the Chief Technology Officer, identifies market opportunities and develops prototypes for new product features, product updates, add-ons and new products. This team is responsible for defining and guiding our product strategy and vision, and maintaining our reputation as an innovator in content management solutions. Our development team, led by the Vice President of Software Development, designs, develops and enhances new and existing products. This team is responsible for product development, quality and assurance testing, product documentation, product release and maintenance, and overall execution of our product development strategy. We intend to continue to expand and enhance the capabilities of Eprise Participant Server, as well as develop and extend our content management product offerings, to provide our customers with complete flexibility in choosing the most desirable environment for creating and managing content.

COMPETITION

     The market for Web content management solutions is intensely competitive, subject to rapid technological changes and significantly affected by new product introductions and other market activities of industry participants. Many of our competitors currently have a greater market share than Eprise. We have four primary sources of competition:


     - in-house development efforts by potential clients and partners;

     - specialized application servers such as Vignette;

     - legacy document management systems such as Documentum; and

     - file-based content management systems such as Interwoven.

     In addition, we currently partner with a number of companies that provide complementary products such as Web tools and application servers. Any of these companies might introduce competitive product offerings in the future.


     We believe that the primary factors upon which we compete favorably are the out-of-the-box functionality and rapid deployment capability of Eprise Participant Server and Eprise Participant Server's ease of integration with our customers' existing and future application server products. Other areas in which we compete favorably include the ability to distribute content management responsibilities within an organization, the ability to deliver information targeted to specific audiences, and the cost-effectiveness of our product.



     Despite these competitive advantages, we also face competitive disadvantages because many of our competitors have longer operating histories and significantly greater financial, technical, marketing and other resources than we. As a result, they may be able to undertake more extensive promotional efforts, adopt more aggressive pricing strategies, and offer more attractive terms to purchasers than we.



     We expect competition to persist and intensify in the future. Competition could materially and adversely affect our ability to obtain revenues from license fees from new or existing customers and service fees from existing customers. Further, competitive pressure may force us to reduce the price of our products. In either case, our operating results and financial condition would be materially and adversely affected.


PROPRIETARY RIGHTS AND LICENSING


     Our success depends upon our ability to maintain the proprietary aspects of our technology and operate without infringing the proprietary rights of others. We rely on a combination of trademark, trade secret and copyright law, and contractual restrictions, to protect the proprietary aspects of our technology. We seek to protect the source code for our software, documentation and other written materials under trade secret and copyright laws. These legal protections provide limited protection for our technology. Our license agreements prohibit our customers from using our software other than for internal business purposes. We also seek to protect our intellectual property by requiring employees and consultants with access to our proprietary information to execute confidentiality agreements with us and by restricting access to our source code. Due to rapid technological change, we believe that factors such as the technological and creative skills of our personnel, new product developments and enhancements to existing products are at least as important to establishing and maintaining a technology leadership position. Eprise also licenses third party software from RogueWave and Verity that is incorporated into Eprise Participant Server and an add-on product, respectively. We believe these licenses are not material to our business and the technology could be replaced, if necessary or appropriate, by commercially available third party software or internally developed technology without material disruption to our business or operations. See "Risk Factors -- We have a limited ability to protect our intellectual property rights, and others could infringe on or misappropriate our proprietary rights and information."

EMPLOYEES


     As of February 25, 2000, we had a total of 118 employees, including 54 in sales and marketing, 26 in research and development, 25 in professional services and support and 13 in information technology, administration and finance. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.


FACILITIES


     Our principal office occupies approximately 12,400 square feet in Framingham, Massachusetts, under a lease that expires in September 2000. Annual lease payments on the Framingham facility are approximately $198,600. We have entered into a lease agreement for approximately 78,000 square feet of new office space in Framingham, Massachusetts commencing on October 1, 2000. Initial annual lease payments on the new Framingham facility will be approximately $2.1 million, with periodic increases over the ten-year term of the lease. In addition, we lease sales and service offices in Oakbrook, Illinois; Dallas, Texas; San Jose, California; Denver, Colorado; and Reading, U.K., as well as additional office space in Framingham, Massachusetts. Eprise does not own any real property.


LEGAL PROCEEDINGS

     We are not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


NAME                                     AGE   POSITION
----                                     ---   --------
Joseph A. Forgione(1)..................  45    President, Chief Executive Officer and Director
Jonathan B. Radoff.....................  27    Founder, Chief Technology Officer and Director
Milton A. Alpern.......................  48    Vice President, Finance and Chief Financial Officer
Henry Barnes...........................  36    Vice President, Marketing
Thomas Feldman.........................  41    Vice President, Business Development
Joseph Fiorentino......................  43    Vice President, Sales
Robert Strong..........................  56    Vice President, Software Development
Edson D. de Castro(2)..................  61    Director and Chairman
Deborah M. Besemer(2)..................  45    Director
Robert C. Fleming(1)...................  43    Director
Alain J. Hanover(1)(2).................  51    Director
Nicholas A. Papantonis.................  65    Director
Joseph J. Tischler.....................  51    Director


-------------------------

(1) Member of the Compensation Committee.

(2) Member of the Audit Committee.

     Joseph A. Forgione has been President and Chief Executive Officer, and a Director of Eprise since November 1997. Prior to joining Eprise, Mr. Forgione held several senior positions at Lotus Corporation from 1993 to 1997, including most recently Vice President of Business Development and Planning for the Internet Applications Division. Mr. Forgione also co-founded and served as a Senior Vice President of HyperDesk, an object-oriented development tools company, from 1990 to 1993. Prior to founding HyperDesk, Mr. Forgione held senior management positions at Data General Corporation. Mr. Forgione holds a B.S.E.E. degree from the Massachusetts Institute of Technology (MIT) and a Master of Science in Management from the Sloan School of Management at MIT.

     Jonathan B. Radoff is the founder of Eprise, and served as its Chairman, President and Chief Executive Officer from 1992 until 1997. In November 1997, Mr. Radoff assumed the position of Chief Technology Officer. Prior to founding Eprise, Mr. Radoff was the President of Inner Circle Software, a developer of online interactive software products for Atari and Amiga computers. Mr. Radoff is a member of the Association of Computer Machinery (ACM) and a trustee of the Massachusetts Software Council.

     Milton A. Alpern joined Eprise in April 1998 as Chief Financial Officer. Prior to joining Eprise, Mr. Alpern served as Vice President of Finance at National Transaction Network, Inc. from 1992 to 1998, where he helped establish that company as a leading publicly-held provider of software solutions to the electronic payments industry. He also has served as Vice President of Finance at Henco Software, Inc., a venture-funded producer of information management software products, from 1987 to 1992. He received his B.S. degree in Accounting from Montclair State University.

     Henry Barnes joined Eprise as Director of Marketing in 1997 and became Vice President, Marketing in March 1998. Prior to joining Eprise, Mr. Barnes served as director of product marketing from 1995 to 1997 at ESS Software. He also has held managerial positions at Edify

Corporation, a self-service tools and applications company. He holds a B.S. degree in Computer Science from Tulane University and is a member of the American Marketing Association.

     Thomas Feldman joined Eprise in November 1999 as Vice President, Business Development. Prior to joining Eprise, Mr. Feldman served from September 1998 to October 1999 as Vice President, Marketing and Business Development for Prodigy Communications Corporation, an Internet service provider. Prior to that, Mr. Feldman worked at Simon & Schuster from 1994 to 1997 as Vice President and General Manager of RedRocket.com, an online retailer of educational toys and games. He has also held management positions with Staples and PepsiCo. Mr. Feldman holds a B.A. degree from Ohio Wesleyan University and a Masters of Management degree from the Kellogg School of Management at Northwestern University.

     Joseph Fiorentino joined Eprise in April 1999 as Vice President, Sales. Prior to joining Eprise, Mr. Fiorentino served as Vice President of Sales for American Internet Corporation, a developer of Internet Protocol address management software, from December 1997 to December 1998. Mr. Fiorentino also served as Vice President of Sales for OrderTrust, an e-commerce start-up company, from March 1996 to November 1997 and as Director of North American Sales at FTP Software Inc., from April 1994 to March 1996. Mr. Fiorentino holds a B.A. degree from Merrimack College.

     Robert Strong joined Eprise in December 1998 as Vice President, Software Development. Prior to joining Eprise, Mr. Strong served as Director of Software Development for FTP Software Inc. from 1996 to 1998. Before that, he served from 1993 to 1996 as Vice President of Research and Development for HyperDesk (which was acquired by FTP Software in 1996). Mr. Strong also has held senior management positions at the technology firms Ontologic, Inc., Softbridge Microsystems and Xyvision. He holds a B.E.E. degree from Villanova University and a Ph.D. in Communications from MIT, and is a member of the ACM, the IEEE, the IEEE Computer Society and the Scientific Research Society of North America.


     Edson D. de Castro joined our board of directors in May 1998 and was elected as chairman in October 1999. He served as Chief Executive Officer of Xenometrix Inc., a biotechnology company, from July 1995 until January 1997. Mr. de Castro served as Chief Executive Officer of Data General Corporation from September 1968 to December 1990, and has worked as a consultant in the technology industry since January 1991. Mr. de Castro currently sits on the boards of seven other companies, including Healthgate Data Corporation.



     Deborah M. Besemer joined our board of directors in October 1999. Ms. Besemer has been President and Chief Executive Officer of HireSystems, Inc., a software and services company for hiring management personnel, since June 1999. Prior to that, Ms. Besemer was President and Chief Operating Officer at SystemSoft from November 1997 to August 1998. Ms. Besemer worked from 1986 to 1997 at Lotus Corporation, most recently as Executive Vice President of Worldwide Field Operations. She is a trustee of the Massachusetts Software Council.



     Robert C. Fleming joined our board of directors in December 1997. Mr. Fleming is general partner of Prism Venture Partners. Prior to co-founding Prism in November 1995, Mr. Fleming was a general partner at Norwest Venture Capital from July 1993 to May 1995. Mr. Fleming currently serves on the boards of directors of a number of venture-backed companies.



     Alain J. Hanover joined our board of directors in March 1998. Mr. Hanover is a co-founder, and has been President and Chief Executive Officer, of InCert Software Corp., a company that develops program failure detection and prevention software, since October 1997. Mr. Hanover was co-founder, President, Chief Executive Officer and Chairman of Viewlogic Systems, Inc. from 1984 to 1997. He sits on the boards of directors of three other companies, including Applix, Inc.

     Nicholas A. Papantonis joined our board of directors in August 1998. Mr. Papantonis has been a venture partner with Alliance Technology Ventures of Atlanta since 1995 and heads that firm's Boston office. He has been a general partner of Aspen Venture Partners, a Boston-based venture capital partnership, since 1989, where he has focused on telecommunications investments. In 1970, Mr. Papantonis joined Infinet Inc., a venture-backed start-up telecommunications company in Boston, and served as its Chief Executive Officer from 1984 until 1988.



     Joseph J. Tischler joined our board of directors in December 1997. Since January 1995, Mr. Tischler has been an investment manager of The Still River Management Company and a general partner and founder of The Still River Fund, a venture capital fund. Mr. Tischler has more than 20 years experience in marketing and retail store management, including strategic planning and senior operating positions with divisions of Federated Department Stores and the Batus Retail Group. Mr. Tischler currently sits on the boards of three other companies.


ELECTION OF OFFICERS AND DIRECTORS


     Our executive officers are elected by the board of directors and serve until their successors are duly elected and qualified. There are no family relationships among any of our executive officers or directors.



     Our board of directors consists of eight members. Currently, each director is elected pursuant to our Second Amended and Restated Stockholders Agreement among Eprise, our preferred stockholders, Messrs. Forgione and Radoff and Angela Bull. This agreement will automatically terminate upon the closing of this offering. Our Fourth Amended and Restated Certificate of Incorporation, to be filed prior to the effectiveness of the registration statement of which this prospectus forms a part, will provide for classification of our board into three classes, with the members of the respective classes serving for staggered three-year terms. The first class consists of Mr. Fleming, Mr. Papantonis and Mr. Tischler, the second of Ms. Besemer, Mr. de Castro and Mr. Hanover and the third of Mr. Forgione and Mr. Radoff, with the initial terms of the directors comprising each class expiring upon the election and qualification of directors at the annual meetings of stockholders held following the fiscal years ending December 31, 2000, 2001 and 2002, respectively. At each annual meeting of stockholders, the number of directors will be fixed and directors will be re-elected or elected for full three-year terms.


BOARD COMMITTEES


     Our audit committee reviews our external and internal auditing procedures, reviews with our independent auditors the scope and results of their audit for the year, and also reviews with our management the plan, scope and results of Eprise's operations. After the closing of this offering, it will also review all quarterly and year-end financial statements before such financial information is included in our quarterly and annual filings with the Commission. The members of our audit committee are Mr. de Castro, Ms. Besemer and Mr. Hanover.



     Our compensation committee's functions are to determine the salaries and other forms of compensation of officers of Eprise and to review general policy matters relating to compensation and benefits of Eprise's employees. The compensation committee is also charged with granting stock options and restricted stock to officers, key employees and consultants, and addressing stock option and restricted stock matters generally. The members of our compensation committee are Mr. Forgione, Mr. Fleming and Mr. Hanover. Mr. Forgione does not participate in any decisions with respect to his own compensation or, to the extent mandated by applicable securities laws and Internal Revenue Code regulations, in any compensation decisions relating to other executive officers.

     No member of the audit committee or the compensation committee is a past or current officer or employee of Eprise, except as noted with respect to Mr. Forgione's service on the compensation committee.


DIRECTOR COMPENSATION


     The directors of Eprise are not compensated in cash for their service as directors. Directors who are not employees of Eprise are eligible to participate in our 2000 Non-Employee Director Stock Option Plan, described below under "Stock Option Plans." To date, Messrs. de Castro and Hanover each have received options to purchase 39,215 shares of common stock upon joining the board, and Ms. Besemer has received options to purchase 15,686 shares of common stock upon joining the board and 3,921 shares of common stock in January 2000. In addition, Mr. de Castro received an option to purchase 19,607 shares of common stock in connection with his election as chairman of the board. All of these grants were made under the Company's 1997 Stock Option Plan. Directors who are employees of Eprise are not paid any fees or additional compensation for service as members of the board of directors or any committee of the board. We maintain directors' and officers' liability insurance and our by-laws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. In addition, our charter limits the liability of directors to Eprise or its stockholders for breaches of the directors' fiduciary duties to the fullest extent permitted by Delaware law.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION


     In December 1997, the board of directors established a compensation committee with sole responsibility for determining the compensation of officers of Eprise, the members of which were Messrs. Fleming, Forgione and Hanover. Prior to that, all compensation decisions were made by the full board. Mr. Forgione does not participate in board or compensation committee deliberations with respect to his compensation. No interlocking relationship exists between our board or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Mr. Forgione and an affiliate of Mr. Fleming have engaged in transactions with Eprise as described in "Certain Transactions -- Board Member Participation in Financings" and "-- Officer Loans," respectively.

EXECUTIVE COMPENSATION


     The following table provides information regarding all compensation received by our Chief Executive Officer and the other four most highly compensated executive officers of Eprise whose total salary and bonus for the fiscal year ended December 31, 1999 exceeded $100,000 for services rendered in all capacities during 1999. We will use the term "named executive officers" to refer collectively to these individuals later in this prospectus.


                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                                                   ------------
                                                          ANNUAL COMPENSATION       SECURITIES
                                                        -----------------------     UNDERLYING
          NAME AND PRINCIPAL POSITION            YEAR   SALARY($)   BONUS($)(1)     OPTIONS(#)
          ---------------------------            ----   ---------   -----------    ------------
Joseph A. Forgione.............................  1999   $225,869      $48,021         90,584
  President and Chief Executive Officer
Joseph Fiorentino..............................  1999     86,539       80,833(3)     329,411
  Vice President, Sales(2)
Jonathan B. Radoff.............................  1999    141,509       25,567             --
  Chief Technology Officer
Robert Strong..................................  1999    141,509       23,126        188,234
  Vice President, Software Development
Milton A. Alpern...............................  1999    122,376       32,156         39,215
  Vice President, Finance and Chief Financial
  Officer


-------------------------


(1) The bonus figures listed above represent bonuses paid in July 1999 and January 2000 for services performed in 1999.


(2) Mr. Fiorentino commenced employment with Eprise in April 1999.

(3) Represents amounts paid to Mr. Fiorentino as sales commissions.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS


     Mr. Forgione has entered into an employment agreement with Eprise dated November 4, 1997, which provides, among other things, for salary and bonus payments and stock option grants in specified amounts. The agreement also provides that Mr. Forgione will receive up to 12 months' severance if his employment is terminated without "cause" (defined as having engaged in gross negligence relative to Eprise's affairs or having been convicted of a felony) and that Mr. Forgione's stock options will become fully vested upon a change of control of Eprise. In addition, Mr. Forgione has agreed not to solicit Eprise's employees or customers, or to compete with its business, for a period of one year following the termination of his employment. Either party can terminate the agreement at any time, with or without cause. As a condition of his employment agreement, Mr. Forgione also has signed Eprise's standard form of non-disclosure and assignment of inventions agreement.



     Mr. Radoff has entered into an employment agreement with Eprise dated December 17, 1997, which provides, among other things, for salary payments of a specified minimum amount and 12 months' severance if Mr. Radoff's employment is terminated without "cause" (defined as having engaged in gross negligence relative to Eprise's affairs or having been convicted of a felony). Mr. Radoff has agreed not to solicit Eprise's employees or customers, or to compete with its business, for a period of one year following the termination of his employment, and has agreed that all works created by him during the term of his employment shall be deemed works made for hire. The agreement provides that Mr. Radoff can be terminated only upon the vote of at least five-sevenths of the board of directors.

     All employee stock option grants, including those granted to the named executive officers, provide for partial acceleration of vesting (and partial termination of Eprise's right to repurchase the underlying shares) upon a change of control of Eprise. Grants to the named executive officers also provide for additional vesting (and additional lapsing of Eprise's right to repurchase the underlying shares) upon material, adverse changes in the employee's responsibilities, compensation and/or job location occurring within one year of the change of control.


                       OPTION GRANTS IN LAST FISCAL YEAR


     The following table sets forth information with respect to stock options granted to each of the named executive officers in fiscal 1999.



                                                                                           POTENTIAL
                                                                                       REALIZABLE VALUE
                                                                                          AT ASSUMED
                                                                                         ANNUAL RATES
                        NUMBER OF      PERCENT OF                                       OF STOCK PRICE
                        SECURITIES   TOTAL OPTIONS                                     APPRECIATION FOR
                        UNDERLYING     GRANTED TO                                       OPTION TERMS(3)
                         OPTIONS      EMPLOYEES IN       EXERCISE      EXPIRATION   -----------------------
         NAME           GRANTED(#)   FISCAL 1999(1)   PRICE($/SH)(2)      DATE        5%($)        10%($)
         ----           ----------   --------------   --------------   ----------   ----------   ----------
Joseph A. Forgione(4)..   90,584           6.7%         $    0.64       9/17/09     $1,234,739   $1,961,948
Jonathan B. Radoff.....       --            --                 --            --             --           --
Joseph Fiorentino......  250,980          18.7               0.46       5/12/09      3,494,101    5,551,976
                          78,431           5.8               0.64       9/15/09      1,069,083    1,698,727
Robert Strong..........  141,176          10.5               0.31       1/14/09      2,000,636    3,178,925
                          47,058           3.5               0.64       9/15/09        641,442    1,019,223
Milton A. Alpern.......   39,215           2.9               0.64       9/15/09        534,535      849,353


-------------------------


(1) Based on an aggregate of 1,345,682 options granted by us during the fiscal year ended December 31, 1999 to our employees, including the named executive officers.



(2) The options in this table were granted under our 1997 stock plan, have 10-year terms and are exercisable in full as of the date of this prospectus. We have the right to repurchase the shares issued upon exercise of these options at the original exercise price paid for such shares upon termination of the optionee's employment. Except as indicated in footnote (4) below, this right lapses over a four-year period in equal annual installments beginning on the first anniversary of the date of grant, except that upon a change of control this right will lapse as to the next regularly scheduled installment, and will further lapse as to 50% (100% in the case of Mr. Fiorentino) of any remaining unvested shares upon termination of the optionee's employment or materially adverse changes in the optionee's employment responsibilities, compensation and/or job location within one year after the change of control. All options are incentive stock options, except for 29,134 options held by Mr. Forgione, and all were granted at the fair market value of our common stock on the date of grant.



(3) In accordance with SEC rules, we have based our calculation of the potential realizable value on the term of the option at its time of grant, and we have assumed that:



     - The estimated fair market value on the date of grant, based on an assumed initial public offering price of $9.00 per share, appreciates at the indicated annual rate compounded annually for the entire term of the option; and


     - The option is exercised and sold on the last day of its term for the appreciated stock price.

     These amounts are based on 5% and 10% assumed rates of appreciation and do not represent our estimate of future stock prices. Actual gains, if any, on stock option exercises will be dependent on the future performance of the common stock.

(4) Any shares purchased by Mr. Forgione pursuant to exercise of his option vest ratably over a 48-month period from the date of grant, and vest in full upon a change of control.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

     The following table provides information regarding the exercise of stock options by the named executive officers during fiscal 1999 and the value of unexercised options at 1999 fiscal year-end.


                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED
                                                             OPTIONS HELD AT        VALUE OF UNEXERCISED
                                                              DECEMBER 31,         IN-THE-MONEY OPTIONS AT
                           SHARES                              1999(#)(2)          DECEMBER 31, 1999($)(3)
                          ACQUIRED          VALUE        -----------------------   -----------------------
        NAME           ON EXERCISE(#)   REALIZED($)(1)    VESTED      UNVESTED      VESTED      UNVESTED
        ----           --------------   --------------   ---------   -----------   ---------   -----------
Joseph A. Forgione...     285,385          $135,940        18,220       498,746    $157,585    $4,323,546
Joseph Fiorentino....          --                --            --       329,411          --     2,799,499
Jonathan B. Radoff...          --                --        98,039        98,039     854,851       854,851
Robert Strong........      35,294           127,800            --       152,940          --     1,314,061
Milton A. Alpern.....      12,254             4,688        12,253       112,744     106,528       969,072


-------------------------

(1) Equal to the fair market value of the purchased shares on the option exercise date, less the exercise price paid for such shares.

(2) All such options are currently exercisable; however, a portion of the shares underlying the exercisable options of each of the named executive officers are subject to our repurchase as of December 31, 1999. The heading "Vested" refers to shares no longer subject to repurchase and the heading "Unvested" refers to shares subject to repurchase as of December 31, 1999, in each case assuming exercise of the underlying option.


(3) Based on the assumed initial public offering price of $9.00 per share, minus the per share exercise price, multiplied by the number of shares issuable upon exercise of the option.


STOCK OPTION PLANS


     Eprise's 1994 and 1997 stock plans provide for the granting of either incentive stock options or non-qualified options to purchase shares of our common stock in order to provide incentives to our employees, consultants and directors. In addition, the 1994 plan provides for the issuance of purchase authorizations and stock awards. The stock plans authorize the grant of up to 4,144,281 shares in the aggregate, which number will increase automatically on each of January 1, 2001 and January 1, 2002 by a number of shares equal to the lesser of (i) 5% of the number of shares of Eprise common stock issued and outstanding, including treasury shares, as of the close of business on December 31 of the prior year or (ii) 1,372,549 shares. As of January 1, 2000, there were 697,053 shares outstanding pursuant to option exercises, 2,225,264 options outstanding and 1,221,964 options available for grant under both plans.



     The 1994 and 1997 stock plans are administered by our board of directors and the compensation committee, each of which has the authority to select the persons to whom options are granted and determine the terms of each option, including the number of shares of common stock underlying each option. Our plans allow participants to purchase common stock of Eprise at prices set by the board of directors, but in the case of incentive stock options and options granted under the 2000 Non-Employee Director Stock Option Plan described below, not less than fair market value on the date the option is granted.


     The maximum term for options granted under the 1994 and 1997 stock plans is ten years. Options generally expire three months after termination of the optionee's service to Eprise. Unless otherwise specified, outstanding options are exercisable immediately upon grant, but we have the right to repurchase the shares issued upon exercise of the option at the option exercise price if the employee's employment is terminated for any reason. Generally, the repurchase right lapses over a four-year period in equal annual installments beginning on the first anniversary of the date of grant. In the event of a "change in control" transaction, our board of directors is authorized to take one or more of the following actions:


     - provide that outstanding options be assumed or substituted for by the acquiror;



     - provide that all unexercised options terminate immediately prior to the event unless exercised within a time period specified in a written notice to the option holder;



     - in the event of a merger in which the holders of common stock would receive a cash payment for each share surrendered, provide for a cash payment to each option holder equal to the amount by which the amount paid to common stockholders exceeds the option's exercise price, multiplied by the total number of shares for which the option is then exercisable; in exchange for this payment, the options would be terminated; or



     - provide that any or all outstanding options become fully exercisable and Eprise's repurchase right with respect to the shares issuable upon exercise of these options terminate.


In any event, the shares underlying outstanding options that would have become vested on the next scheduled vesting date will become vested upon the change in control.


     Our board and stockholders have approved the 2000 Non-Employee Director Stock Option Plan, to take effect upon the effectiveness of this offering. The director plan provides for the grant of options to purchase a maximum of 274,510 shares of our common stock to non-employee directors of Eprise. The director plan will be administered by a committee appointed by the board of directors. In the event the board does not appoint such a committee, the board shall have all power and authority to administer the director plan. Under the director plan, each director who is not also an employee or officer of Eprise and who is not a director at the time of this offering shall automatically be granted, on the date such person is first elected to the board of directors, an option to purchase 15,686 shares of common stock. In addition, each continuing non-employee director will automatically receive an option to purchase 7,843 shares of common stock upon the effectiveness of the registration statement of which this prospectus forms a part and thereafter immediately following each annual meeting of our stockholders commencing in 2001. Each option is immediately exercisable, subject to our right to repurchase the option shares if the director ceases to be a member of the board (other than due to death or disability). The repurchase right lapses over a three-year period in the case of option grants to new directors and on the first anniversary of the date of grant in the case of annual option grants. Upon a change in control, our repurchase rights will lapse as to all shares subject to director options. All options granted under the director plan will have an exercise price equal to the fair market value of the common stock on the date of grant. The term of each option will be ten years from the date of grant. No options have been granted to date under the director plan.



     Payment of the exercise price of an option granted under any of our stock plans may be made in cash or by check or, if permitted by the applicable grant (as determined by the compensation committee or board of directors), in shares of common stock or by recourse promissory note, or by a combination of any of the above methods, consistent with Section 422 of the Internal Revenue Code and Rule 16b-3 under the Exchange Act. Unless otherwise specified in a nonqualified stock option grant, options are not transferable (although, once the option is exercised, the underlying stock may be) except by will or the laws of descent and distribution. Each of the board of directors and the compensation committee may, in its sole discretion, amend, modify or terminate our stock plans, so long as such amendment, modification or termination would not materially and adversely affect any participant. Amendment, modification or termination of individual grants requires the consent of the participant affected. Each of the board of directors and the compensation committee may also, in its sole discretion, accelerate the date or dates on which all or any particular option or options granted under our stock plans may be exercised.


STOCK LOAN PROGRAM


     On July 14, 1999, the board of directors approved a stock loan program, as subsequently amended, whereby our executive officers may borrow from Eprise an amount equal to the purchase price of common stock purchased pursuant to stock options, solely for the purpose of acquiring such stock. All shares purchased with such loans are pledged to Eprise as collateral for repayment of the loans. The loans are recourse to the borrower, bear interest at a variable rate which is one-half of one percent above Eprise's cost of funds, payable quarterly in arrears, and are payable as to principal no later than five years after the date of the loan. As of the date of this prospectus, Eprise has loans outstanding to the named executive officers in the following aggregate principal amounts, secured by the number of shares listed: Mr. Forgione, $151,301, secured by 564,900 shares; Mr. Alpern, $52,500, secured by 137,254 shares; Mr. Fiorentino, $165,200, secured by 329,411 shares; and Mr. Strong, $10,800, secured by 35,294 shares.


2000 EMPLOYEE STOCK PURCHASE PLAN


     The board and stockholders have approved the Eprise Corporation 2000 Employee Stock Purchase Plan, and have authorized the reservation of a total of 588,235 shares of common stock for issuance under this plan. On each January 1 commencing January 1, 2001, the aggregate number of shares reserved for issuance under our 2000 Employee Stock Purchase Plan will be increased automatically by a number of shares equal to the lesser of (i) 1% of our outstanding shares on the preceding December 31 or (ii) 294,118 shares. Our compensation committee will administer the plan, which will become effective on the first day on which price quotations are available for our common stock on the Nasdaq National Market.



     Employees generally will be eligible to participate in the plan if they are employed at least three months before the beginning of the applicable offering period and they are customarily employed by Eprise, or any of our subsidiaries that we designate, for more than 20 hours per week and more than five months in a calendar year. Employees are not eligible to participate in the plan if they hold 5% or more of our outstanding stock, or would become 5% stockholders as a result of their participation in this plan.



     Under the plan, eligible employees will be able to acquire shares of our common stock through payroll deductions. Eligible employees may select payroll deductions between $150 and 10% of their cash compensation and are subject to maximum purchase limitations under the Internal Revenue Code. Participation in this plan will end automatically upon termination of employment for any reason. Each offering period under the plan will be for six months. The first offering period is expected to begin on the first business day on which price quotations for our common stock are available on the Nasdaq National Market. The first offering period may be more or less than six months long. Offering periods thereafter will begin on September 1 and March 1. The purchase price for common stock purchased under the plan will be 85% of the lesser of fair market value of our common stock on the first day of the applicable offering period or the last day of such offering period. In the case of the first offering period, the purchase price for common stock purchased under the plan will be 85% of the price offered to the public in the offering. The compensation committee will have the power to change the duration of offering periods.


     The plan is intended to qualify as an "employee stock purchase plan" under
Section 423 of the Internal Revenue Code. The plan will terminate in 2010, unless it is terminated earlier pursuant to its terms.


401(k) PLAN


     Eprise has established a 401(k) plan for the benefit of eligible employees and their beneficiaries. Almost all employees are eligible to participate in the plan and are fully vested as to their own contributions. Eprise matches 50% of employee contributions, up to 5% of each employee's annual salary. Our contributions are subject to a six-year vesting schedule.


LIMITATIONS ON LIABILITY OF DIRECTORS AND INDEMNIFICATION OF DIRECTORS AND OFFICERS.


     As permitted by the Delaware General Corporation Law, as amended, Eprise's Amended and Restated Certificate of Incorporation provides that Eprise's directors shall not be liable to Eprise or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the Delaware corporation law as it now exists or as it may be amended. As of the date of this prospectus, the Delaware corporation law permits limitations on liability for a director's breach of fiduciary duty other than liability



     - for any breach of the director's duty of loyalty to Eprise or its stockholders;



     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation law;



     - under Section 174 of the Delaware corporation law; or



     - for any transaction from which the director derived an improper personal benefit.


In addition, Eprise's bylaws provide that Eprise shall indemnify all directors, officers, employees and agents of Eprise for acts performed on behalf of Eprise in such capacity to the fullest extent permitted by law.

                              CERTAIN TRANSACTIONS

OFFICER LOANS


     On August 1, 1999, Eprise loaned Mr. Forgione an amount required to fund his partial exercise of options granted under Eprise's 1997 Stock Option Plan. The loan matures on July 31, 2004. On October 29, 1999, Mr. Forgione borrowed $41,146 from Eprise to fund his partial exercise of options granted under Eprise's 1997 Stock Option Plan. This loan matures on October 28, 2004. On January 3, 2000, the following officers borrowed the following amounts from Eprise to fund their exercise of options granted under our 1997 Stock Option
Plan: Mr. Forgione, $80,155; Mr. Fiorentino, $165,200; and Mr. Feldman, $152,075. As collateral for the loans and pursuant to pledge agreements dated as of the respective dates of the loans, each such officer has pledged the shares of common stock purchased with the loans to Eprise. The loans bear interest at a variable rate which is 0.5% above Eprise's cost of funds, payable monthly in arrears. As of January 31, 2000, total loan amounts outstanding to Messrs. Feldman, Fiorentino and Forgione were $153,183, $166,404 and $149,283, respectively.


EMPLOYMENT OF FAMILY MEMBER


     One member of Mr. Radoff's family is employed by Eprise in a managerial, non-executive position. Eprise believes that the compensation paid by Eprise to this family member is on terms no less favorable to Eprise than could be obtained from unrelated third parties.



BOARD MEMBER PARTICIPATION IN FINANCINGS



     On October 9, 1997, as part of a bridge financing, we issued a warrant to purchase 326,995 shares of Series A preferred stock at an exercise price of $0.49695 per share to Prism Venture Partners, of which Mr. Fleming is a general partner. This warrant has a five-year term and will convert automatically to a right to purchase 128,233 shares of common stock at an exercise price of $1.27 per share upon the closing of this offering. No part of the warrant has been exercised to date.


     On December 18, 1997, we sold a total of 10,515,925 shares of our Series A preferred stock in a private financing at a price of $0.49695 per share. The purchasers included Prism Venture Partners (6,036,825 shares), of which Mr. Fleming is a general partner, The Still River Fund (1,006,138 shares), of which Mr. Tischler is a general partner, and Alain Hanover (201,228 shares). As part of the terms of the financing, the purchasers received registration rights with respect to the purchased shares.


     On August 18, 1998, we sold a total of 14,320,446 shares of our Series B preferred stock in a private financing at a price of $0.60 per share. The purchasers included Alliance Technology Ventures and an affiliate (5,100,000 shares), of which Mr. Papantonis is a venture partner, Prism Venture Partners (1,666,667 shares), of which Mr. Fleming is a general partner, The Still River Fund (833,333 shares), of which Mr. Tischler is a general partner, and Alain Hanover (100,000 shares).



     On November 8, 1999, we sold a total of 16,233,766 shares of our Series C preferred stock in a private placement at a price of $1.54 per share. The purchasers included Alliance Technology Ventures and an affiliate (662,338 shares), of which Mr. Papantonis is a venture partner, Prism Venture Partners (324,675 shares), of which Mr. Fleming is a general partner, The Still River Fund (649,351 shares), of which Mr. Tischler is a general partner, Edson de Castro (64,935 shares) and Alain Hanover (65,000 shares).

     The following table provides information with respect to the Series A, Series B and Series C preferred stock financings on an as-converted to common stock basis, reflecting the 1-for-2.55 reverse stock split that will occur immediately before the effectiveness of this offering:



                                                        SHARES OF PREFERRED STOCK
                                                    ----------------------------------
                   STOCKHOLDER                      SERIES A     SERIES B     SERIES C
                   -----------                      --------     --------     --------
Prism Venture Partners............................  2,367,382      653,594    127,323
The Still River Fund..............................    394,563      326,797    254,647
Alain Hanover.....................................     78,912       39,215     25,490
Alliance Technology Ventures......................         --    1,960,784    254,647
Edson de Castro...................................         --           --     25,464



     We believe that all transactions set forth above were made on terms no less favorable to us than would have been or were obtained from unaffiliated third parties. We have adopted a policy providing that all future transactions between Eprise and any of our officers, directors and affiliates will be on terms no less favorable to us than could be obtained from unaffiliated third parties and will be approved by a majority of the disinterested members of our board of directors.

                             PRINCIPAL STOCKHOLDERS


     The following table provides information concerning the beneficial ownership of Eprise's common stock as of December 31, 1999, and as adjusted to reflect the sale of common stock offered by this prospectus. The information is provided for



     - each person known to Eprise to beneficially own at least five percent of the common stock of Eprise (on an as-converted basis),



     - each named executive officer of Eprise,



     - each director of Eprise and



     - all executive officers and directors as a group.



Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to such shares, subject to community property laws where applicable. Shares not outstanding but deemed beneficially owned because a person or member of a group has a right to acquire them within 60 days after the date of this prospectus are treated as outstanding only when determining the amount and percent owned by such person or group.



                                                                     PERCENTAGE OF COMMON STOCK
                                                                        BENEFICIALLY OWNED(1)
                                             NUMBER OF SHARES    -----------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER:       BENEFICIALLY OWNED   BEFORE OFFERING   AFTER OFFERING(2)
-------------------------------------       ------------------   ---------------   -----------------
Prism Venture Partners I, L.P.(3).........       3,276,532            17.2%              14.2%
  100 Lowder Brook Drive, Suite 2500
  Westwood, MA 02090
Alliance Technology Ventures II,
  L.P.(4).................................       2,259,738            11.9                9.8
  3343 Peachtree Road NE, Suite 1140
  East Tower, Atlanta, GA 30326
Angela Bull(5)............................       2,135,390            11.3                9.2
  c/o Eprise Corporation
  1671 Worcester Road,
  Framingham, MA 01701
TGI Fund I, LC(6).........................       1,899,249            10.0                8.3
  c/o Tredegar Investments, Inc.
  6501 Columbia Center, 701 Fifth Avenue
  Seattle, WA 98104
Brookside Capital Partners Fund,
  L.P.(7).................................       1,273,236             6.7                5.5
  Two Copley Place
  Boston, MA 02116
Van Wagoner Funds(8)......................       1,018,589             5.4                4.4
  345 California Street, Suite 2450
  San Francisco, CA 94104
Axiom Venture Partners II, L.P.(9)........         995,245             5.3                4.3
  City Place II, 17th Floor
  185 Asylum Street
  Hartford, CT 06103
The Still River Fund(10)..................         976,007             5.2                4.3
  100 Federal Street, 29th Floor
  Boston, MA 02109

DIRECTORS AND EXECUTIVE OFFICERS:
---------------------------------
Joseph A. Forgione(11)....................         802,352             4.1%               3.4%
Jonathan B. Radoff(12)....................       2,135,390            11.3                9.2
Joseph Fiorentino(13).....................         329,411             1.7                1.4
Robert Strong(14).........................         188,235             1.0                  *
Milton A. Alpern(15)......................         137,254               *                  *
Deborah M. Besemer(16)....................          15,686               *                  *
Edson D. de Castro........................          84,287               *                  *
Robert C. Fleming(17).....................       3,276,532            17.2               14.2
Alain J. Hanover..........................         182,832             1.0                  *
Nicholas A. Papantonis(18)................       2,259,738            11.9                9.8
Joseph J. Tischler(19)....................         976,007             5.2                4.3
                                                ----------            ----               ----
All executive officers and directors as a
  group (13 persons)......................      10,679,879            51.6%              43.2%
                                                ==========            ====               ====


-------------------------
   *  Represents beneficial ownership of less than 1%.


 (1) Percentages are based on a total of 18,943,440 shares of common stock (including shares of preferred stock convertible into common stock) outstanding as of December 31, 1999. For holders of options or warrants exercisable within 60 days after the date of this prospectus, the number of shares so exercisable by each such holder has been added to the denominator for purposes of calculating such holder's percentage ownership.


 (2) Assumes the underwriters' over-allotment option is not exercised.


 (3) Includes 128,233 shares of common stock issuable within 60 days upon exercise of a warrant. The general partner of Prism Venture Partners I, L.P. is Prism Investment Partners, L.P. Prism Venture Partners, LLC is the general partner of Prism Investment Partners, L.P. and exercises sole voting and investment power with respect to all shares held of record by Prism Venture Partners I, L.P. No member or manager of Prism Venture Partners, LLC is deemed individually to have or to share such voting or investment power.



 (4) Includes 2,215,431 shares held by Alliance Technology Ventures II, L.P. and 44,307 shares held by ATV II Affiliates Fund, L.P. Alliance Associates II, LLC is the sole general partner of both Alliance Technology Ventures II, L.P. and ATV II Affiliates Fund, L.P., and exercises sole voting and investment control with respect to all shares held of record by Alliance Technology Ventures II, L.P. and ATV II Affiliates Fund, L.P. Michael A. Henos, Stephen R. Fleming and Michael R. Slawson are the managing members of Alliance Associates II, LLC. No member of Alliance Associates II, LLC is deemed individually to have or to share voting or investment control with respect to any shares held of record by Alliance Technology Ventures II, L.P. and ATV II Affiliates Fund, L.P. Nicholas A. Papantonis, a member of our board of directors, has an ownership interest in Alliance Associates II, LLC; Mr. Papantonis disclaims beneficial ownership of the shares held by Alliance Technology Ventures II, L.P. and ATV II Affiliates Fund, L.P.



 (5) Includes 969,901 shares of common stock held by, and 196,078 shares issuable within 60 days upon exercise of outstanding options to, Ms. Bull's spouse, Jonathan Radoff. Ms. Bull disclaims beneficial ownership of such shares.



 (6) Tredegar Investments, Inc. is the sole manager of TGI Fund I, LC. Tredegar Corporation owns 100% of Tredegar Investments, Inc. and exercises sole voting and investment control with respect to all shares held of record by TGI Fund I, LC. No stockholder, director or officer of Tredegar Corporation is deemed individually to have or to share such voting or investment control.



 (7) Brookside Capital Investors, L.P. is the sole general partner of Brookside Capital Partners Fund, L.P. Brookside Capital Investors, Inc. is the sole general partner of Brookside Capital Investors, L.P. W. Mitt Romney is the sole stockholder of Brookside Capital Investors, Inc., and Mr. Romney is thus the controlling person of Brookside Capital Partners Fund, L.P.



 (8) Includes 483,207 shares held by Van Wagoner Funds and 26,087 shares held by Van Wagoner Capital Partners. Van Wagoner Capital Management, Inc. is the sole investment advisor to Van Wagoner Funds. Van Wagoner Capital Management, Inc. is the general partner of Van Wagoner Capital Partners. Garrett R. Van Wagoner is the sole shareholder of Van Wagoner Capital Management, Inc., and he exercises sole voting and investment control with respect to all shares held of record by Van Wagoner Funds and by Van Wagoner Capital Partners.



 (9) The general partner of Axiom Venture Partners II Limited Partnership is Axiom Venture Associates II Limited Liability Company. The managers of Axiom Venture Associates are Alan M. Mendelson, Samuel McKay, Linda Sonntag and Barry R. Bronfin, all of whom make investment and voting decisions on a unanimous basis. No manager is deemed individually to have or to share voting or investment power.



(10) Still River Management Company, Inc. is the sole manager of The Still River Fund. James A. Saalfield and Joseph J. Tischler are each 50% stockholders of Still River Management Company, Inc., and each has 50% voting and investment control with respect to all shares held of record by The Still River Fund. In the event of a tie vote with respect to any voting or investment matter, Mr. Saalfield has the authority to cast the decisive vote.



(11) Includes 516,967 shares issuable within 60 days upon exercise of outstanding stock options; 22,549 shares held by Maria-Elena Kadala, Mr. Forgione's spouse, as trustee under three trusts, the beneficiaries of which are Michael A. Forgione, Angela Forgione and Joseph A. Forgione; and 250,568 shares pledged to Eprise pursuant to stock pledge agreements dated August 1, 1999 and October 29,1999 as collateral for promissory notes held by Eprise of the same dates in the aggregate amount of $71,146.



(12) Includes 196,078 shares issuable within 60 days upon exercise of outstanding options and 969,411 shares held by Mr. Radoff's spouse, Angela Bull, as to which Mr. Radoff disclaims beneficial ownership.



(13) Represents shares issuable within 60 days upon exercise of outstanding options.



(14) Includes 152,941 shares issuable within 60 days upon exercise of outstanding options.



(15) Includes 125,000 shares issuable within 60 days upon exercise of outstanding options and 12,254 shares pledged to Eprise under a pledge agreement dated October 29, 1999.



(16) Represents shares issuable within 60 days upon exercise of outstanding options.



(17) Represents shares beneficially owned by Prism Venture Partners I, L.P., of which Mr. Fleming is a general partner.



(18) Represents shares beneficially owned by Alliance Technology Ventures and an affiliate, of which Mr. Papantonis is a venture partner. Mr. Papantonis disclaims beneficial ownership of all such shares.



(19) Represents shares beneficially owned by The Still River Fund, of which Mr. Tischler is a general partner.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL


     Effective upon the closing of this offering and the filing of a Certificate of Amendment to our Fourth Amended and Restated Certificate of Incorporation, our authorized capital stock will consist of 90,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. Prior to the effectiveness of the registration statement of which this prospectus is a part, and in accordance with our Third Amended and Restated Certificate of Incorporation, the authorized and outstanding capital stock was as follows, without giving effect to the 1-for-2.55 reverse stock split to take effect upon the effectiveness of this offering:



                                                                          OUTSTANDING AS OF
                                                           AUTHORIZED     DECEMBER 31, 1999
                                                           -----------    -----------------
Common Stock, par value $0.001 per share.................   58,500,000        7,235,927
Preferred Stock, par value $0.01 per share...............   41,663,366       41,070,137
Total Capital Stock......................................  100,163,366       48,306,064
                                                           ===========       ==========



     Upon the closing of this offering and giving effect to the 1-for-2.55 reverse stock split, there will be 22,943,440 shares of our common stock outstanding, including all outstanding shares of preferred stock which will have automatically converted into 16,105,845 shares of common stock.



     The following summary of the terms and provisions of Eprise's capital stock does not purport to be complete and is qualified by reference to the actual terms and provisions of the capital stock contained in our amended and restated certificate of incorporation, the various documents and agreements referred to below, which are included as exhibits to the registration statement of which this prospectus forms a part, and the provisions of applicable Delaware law.


COMMON STOCK


     As of December 31, 1999, there were 2,837,595 shares of common stock outstanding held by 62 stockholders of record. Based upon the number of shares outstanding as of that date and giving effect to the issuance of the 4,000,000 shares of common stock offered by Eprise in this offering and the conversion of the outstanding shares of preferred stock, there will be 22,943,440 shares of common stock outstanding upon the closing of this offering. In addition, as of December 31, 1999, there were outstanding stock options for the purchase of 2,225,264 shares of common stock and outstanding warrants for the purchase of 303,918 shares of common stock and 326,995 shares of Series A preferred stock. The 326,955 shares of Series A preferred stock will be automatically convertible into 128,233 shares of our common stock upon the closing of this offering.



     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders and do not have cumulative voting rights. Directors are elected by a plurality of the votes of the shares present in person or by proxy at the meeting and entitled to vote in this election. The holders of common stock are entitled to receive, at the same rate, cash dividends when and as declared by the board of directors out of legally available funds, subject to the rights and preferences of the holders of preferred stock. In the event of any liquidation, dissolution, or winding up of Eprise, the holders of common stock are entitled to receive, at the same rate, the net assets of Eprise available after the payment of all our debts and other liabilities, and after the satisfaction of the rights of any outstanding preferred stock.

Holders of the common stock have no preemptive, subscription, redemption or conversion rights, nor are they entitled to the benefit of any sinking fund. The outstanding shares of common stock are, and the shares offered by Eprise in this offering will be, when issued and paid for, validly issued, fully paid and non-assessable. The rights, powers, preferences and privileges of holders of common stock are subordinate to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

PREFERRED STOCK


     The board of directors will be authorized, subject to any limitations prescribed by Delaware law, without further stockholder approval, to issue from time to time up to an aggregate of 10,000,000 shares of preferred stock, in one or more series. The board of directors is also authorized, subject to the limitations prescribed by Delaware law, to establish the number of shares to be included in each series and to fix the voting powers, preferences, qualifications and special or relative rights or privileges of each series. The board of directors is authorized to issue preferred stock with voting, conversion and other rights and preferences that could adversely affect the voting power or other rights of the holders of common stock.


     Eprise has no current plans to issue any preferred stock. However, the issuance of preferred stock or of rights to purchase preferred stock could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding common stock of Eprise.

WARRANTS

     Upon the closing of this offering, we will have outstanding warrants as follows:


       HOLDERS            GRANT DATE      NUMBER OF SHARES   EXERCISE PRICE    EXPIRATION DATE
       -------            ----------      ----------------   --------------    ---------------
Silicon Valley Bank    July 18, 1997           19,728            $0.03        July 17, 2002
Prism Venture
  Partners I, L.P.     October 9, 1997        128,233             1.27        October 9, 2002
Silicon Valley Bank    December 5, 1997        29,592             1.27        December 5, 2002
Deutsche Bank
  Securities Inc.      September 8, 1999      254,598             3.93        September 8, 2004



     The number of shares for which the December 5, 1997 Silicon Valley Bank warrant is exercisable will be subject to adjustment for future issuances of common stock at a price per share that is less than the warrant price, other than issuances pursuant to outstanding options or options granted in the future under plans approved by the board of directors.


REGISTRATION RIGHTS


     We have granted registration rights to the holders of preferred stock under a registration rights agreement dated November 8, 1999 with respect to any common stock acquired by such holders, whether by conversion of preferred stock or otherwise. Under that agreement, we have agreed to register the registrable securities upon request of at least 40% in interest of the holders of the registrable securities, at the earlier of (i) six months following our initial public offering or (ii) December 18, 2000. The holders are entitled to two demand registrations as described in the preceding sentence, as well as unlimited registrations on Form S-3 (when and if we are eligible to register shares on such form). The holders of at least 20% of the registrable securities must request registrations on Form S-3 and the minimum aggregate price to the public must be expected to be at least $1.0 million. Further, if we elect to register any of our shares of common stock for an offering to the public, our holders are entitled to include their registrable securities in such offering, subject to the terms of our underwriting agreement and underwriter cutbacks. Registration expenses for demand registrations and the first two registrations on Form S-3 shall be borne by us. The holders of at least 50% of the preferred stock must approve any further registration rights granted by us to third parties. In addition, we shall not engage in a merger or consolidation in which Eprise is not the surviving company unless the surviving company agrees to assume the registration rights described in this paragraph. Such registration rights shall terminate on the fifth anniversary of our initial public offering.



     We also have granted registration rights to the holders of warrants to purchase our common stock. Under Registration Rights Agreements between the Company and Silicon Valley Bank dated July 18, 1997 and December 5, 1997, if we elect to register any of our shares of common stock under the Securities Act (with exceptions related to underwritten offerings and registrations in connection with acquisitions or employee stock plans), we have agreed to include the warrant shares in such offering, subject to the terms of our underwriting agreement and underwriter cutbacks, if any. The Company must pay all registration expenses incurred in connection with any such registration.



     Under the terms of the warrant issued to Deutsche Bank Securities Inc. as of September 8, 1999, if we elect to register any of our shares of common stock for an underwritten offering to the public on a form that would permit registration of the warrant shares, we have agreed to include the warrant shares in such offering, subject to the terms of our underwriting agreement and underwriter cutbacks, if any. Eprise will pay all registration expenses incurred in connection with such registration. These registration rights will terminate on the fifth anniversary of our initial public offering.



     We also have granted registration rights to one holder of shares of our common stock. Under the terms of a debenture purchase agreement between Eprise and Leigh Leeper dated April 1, 1993, if we elect to register any of our securities under the Securities Act (other than registrations relating to employee stock plans), we have agreed to use our best efforts to include in such registration such number of Mr. Leeper's shares as he may request.


DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS AND ANTI-TAKEOVER EFFECTS

     Upon completion of this offering, the provisions of Section 203 of the General Corporation Law of Delaware will prohibit Eprise from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An "interested stockholder" is defined as a person who, at the time of determination whether a person is an interested stockholder,

     - beneficially owns 15% or more of Eprise's common stock; or

     - is an affiliate or associate of Eprise and beneficially owned 15% or more of Eprise's common stock at any time within three years of the date of determination.


     Eprise's Fourth Amended and Restated Certificate of Incorporation provides for the division of the board of directors into three classes as nearly equal in size as possible with staggered three-year terms. See "Management -- Election of Officers and Directors". In addition, our Fourth Amended and Restated Certificate of Incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of 75% of the shares of capital stock of Eprise entitled to vote. Under our Fourth Amended and Restated Certificate of Incorporation, any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of a majority of the directors then in office. The likely effect of the classification of the board of directors and the limitations on the removal of directors and filling of vacancies is an increase in the time required for the stockholders to change the composition of the board of directors. For example, because only two to three directors may be replaced by stockholder vote at each annual meeting of stockholders, stockholders seeking to replace a majority of the members of the board of directors will need at least two annual meetings of stockholders to effect this change.



     Eprise's Fourth Amended and Restated Certificate of Incorporation also provides that, after the effective date of the registration statement of which this prospectus is a part, any action required or permitted to be taken by the stockholders of Eprise at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Eprise's Amended and Restated By-laws provide that special meetings of the stockholders may only be called by the board of directors, the chairman of the board of directors, the Chief Executive Officer or the president of Eprise. Eprise's Amended and Restated By-laws further provide that in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with requirements regarding advance notice to Eprise. The foregoing provisions could have the effect of delaying until the next stockholders meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Eprise. These provisions may also discourage another person or entity from making a tender offer for Eprise's common stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of Eprise, would be able to take action as a stockholder, such as electing new directors or approving a merger, only at a duly called stockholders meeting, and not by written consent.



     The General Corporation Law of Delaware provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Eprise's Fourth Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least 75% of the shares of capital stock of Eprise issued and outstanding and entitled to vote to amend or repeal any of the foregoing provisions of the Fourth Amended and Restated Certificate of Incorporation. Eprise's Amended and Restated By-laws may be amended or repealed by a majority vote of the board of directors. The Amended and Restated By-laws may also be amended or repealed by the affirmative vote of the holders of at least 75% of the shares of capital stock of Eprise issued and outstanding and entitled to vote. The 75% stockholder vote would be in addition to any separate class vote that might in the future be required in accordance with the terms of any series of preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is EquiServe Trust Company.

LISTING

     We have applied to list the common stock on the Nasdaq National Market under the symbol "EPRS."

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to this offering, there has been no public market for our common stock. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Since substantially all of our shares currently outstanding will not be available for sale immediately following this offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.



     Upon completion of this offering and based on shares outstanding as of December 31, 1999, we will have outstanding an aggregate of 22,943,440 shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders. The remaining 18,943,440 shares outstanding are "restricted securities" within the meaning of Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of such shares for sale, could adversely affect the market price of the common stock.


LOCK UP AGREEMENTS


     All of our directors and officers and substantially all of our security holders have entered into lock-up agreements in connection with this offering generally providing that they will not offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock for a period of 180 days after the effectiveness of this offering without the prior written consent of Deutsche Bank Securities Inc. Holders of an aggregate of 67,647 shares of our common stock that were issued upon exercise of stock options are subject to a 120-day lock-up period, rather than a 180-day period, under the terms of our stock option plans. The holder of warrants to purchase an aggregate of 49,320 shares of our common stock is not subject to a lock-up agreement. Taking into account the lock-up agreements, and assuming Deutsche Bank Securities Inc. does not release security holders from these agreements, the number of shares that will be available for sale in the public market under the provisions of Rule 144, 144(k) and 701 will be as follows:



     - Beginning on the effective date of this prospectus, only the shares sold in this offering and 49,320 shares of common stock issuable upon exercise of two warrants will be immediately available for sale in the public market.



     - Beginning 120 days after the effective date, 67,647 shares will be eligible for sale.



     - Beginning 180 days after the effective date, approximately 11,745,669 shares will be eligible for sale, including 908,175 shares subject to outstanding warrants and vested options.



     - At various times thereafter upon the expiration of applicable holding periods, 9,806,018 shares will become eligible for sale, including 1,632,310 shares subject to outstanding unvested options.

STOCK OPTIONS


     Approximately 180 days after this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering the shares of common stock reserved for issuance under our stock incentive and employee stock purchase plans as well as the resale of the shares issued upon the exercise of options prior to filing the registration statement on Form S-8. As of December 31, 1999, options to purchase 2,225,264 shares of common stock were issued and outstanding. Shares registered under the registration statement on Form S-8 will, subject to vesting provisions and Rule 144 volume limitations applicable to shares held by our affiliates and to options exercised before the registration statement is filed, be available for sale in the open market immediately after the 180-day lock-up period expires or terminates pursuant to the lock-up agreement.


RULE 144

     In general, under Rule 144, after the expiration of the lock-up agreements, a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


     - one percent of the number of shares of common stock then outstanding, which will equal approximately 229,434 shares immediately after the offering; or


     - the average weekly trading volume of the common stock during the four calendar weeks preceding the sale.

     Sales under Rule 144 are also subject to requirements with respect to manner of sale, notice and the availability of current public information about us.

RULE 144(k)


     Under Rule 144(k), a person holding restricted securities who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


RULE 701

     Rule 701 permits our employees, officers, directors or consultants who purchased shares pursuant to a written compensatory plan or contract to resell such shares in reliance upon Rule 144 but without compliance with specific restrictions. Rule 701 provides that affiliates may sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and that non-affiliates may sell such shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

WARRANTS


     Upon the closing of this offering, there will be warrants outstanding to purchase 432,151 shares of common stock at a weighted average exercise price of $2.78 per share.

REGISTRATION RIGHTS


     Upon completion of this offering, the holders of 16,105,845 shares of our common stock, or their transferees, will be entitled to registration of such shares under the Securities Act as described above in "Description of Capital Stock -- Registration Rights." Upon the effectiveness of such a registration, these shares would become freely tradable without restriction under the Securities Act.

                                  UNDERWRITING

     Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives Deutsche Bank Securities Inc., Dain Rauscher Incorporated, and SoundView Technology Group, Inc., have severally agreed to purchase from Eprise the following respective number of shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus:


                                                              NUMBER OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Deutsche Bank Securities Inc. ..............................
Dain Rauscher Incorporated..................................
SoundView Technology Group, Inc. ...........................
                                                              ---------
          Total.............................................  4,000,000
                                                              =========



     The underwriting agreement provides that the obligations of the underwriters to purchase the shares of common stock offered by this prospectus are subject to the prior satisfaction of various conditions, including the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, and that the underwriters will be obligated to purchase all shares of the common stock offered by this prospectus, other than those covered by the over-allotment option described below, if any are purchased. The underwriting agreement provides that, in the event of a default by an underwriter who is obligated to purchase not more than 10% of the common stock offered by this prospectus or not more than 10% of the shares covered by the over-allotment option, as the case may be, the purchase commitments of the non-defaulting underwriters may be increased.


     The underwriters propose to offer the shares of common stock to the public at the public offering price set forth on the cover of this prospectus and to
dealers at a price that represents a concession not in excess of $     per share
under the public offering price. The underwriters may allow, and these dealers
may re-allow, a concession of not more than $     per share to other dealers.
After the initial public offering, the representatives of the underwriters may change the offering price and other selling terms.


     At our request, the underwriters have reserved up to 280,000 shares of common stock to be sold in the offering and offered for sale, at the public offering price, to our directors, employees, business associates and persons related to, or affiliated with, the foregoing persons. The number of shares of common stock available for sale to the general public will be reduced to the extent these individuals purchase the reserved shares. Any reserved shares which are not so purchased will be offered by the underwriters to the general public on the same basis as the other shares offered by this prospectus.



     We have granted to the underwriters an option, exercisable not later than 30 days after the date of this prospectus, to purchase up to 600,000 additional shares of common stock at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the common stock offered by this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of additional shares of common stock as the number of shares of common stock to be purchased by it in the above table bears to the total number of shares of common stock offered by this prospectus.


     The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. The underwriting fee is

  % of the initial public offering price. We have agreed to pay the underwriters the following fees, assuming either no exercise or full exercise by the underwriters of the underwriters' over-allotment option:

                                                                           TOTAL FEES
                                                             --------------------------------------
                                                             WITHOUT EXERCISE    WITH FULL EXERCISE
                                                   FEE PER   OF OVER-ALLOTMENT   OF OVER-ALLOTMENT
                                                    SHARE         OPTION               OPTION
                                                   -------   -----------------   ------------------
Fees paid by Eprise..............................  $              $                   $


     In addition, we estimate that our share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $850,000.


     We have agreed to indemnify the underwriters against specified types of liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of any of these liabilities.

     Each of our officers and directors and substantially all of our stockholders and holders of options and warrants to purchase our common stock, have agreed not to offer, sell, contract to sell or otherwise dispose of or transfer, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any portion of our common stock or common stock issuable upon exercise or conversion of options, warrants or convertible securities held by these persons for a period of 180 days after the date of this prospectus without the prior written consent of Deutsche Bank Securities Inc. This consent may be given at any time without public notice. We have entered into a similar agreement with the representatives of the underwriters.


     The representatives of the underwriters have advised us that the underwriters do not intend to confirm sales to any account over which they exercise discretionary authority in excess of 5% of the shares of common stock being offered by this prospectus.



     A prospectus in electronic format is being made available on an Internet Web site maintained by Wit SoundView's affiliate, Wit Capital Corporation. In addition, other dealers purchasing shares from Wit SoundView in this offering have agreed to make a prospectus in electronic format available on Web sites maintained by each of these dealers. Other than the prospectus in electronic format, the information on Wit Capital's Web site and any information contained on any other Web site maintained by Wit Capital is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by Eprise or any underwriter in its capacity as underwriter and should not be relied upon by investors.


     In order to facilitate the offering of our common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the market price of our common stock. Specifically, the underwriters may over-allot shares of our common stock in connection with this offering, thus creating a short position in our common stock for their own account. A short position results when an underwriter sells more shares of common stock than that underwriter is committed to purchase. Additionally, to cover these over-allotments or to stabilize the market price of our common stock, the underwriters may bid for, and purchase, shares of our common stock in the open market. Finally, the representatives, on behalf of the underwriters, may also reclaim selling concessions allowed to an underwriter or dealer if the underwriting syndicate repurchases shares distributed by that underwriter or dealer. Any of these activities may maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions may be effected on the Nasdaq National Market or otherwise. The underwriters are not required to engage in these activities and, if commenced, may end any of these activities at any time.

     In June 1999, we sold shares of our Series C preferred stock in a private placement at a price of $1.54 per share. Each of the shares of Series C preferred stock is convertible at the option of the holder into one share of our common stock. In this private placement, Deutsche Bank Securities Inc. received a warrant to purchase 254,598 shares of common stock at an exercise price of $3.93 per share, ABS Employees' Venture Fund LP, an affiliate of Deutsche Bank Securities Inc., purchased 246,443 shares of Series C preferred stock at the purchase price of $1.54 per share and Timothy Dolan, an employee of Deutsche Bank Securities Inc., purchased 6,494 shares of Series C preferred stock at the purchase price of $1.54 per share. Each of ABS Employees' Venture Fund LP and Mr. Dolan purchased the Series C preferred stock on the same terms as the other investors in the private placement, and the exercise price per share under the warrant issued to Deutsche Bank Securities Inc. is the same price per share paid by the investors in the private placement, assuming the reverse stock split immediately prior to, and the automatic conversion of the Series C preferred stock upon, the closing of this offering.


PRICING OF THIS OFFERING

     Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for our common stock has been determined by negotiation among us and the representatives of the underwriters. Among the primary factors considered in determining the public offering price were:

     - prevailing market conditions;

     - our results of operations in recent periods;

     - the present stage of our development;

     - the market capitalizations and stages of development of other companies that we and the representatives of the underwriters believe to be comparable to our business; and

     - estimates of our business potential.

     There can be no assurance that an active trading market will develop for our common stock or that the common stock will trade in the market subsequent to the offering at or above the initial public offering price.

                                 LEGAL MATTERS


     Hill & Barlow, a Professional Corporation, will pass upon the validity of the shares of common stock offered by this prospectus for us. A purchase trust, the beneficiaries of which are members of Hill & Barlow, purchased 16,233 shares of our Series C preferred stock in the private placement that closed on November 8, 1999. Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts, will pass upon legal matters in connection with this offering for the underwriters.


                                    EXPERTS


     The consolidated financial statements as of December 31, 1998 and 1999 and for the four months ended December 31, 1997 and for the years ended December 31, 1998 and 1999 included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


     The financial statements for the year ended August 31, 1997 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in reliance upon the authority of said firm as experts in giving said reports.

                             CHANGE IN ACCOUNTANTS


     Effective in May 1998, Deloitte & Touche LLP was engaged as our independent auditors and replaced Arthur Andersen LLP whose position as our independent auditors was terminated. The decision to change independent auditors was approved by our board of directors. In the period from October 1995 to May 1998, Arthur Andersen LLP issued no audit report which was qualified or modified as to uncertainty, audit scope or accounting principles. During the same period, Arthur Andersen LLP issued no adverse opinions or disclaimers of opinion on any of our financial statements, and there were no disagreements with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Arthur Andersen LLP has reported on the financial statements for the year ended August 31, 1997 included in this prospectus. Prior to May 1998 we had not consulted with Deloitte & Touche LLP on items which involved our accounting principles or the form of audit opinion to be issued on our financial statements.


                   WHERE YOU CAN FIND ADDITIONAL INFORMATION


     We have filed with the Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedule filed therewith. For further information with respect to Eprise Corporation and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits and schedule filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. A copy of the registration statement and the exhibits and schedule filed therewith may be inspected without charge at the public reference facilities maintained by the Commission in Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and copies of all or any part of the registration statement may be obtained from such offices upon the payment of the fees prescribed by the Commission. Copies of these materials may also be obtained from the Public Reference Room of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information regarding the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is www.sec.gov.

                               EPRISE CORPORATION


                 INDEX TO THE CONSOLIDATED FINANCIAL STATEMENTS



                                                              PAGE
                                                              ----
Independent Auditors' Reports...............................  F-2
Consolidated Balance Sheets at December 31, 1998 and 1999...  F-4
Consolidated Statements of Operations for the Year Ended
  August 31, 1997, the Four Months Ended December 31, 1997,
  and the Years Ended December 31, 1998 and 1999............  F-5
Consolidated Statements of Changes in Stockholders'
  Deficiency for the Year Ended August 31, 1997, the Four
  Months Ended December 31, 1997, and the Years Ended
  December 31, 1998 and 1999................................  F-6
Consolidated Statements of Cash Flows for the Year Ended
  August 31, 1997, the Four Months Ended December 31, 1997,
  and the Years Ended December 31, 1998 and 1999............  F-7
Notes to the Consolidated Financial Statements..............  F-8

                          INDEPENDENT AUDITORS' REPORT



     The accompanying consolidated financial statements give effect to the completion of a 1 for 2.55 reverse split of the Company's outstanding common stock which will take place on the effective date of the offering. The following report is in the form which will be furnished by Deloitte & Touche LLP upon the completion of the 1 for 2.55 reverse split of the Company's outstanding common stock described in Note 2 to the consolidated financial statements and assuming that from January 21, 2000 to the date of such completion no other material events have occurred that would affect the accompanying consolidated financial statements or require disclosure therein.



                         "INDEPENDENT AUDITORS' REPORT


To the Stockholders and Board of Directors of Eprise Corporation:


     We have audited the accompanying consolidated balance sheets of Eprise Corporation (the "Company") as of December 31, 1998 and 1999, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for the four months ended December 31, 1997, and for the years ended December 31, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for the four-month period ended December 31, 1997 and for the years ended December 31, 1998 and 1999, in conformity with generally accepted accounting principles.



Boston, Massachusetts


January 21, 2000 (March , 2000, as to the effects of the stock split described in Note 2)"



/s/ DELOITTE & TOUCHE LLP



Boston, Massachusetts


March 2, 2000

     After the 1 for 2.55 reverse stock split discussed in Note 2, "Stock Split," to Eprise Corporation's consolidated financial statements is effected, we expect to be in a position to render the following audit report.



/s/ ARTHUR ANDERSEN LLP

--------------------------------

Boston, Massachusetts


February 29, 2000


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of Directors of Eprise Corporation:

     We have audited the accompanying statements of operations, stockholders' deficit and cash flows of Eprise Corporation (the "Company") for the year ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the Company's operations and its cash flows for the year ended August 31, 1997, in conformity with generally accepted accounting principles.

Boston, Massachusetts
December 18, 1997
  (except with respect to the disclosure of the issuance of Series A Redeemable Preferred Stock (Note 5) as to which the date is January 28, 1998)

                               EPRISE CORPORATION

                          CONSOLIDATED BALANCE SHEETS



                                                                     DECEMBER 31,             PRO FORMA
                                                              ---------------------------   DECEMBER 31,
                                                                 1998           1999            1999
                                                              -----------   -------------   -------------
                                                                                             (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 6,356,665   $ 22,455,448
  Accounts receivable (less allowance for doubtful accounts
    of approximately $48,000 and $189,000 at December 31,
    1998 and 1999, respectively)............................      103,060      2,045,076
  Due from related parties..................................           --         58,145
  Prepaid expenses and other current assets.................      129,657        316,945
                                                              -----------   ------------
    Total current assets....................................    6,589,382     24,875,614
                                                              -----------   ------------
Property and equipment:
  Computers and equipment...................................      672,296        987,443
  Furniture and fixtures....................................       92,758        134,933
  Leasehold improvements....................................       29,897         29,897
                                                              -----------   ------------
    Total...................................................      794,951      1,152,273
  Less accumulated depreciation and amortization............     (345,103)      (538,886)
                                                              -----------   ------------
    Property and equipment, net.............................      449,848        613,387
                                                              -----------   ------------
Other assets, net...........................................       36,054         45,377
                                                              -----------   ------------
Total assets................................................  $ 7,075,284   $ 25,534,378
                                                              ===========   ============
LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
Current liabilities:
  Current portion of equipment line of credit...............  $    85,920   $     85,917
  Accounts payable..........................................      264,273        148,484
  Accrued compensation and benefits.........................      220,492        597,380
  Other accrued expenses....................................      100,125        495,050
  Deferred revenue..........................................       89,873        571,724
                                                              -----------   ------------
    Total current liabilities...............................      760,683      1,898,555
                                                              -----------   ------------
Long-term equipment line of credit, less current portion....      157,510         78,756
                                                              -----------   ------------
Commitments (Note 9)
Redeemable convertible preferred stock (Aggregate
  liquidation preference of $13,818,157 and $38,818,157 in
  1998 and 1999)............................................   13,740,189     36,848,516
                                                              -----------   ------------
Stockholders' (deficiency) equity:
  Common stock, $.001 par value; 58,500,000 shares
    authorized; 2,237,331 and 2,837,595 shares issued and
    outstanding at December 31, 1998 and 1999, respectively
    (18,943,440 shares pro forma)...........................        2,238          2,838    $     18,944
  Additional paid-in capital................................      209,535      1,053,085      37,885,495
  Accumulated deficit.......................................   (7,794,871)   (14,278,101)    (14,278,101)
  Notes receivable from officers............................                     (69,271)        (69,271)
                                                              -----------   ------------    ------------
    Total stockholders' (deficiency) equity.................   (7,583,098)   (13,291,449)   $ 23,557,067
                                                              -----------   ------------    ============
Total liabilities and stockholders' (deficiency) equity.....  $ 7,075,284   $ 25,534,378
                                                              ===========   ============



See notes to the consolidated financial statements.

                               EPRISE CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                 FOUR MONTHS
                                                   YEAR ENDED       ENDED         YEAR ENDED      YEAR ENDED
                                                   AUGUST 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                      1997           1997            1998            1999
                                                   ----------    ------------    ------------    ------------
Revenues:
  Software licenses..............................      33,000    $    65,000     $   345,000     $ 2,354,908
  Services.......................................   1,387,223        237,541         462,321       1,303,907
                                                   ----------    -----------     -----------     -----------
    Total revenues...............................   1,420,223        302,541         807,321       3,658,815
Cost of revenues (includes compensation cost of
  $9,212 for stock options in 1999.).............     518,456        285,037         459,730       1,119,741
                                                   ----------    -----------     -----------     -----------
Gross profit.....................................     901,767         17,504         347,591       2,539,074
Operating expenses:
  Research and development (includes compensation
    cost of $46,275 for stock options in
    1999.).......................................     179,929        326,718       2,149,289       2,333,530
  Selling and marketing (includes compensation
    cost of $241,979 for stock options in
    1999.).......................................     800,399        392,537       2,348,835       4,916,787
  General and administrative (includes
    compensation cost of $34,772 for stock
    options in 1999.)............................     500,715        362,708       1,245,951       1,984,947
                                                   ----------    -----------     -----------     -----------
    Total operating expenses.....................   1,481,043      1,081,963       5,744,075       9,235,264
                                                   ----------    -----------     -----------     -----------
Operating loss...................................    (579,276)    (1,064,459)     (5,396,484)     (6,696,190)
                                                   ----------    -----------     -----------     -----------
Other income (expense):
  Interest income................................       2,232          4,146         164,105         314,441
  Interest expense and other.....................    (156,364)      (103,392)        (28,129)        (26,759)
                                                   ----------    -----------     -----------     -----------
    Other income (expense), net..................    (154,132)       (99,246)        135,976         287,682
                                                   ----------    -----------     -----------     -----------
Net loss.........................................    (733,408)    (1,163,705)     (5,260,508)     (6,408,508)
  Accretion of redeemable convertible preferred
    stock........................................          --         (1,983)        (14,920)        (74,722)
                                                   ----------    -----------     -----------     -----------
Loss to common shareholders......................  $ (733,408)   $(1,165,688)    $(5,275,428)    $(6,483,230)
                                                   ==========    ===========     ===========     ===========
Loss per share...................................  $    (0.35)   $     (0.54)    $     (2.40)    $     (2.62)
                                                   ==========    ===========     ===========     ===========
Weighted-average common shares outstanding.......   2,072,575      2,156,252       2,199,732       2,472,745
                                                   ==========    ===========     ===========     ===========
Pro forma loss per share.........................                                                $     (0.48)
                                                                                                 ===========
Pro forma weighted-average common shares
  outstanding....................................                                                 13,273,529
                                                                                                 ===========



See notes to the consolidated financial statements.

                               EPRISE CORPORATION


         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY


  YEAR ENDED AUGUST 31, 1997, THE FOUR MONTHS ENDED DECEMBER 31, 1997 AND THE
                     YEARS ENDED DECEMBER 31, 1998 AND 1999



                                            COMMON STOCK      ADDITIONAL                      NOTE
                                         ------------------    PAID-IN     ACCUMULATED     RECEIVABLE
                                          SHARES     AMOUNT    CAPITAL       DEFICIT      FROM OFFICER      TOTAL
                                         ---------   ------   ----------   ------------   ------------   ------------
Balance, September 1, 1996.............  2,067,157   $2,067   $   97,133   $   (620,347)    $     --     $   (521,147)
  Exercise of stock options............      3,921       4         2,496             --           --            2,500
  Issuance of warrants.................         --      --        12,212             --           --           12,212
  Issuance of stock in exchange for
    notes payable......................     79,292      79        19,921             --           --           20,000
  Net loss.............................         --      --            --       (733,408)          --         (733,408)
                                         ---------   ------   ----------   ------------     --------     ------------

Balance, August 31, 1997...............  2,150,370   2,150       131,762     (1,353,755)          --       (1,219,843)
  Exercise of stock options............     11,765      11         7,489             --           --            7,500
  Issuance of warrants.................         --      --        51,186             --           --           51,186
  Accretion of redeemable preferred
    stock to redemption value..........         --      --            --         (1,983)          --           (1,983)
  Net loss.............................         --      --            --     (1,163,705)          --       (1,163,705)
                                         ---------   ------   ----------   ------------     --------     ------------

Balance, December 31, 1997.............  2,162,135   2,161       190,437     (2,519,443)          --       (2,326,845)
  Exercise of stock options............     75,196      77        19,098             --           --           19,175
  Accretion of redeemable preferred
    stock to redemption value..........         --      --            --        (14,920)          --          (14,920)
  Net loss.............................         --      --            --     (5,260,508)          --       (5,260,508)
                                         ---------   ------   ----------   ------------     --------     ------------

Balance, December 31, 1998.............  2,237,331   2,238       209,535     (7,794,871)          --       (7,583,098)
    Exercise of stock options..........    600,264     600       180,085             --           --          180,685
    Accretion of redeemable preferred
      stock to redemption value........         --      --                      (74,722)          --          (74,722)
    Compensation cost for stock
      options..........................         --      --       332,238             --           --          332,238
    Issuance of warrant for services...         --      --       331,227             --           --          331,227
    Notes receivable from officers.....                                                      (69,271)         (69,271)
    Net loss...........................         --      --            --     (6,408,508)          --       (6,408,508)
                                         ---------   ------   ----------   ------------     --------     ------------

Balance, December 31, 1999.............  2,837,595   $2,838   $1,053,085   $(14,278,101)    $(69,271)    $(13,291,449)
                                         =========   ======   ==========   ============     ========     ============



See notes to the consolidated financial statements.

                               EPRISE CORPORATION


                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                          FOUR MONTHS
                                                            YEAR ENDED       ENDED         YEAR ENDED      YEAR ENDED
                                                            AUGUST 31,    DECEMBER 31,    DECEMBER 31,    DECEMBER 31,
                                                               1997           1997            1998            1999
                                                            ----------    ------------    ------------    ------------
Cash flows from operating activities:
  Net loss................................................  $(733,408)    $(1,163,705)    $(5,260,508)    $ (6,408,508)
  Adjustments to reconcile net loss to net cash used for
    operating activities:
    Depreciation and amortization.........................     51,312          27,680         146,225          198,034
    Compensation cost for stock options...................         --              --              --          332,238
    Loss on sale of property and
      equipment...........................................         --           5,642              --            4,108
    Provision for doubtful accounts receivable............         --           4,600           3,200          155,770
    Interest accretion related to warrants................      4,037          59,361              --               --
    Conversion of interest to note payable................         --          28,165              --               --
    Exchange of preferred stock for
      services............................................         --          63,888          91,000               --
    Increase (decrease) in cash from:
    Accounts receivable...................................    203,110         (63,595)         26,575       (2,097,786)
    Due from related parties..............................         --              --              --          (58,145)
    Prepaid expenses and other current assets.............    (18,407)        (70,997)        (40,253)        (187,288)
    Other assets..........................................    (10,399)        (19,388)          5,965           (9,323)
    Accounts payable......................................       (190)          3,622          44,867         (115,789)
    Accrued expenses......................................    116,317         (11,428)        (19,821)         771,813
    Deferred revenue......................................    249,631         (81,985)       (256,327)         481,851
                                                            ---------     -----------     -----------     ------------
      Net cash used for operating
        activities........................................   (137,997)     (1,218,140)     (5,259,077)      (6,933,025)
                                                            ---------     -----------     -----------     ------------

Cash flows from investing activities:
  Purchases of property and equipment.....................    (47,941)       (165,539)       (349,534)        (366,432)
  Proceeds from sale of property and equipment............         --           1,010              --              750
                                                            ---------     -----------     -----------     ------------
      Net cash used for investing
        activities........................................    (47,941)       (164,529)       (349,534)        (365,682)
                                                            ---------     -----------     -----------     ------------

Cash flows from financing activities:
  Proceeds from issuance of preferred stock, net of
    issuance costs........................................         --       3,712,581       8,629,928       23,364,830
  Payments on notes payable...............................   (202,914)     (1,056,167)        (77,470)         (78,754)
  Proceeds from issuance of note payable..................    491,000       1,750,000         257,750               --
  Proceeds from exercise of stock options.................      2,500           7,500          19,175          111,414
                                                            ---------     -----------     -----------     ------------
      Net cash provided by (used for) financing
        activities........................................    290,586       4,413,914       8,829,383       23,397,490
                                                            ---------     -----------     -----------     ------------
Net increase (decrease) in cash...........................    104,648       3,031,245       3,220,772       16,098,783
Cash and cash equivalents, beginning of period............         --         104,648       3,135,893        6,356,665
                                                            ---------     -----------     -----------     ------------
Cash and cash equivalents, end of period..................  $ 104,648     $ 3,135,893     $ 6,356,665     $ 22,455,448
                                                            =========     ===========     ===========     ============
Supplemental disclosures of cash flow information -- cash
  paid for interest.......................................  $  55,642     $    16,617     $    46,987     $         --
                                                            =========     ===========     ===========     ============
Summary of noncash investing and financing activities
  -- Issuance of stock for notes payable..................  $  20,000     $ 1,225,889     $        --     $         --
                                                            =========     ===========     ===========     ============
  -- Issuance of stock for note receivable................  $      --     $        --     $        --     $     69,271
                                                            =========     ===========     ===========     ============
  -- Issuance of preferred stock for services at fair
     value................................................  $      --     $    63,888     $    91,000     $         --
                                                            =========     ===========     ===========     ============
  -- Issuance of warrant for common stock for services....  $      --              --              --     $    331,227
                                                            =========     ===========     ===========     ============



See notes to the consolidated financial statements.

                               EPRISE CORPORATION


                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS




1. NATURE OF BUSINESS


     Eprise Corporation and its subsidiary, together referred to as the "Company," develop, market and implement web content management solutions that help businesses shape and direct e-business communications effectively and efficiently. The Company also provides design and other consultative services designed to help organizations maximize the value they derive from the Company's web content management solutions. Business is conducted primarily in the United States.


2. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION


     UNAUDITED PRO FORMA PRESENTATION



     The unaudited pro forma balance sheet as of December 31, 1999, reflects the conversion of all outstanding shares of Series A, B and C preferred stock to common stock, which will occur upon closing of an initial public offering.



STOCK SPLIT



     The accompanying financial statements reflect a 1 for 2.55 reverse split of the Company's common stock which is expected to occur immediately prior to the effectiveness of the Company's proposed public offering. All share and per share information herein has been retroactively restated to reflect this split.


SIGNIFICANT ACCOUNTING POLICIES

     USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates that affect the reported amounts of assets, liabilities and reported results of operations. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     Software license fees are generally recognized when a signed contract has been received, the product has been shipped and collectibility is probable. Revenue from maintenance agreements is deferred and recognized ratably over the term of the agreement. Consulting revenue is recognized as services are performed.


     COSTS OF REVENUE



     Costs of revenue consist primarily of personnel costs related to the provision of services. Costs of licenses, which are comprised of media and documentation costs, are not material in any period presented.


     COMPREHENSIVE INCOME (LOSS)

     The Company does not have any items of comprehensive income (loss) other than net loss.

                               EPRISE CORPORATION

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist primarily of demand deposits and highly liquid short-term instruments purchased with remaining maturities of three months or less.

     DEPRECIATION AND AMORTIZATION

     Property and equipment are stated at cost. Repairs and maintenance are expensed as incurred, while betterments are capitalized. Depreciation and amortization are provided using the straight-line method over estimated useful lives ranging from three years for computer equipment to seven years for furniture and fixtures. Leasehold improvements are amortized over the life of the asset or the lease, whichever is shorter.

     LONG-LIVED ASSETS

     Upon occurrence of certain events or changes in circumstances, the Company reviews the carrying value of its long-lived assets to determine if impairment has occurred and, if necessary, adjusts the carrying value accordingly. No adjustments have been required to date.

     STOCK-BASED COMPENSATION

     Compensation expense associated with awards of stock or options to employees is measured using the intrinsic-value method. Compensation expense associated with awards to nonemployees is measured using the fair-value method. (See Note 6)

     INCOME TAXES

     Deferred income taxes are provided for differences between the financial statement carrying amounts and tax basis of the Company's assets and liabilities and tax loss and credit carryforwards, using enacted tax rates in effect in the years in which the differences are expected to reverse. Valuation allowances are provided to the extent realization of deferred tax assets is not considered more likely than not.

     RESEARCH AND DEVELOPMENT COSTS

     Research and development costs, other than software development costs, are expensed as incurred. Software development costs are capitalized upon achievement of technological feasibility. To date, no costs have been incurred which qualify for capitalization.

NET LOSS PER SHARE

     PRO FORMA NET LOSS PER SHARE


     Pro forma net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period. In addition, for purposes of pro forma net loss per share, all shares of Series A, B and C preferred stock, which are convertible into common stock on a one-for-one basis and are expected to be converted to common upon closing of this offering, have been treated as though they were common stock in all periods in which such shares were outstanding.


     HISTORICAL NET LOSS PER SHARE

     Historical net loss per share has been computed using the weighted-average number of shares of common stock outstanding during each period. Diluted amounts per share would

                               EPRISE CORPORATION
include the impact of the Company's outstanding potential common shares, such as options and warrants (computed using the treasury stock method) and convertible preferred stock. However, the effect of these items would be antidilutive in all periods presented and they are excluded from the computation. Had such shares been included in the computation, weighted average shares would have been increased by 1,794,249 shares in 1999.


     CONCENTRATIONS OF CREDIT RISK AND MAJOR CUSTOMERS

     The Company's revenues are derived from various customers who generally are not required to provide collateral for amounts owed to the Company. The Company operates in one segment. The Company's customers are dispersed over a wide geographic area.

     Major customers accounted for the following percentages of the Company's revenues:


                          YEAR       FOUR MONTHS         YEAR             YEAR
                         ENDED          ENDED           ENDED            ENDED
                       AUGUST 31,    DECEMBER 31,    DECEMBER 31,     DECEMBER 31,
                          1997           1997            1998             1999
                       ----------    ------------    ------------     ------------
Customer A...........      --             21%             58%              13%
Customer B...........      --             16              --               --
Customer C...........      --             15              --               --
Customer D...........      --             13              --               --
Customer E...........      22%            --              --               --
Customer F...........      --             --              --               10%


     No other customers accounted for more than 10% of revenue in any of the periods presented.


DUE FROM RELATED PARTIES



     Amounts shown as due from related parties represent cash due from employees at December 31, 1999 for exercise of stock options. This cash was received in January 2000.


RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     DERIVATIVE INSTRUMENTS

     On June 1998, the Financial Accounting Standards Board released Statement of Financial Accounting Standard ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," effective for fiscal years beginning after June 15, 2000. The new standard requires that all companies record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for based on the use of the derivative and whether it qualifies for hedge accounting. Management is currently assessing the impact of SFAS No. 133 on the financial statements of the Company. The Company will adopt this accounting standard on January 1, 2001.

     SOFTWARE REVENUE RECOGNITION

     In December 1998, the American Institute of Certified Public Accountants released Statement of Position No. 98-9 ("SOP 98-9"), "Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 to provide

                               EPRISE CORPORATION
guidance related to determination of the allocation of revenues in multiple element contracts under certain circumstances. SOP 98-9 will be effective for transactions entered into in the Company's fiscal year beginning January 1, 2000. The Company does not expect that adoption of SOP 98-9 will have a material impact on financial position or the results of operations.

3. LINES OF CREDIT

     The Company has lines of credit with a bank providing for borrowings of up to $1,000,000 for working capital ($800,000 prior to March 26, 1999) and borrowings of up to $500,000 for equipment purchases ($400,000 prior to March 26, 1999).


     Borrowings under the working capital commitment are limited to the lesser of $1,000,000 or 80% of eligible accounts receivable. The revolving line of credit expires on March 26, 2000. Any borrowings outstanding under the working capital line of credit bear interest at the bank's prime rate plus 1%. As of December 31, 1998 and 1999, there were no borrowings under the working capital line of credit. The equipment line of credit was available to purchase equipment acquisitions through December 26, 1999. Borrowings under the equipment line of credit bear interest at the bank's prime rate plus 1.5%. At December 31, 1998 and 1999, $243,430 and $78,756 were outstanding under the initial tranche of the equipment line of credit, respectively. As of December 31, 1999, there were no borrowings under the second tranche of the lease line of credit. Minimum lease payments at December 31, 1999 are as follows:



YEAR ENDED DECEMBER 31
----------------------
2000................................................  $ 97,701
2001................................................    82,444
                                                      --------
Total payments......................................   180,145
Less portion representing interest..................    15,472
                                                      --------
Net amount due......................................   164,673
Current portion of note payable.....................    85,917
                                                      --------
Long-term note payable..............................  $ 78,756
                                                      ========



     Both the revolving line of credit and the equipment line of credit are collateralized by substantially all of the Company's assets. The lines of credit contain covenants requiring minimum levels of liquidity and tangible net worth, and prohibit the payment of cash dividends. At December 31, 1998, the Company was not in compliance with maximum net loss covenants contained in the agreements related to the lines of credit; the bank has waived the events of non-compliance for 1998, and the agreements have been amended. At December 31, 1999, the Company was in compliance with the terms and covenants contained in the amended lines of credit.


4. NOTES PAYABLE AND OTHER OBLIGATIONS

     CONVERTIBLE DEMAND NOTES PAYABLE

     In August 1997, the Company entered into a convertible demand note payable with an investor in the amount of $200,000, bearing interest at a rate of 10% per annum. Effective with the issuance of the Series A redeemable convertible preferred stock in December 1997 ("Series A"), the investor elected to convert the note and accrued interest into 415,983 shares of Series A (see Note 5).

                               EPRISE CORPORATION

     On October 9, 1997, the Company issued a $1,000,000 convertible demand note payable, bearing interest at 10% per annum. Effective with the issuance of Series A, the investor elected to convert the note and accrued interest into 2,050,843 shares of Series A (see Note 5). In connection with the issuance of this note, the Company issued the investor a warrant to purchase 326,995 shares of Series A for $0.49695 per share (see Note 6).


     ACCOUNTS RECEIVABLE FINANCING


     The Company has an agreement with a bank to finance its accounts receivable with recourse. There were no borrowings under the agreement during 1998 or 1999. The outstanding balance due to the bank under this agreement at December 31, 1997 was $37,696, which was repaid in 1998. The agreement has no defined termination date.

5. REDEEMABLE CONVERTIBLE PREFERRED STOCK

     SERIES A REDEEMABLE CONVERTIBLE PREFERRED STOCK


     In December 1997, the Company issued 10,189,936 shares of Series A, $0.01 par value. The issuance involved the sale of 7,594,550 shares for approximately $3,774,100 and the conversion of a note payable and payment in kind for services rendered of a total of $1,225,889 into 2,466,826 shares. Issuance costs approximated $61,500 and are being accreted to the carrying value of the Series A stock over the period to the stock's scheduled redemption date.


     SERIES B REDEEMABLE CONVERTIBLE PREFERRED STOCK

     In August 1998, the Company sold 14,272,113 shares of Series B and received proceeds of approximately $8,530,000. Issuance costs approximated $33,000 and are being accreted to the carrying value of the Series B stock over the period to the stock's scheduled redemption date.

     SERIES C REDEEMABLE CONVERTIBLE PREFERRED STOCK


     In November 1999, the Company issued 16,233,766 shares of Series C, $0.01 par value, and received proceeds of $25,000,000. Issuance costs approximated $1,939,000, which includes the value of a warrant granted to the placement agent in connection therewith (Note 6), and will be accreted to the carrying value of the Series C stock over the period to the stock's scheduled redemption date.


     The rights and preferences of the different classes of preferred stock are as follows:

          Liquidation -- Upon liquidation, dissolution or winding up of the Company, holders of the Series C will be entitled to receive, before any distribution is made to any other class of currently outstanding capital stock, an amount equal to $1.54 per share, plus all accrued and unpaid dividends, if any. Following this distribution to the holders of the Series C, the holders of Series A and B will be entitled to receive, on a pari passu basis, before any distribution or payment is made on the common stock, an amount equal to $0.49695 and $0.60 per share, respectively, plus all accrued and unpaid dividends, if any. The remaining assets will be distributed among the holders of Series A, B and C and the common stock on an "as if" converted basis. If the assets of the Company are insufficient to permit payment in full to the holders of Series A and B of all amounts distributable to them, then the entire assets of the Company available for distribution will be distributed ratably among the holders of Series A and B in proportion to the full preferential amount each holder is otherwise entitled to receive.

                               EPRISE CORPORATION

          Conversion -- Each share of Series A, B or C is convertible at the option of the holder into shares of common stock on a 1 for 2.55 basis, subject to adjustment in the event of subsequent issuances of securities at a price per share that is lower than the price paid by the preferred stockholders. Conversion of all classes of currently outstanding preferred stock into common becomes automatic upon the closing of an initial public offering with gross proceeds of at least $15,000,000 and a per share price of at least $0.98, as to the Series A and B, and $1.21 as to the Series C. Conversion also becomes automatic if at least two-thirds of the preferred shareholders, voting as a single class, so elect or if at least 90% of the outstanding preferred shares have been converted to common.


          Dividends -- The holders of Series A, B and C are entitled to receive dividends, if and when declared on the shares of common stock, on an "as if" converted basis.

          Voting -- The holders of Series A, B and C vote together with all other classes and series of stock of the corporation as one class. Each share of Series A, B and C entitles the holder to a number of votes equal to the number of shares of common stock into which the preferred shares could be converted on that date.

          Redemption -- Upon the election of a majority of the Series C holders at any time on or after December 18, 2002, the Company will be required to redeem all of the then outstanding shares of Series C in three equal installments. The redemption price per share is equal to the greater of $1.54 per share plus all accrued but unpaid dividends, if any, or the fair market value of the Series C shares. These redemption rights of the Series C holders are senior to the redemption rights described below for the Series A and B shares. Should sufficient funds exist if redemption of the Series C has occurred and upon the election of the majority of the Series A and B holders at any time on or after December 18, 2002, the Company will be required to redeem all of the then outstanding shares of the Series A and B in three equal annual installments. The redemption price per share is equal to the greater of $0.49695 for Series A and $0.60 for Series B, plus all declared but unpaid dividends, if any, or the fair market value of the stock.


          Covenants -- The Company's fourth amended and restated certificate of incorporation provides for separate, identical covenants for all classes of redeemable preferred stock as follows: except with the approval of a majority of each class of redeemable preferred stock outstanding, the Company may not amend its Certificate of Incorporation or By-laws; increase the number of shares of redeemable preferred stock, or reclassify any common stock into shares having any preference or priority superior to or in parity with the redeemable preferred stock; create, authorize or issue any class or classes of stock senior to or in parity with the redeemable preferred stock; pay or declare any dividend or distribution on any shares of common stock; or effect any sale, lease, assignment, transfer or other conveyance (other than the grant of a mortgage or security interest in connection with indebtedness for borrowed money) of all or substantially all the assets of the Company, any liquidation, dissolution or winding up of, or any consolidation or merger involving the Company, or recapitalization of the Company.



     In addition, except with the approval of 51% of the holders of Series C preferred stock, the Company may not issue additional securities (other than under an approved plan), adopt or amend its stock option plans, sell or lease the assets of the Company or impair its ability to perform under the Series C Purchase Agreement.

                               EPRISE CORPORATION

     As of December 31, 1998 and 1999, the number of shares, and liquidation value of each class of redeemable convertible preferred stock are as follows:



                                                             1998           1999
                                                          -----------    -----------
Number of shares:
  Series A............................................     10,515,925     10,515,925
  Series B............................................     14,320,446     14,320,446
  Series C............................................             --     16,233,766
Redemption and liquidation value:
  Series A............................................    $ 5,225,889    $ 5,225,889
  Series B............................................      8,592,268      8,592,268
  Series C............................................             --     25,000,000


6. STOCKHOLDERS' DEFICIENCY

     In August 1998, the Company amended its Certificate of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 40,000,000. In November 1999, the number of authorized shares of common stock was further increased to 58,500,000.

     WARRANTS


     In connection with the issuance of a bridge note payable to a bank issued and paid in 1997 (see Note 4), the Company issued a warrant to purchase 19,728 shares of the Company's common stock at an exercise price of $0.03 per share. The warrant expires five years from the issuance date. The estimated fair value of the warrant as of the grant date, $12,205, was recorded as a discount on the bridge note. This discount was amortized to interest expense over the period the bridge note payable was outstanding.


     In connection with the issuance of a convertible demand note payable, issued and paid in 1997 (see Note 4), the Company issued a warrant to purchase 326,995 shares of the Company's Series A preferred stock at an exercise price of $0.49695 per share. The warrant expires five years from the issuance date. The estimated fair value of the warrant as of the date of the grant, $41,589, was recorded as a discount on the convertible demand note payable and charged to interest expense during the four months ended December 31, 1997.


     In connection with the issuance of a promissory note payable, issued and paid in 1997 (see Note 4), the Company issued a warrant to purchase 29,592 shares of the Company's common stock at an initial exercise price of $1.27 per share, which may be adjusted upon issuance of securities at a price less than the initial exercise price of the warrant. The warrant expires five years from the issuance date. The estimated fair value of the warrant as of the date of the grant, $9,597, was recorded as a discount on the promissory note and charged to interest expense during the four months ended December 31, 1997.



     In connection with the private placement of 16,233,776 shares of Series C preferred stock, the Company issued to the placement agent a warrant to purchase 254,598 shares of common stock at an exercise price of $3.93 per share. The warrant expires five years from the issuance date (September 1999). The estimated fair value of the warrant as of the date of grant was $331,227. The warrant has been recorded as an issuance cost and has been offset against the initial carrying value of the Series C Preferred Stock.

                               EPRISE CORPORATION

     All warrants were valued on the date of grant using the Black-Scholes option pricing model. Among the assumptions used to value these warrants were as follows:



                                                        FOUR MONTHS
                                          YEAR ENDED       ENDED        YEAR ENDED
                                          AUGUST 31,    DECEMBER 31,   DECEMBER 31,
                                             1997           1997           1999
                                          -----------   ------------   ------------
Risk-free interest rate.................  6.1% - 6.75%        6.0%           6.0%
Expected life of warrant................      5 years     5 years        5 years
Expected dividend payment rate, as a
  percentage of the stock price on the
  date of grant.........................           --          --             --
Assumed volatility......................          45%          45%            51%


     STOCK OPTIONS


     In August 1997, the Company adopted the 1997 Stock Option Plan (the "1997 Plan"), which provides for the issuance of common stock as either incentive stock options ("ISOs") or nonqualified stock options ("NSOs"). Under the terms of the 1997 Plan, ISOs are to be granted at the fair market value of the Company's common stock on the date of grant and NSOs are to be granted at a price determined by the Board of Directors. ISOs and NSOs generally vest over four years and have contractual lives of up to ten years. In December 1999, the Company amended the grants outstanding under its stock option plans to allow the holder of the affected options to exercise their options immediately with a resale restriction on the underlying stock which lapses over a four year period. This amendment did not result in a new measurement date.



     In December 1999, the 1997 Plan was amended to provide for automatic increases in options available for grant on January 1 of each of 2000, 2001 and 2002. The increase in options available (and the related reserved shares of common stock) in any given year is limited to the lesser of 5% of the total outstanding shares of common stock as of December 31st of the previous year or 1,372,549 additional options.

                               EPRISE CORPORATION

     As of the effective date of the 1997 Plan, any unvested or unexercised options that were issued under the 1997 Plan's predecessor, the 1994 Plan, that are forfeited will become available for issuance under the 1997 Plan thereby increasing the options available for grant under the 1997 Plan to a maximum of 4,144,281 shares. Option activity under both the 1997 and 1994 plans is as follows:



                                                        WEIGHTED-    WEIGHTED-
                                                         AVERAGE      AVERAGE
                                           NUMBER OF    EXERCISE       FAIR
                                            SHARES        PRICE        VALUE
                                           ---------    ---------    ---------
Outstanding, September 1, 1996...........    227,452      $0.64
  Granted................................    423,529       0.64        $0.15
  Exercised..............................     (3,922)      0.64
  Canceled...............................   (214,510)      0.64
                                           ---------
Outstanding, August 31, 1997.............    432,549       0.64
  Granted................................    844,082       0.64         0.15
  Exercised..............................    (11,765)      0.64
  Canceled...............................   (111,373)      0.64
                                           ---------
Outstanding, December 31, 1997...........  1,153,493       0.64
  Granted................................    962,393       0.28         0.08
  Exercised..............................    (75,196)      0.26
  Canceled...............................   (239,706)      0.26
                                           ---------
Outstanding, December 31, 1998...........  1,800,984       0.26
  Granted................................  1,380,940       0.99         2.52
  Exercised..............................   (600,287)      0.30
  Canceled...............................   (356,373)      0.29
                                           ---------
Outstanding and exercisable, December 31,
  1999...................................  2,225,264       0.71
                                           =========
Vested, December 31, 1999................    586,549       0.26
                                           =========
Vested, December 31, 1998................    337,902       0.26
                                           =========
Vested, December 31, 1997................    137,255       0.64
                                           =========
Vested, August 31, 1997..................     98,039       0.64
                                           =========



     In October 1999, the Company granted options to acquire 133,725 shares of common stock to employees at an exercise price of $0.64. In December 1999, the Company granted options to acquire 200,196 shares of common stock to employees at an exercise price of $3.53. In January 2000, the Company granted options to acquire 259,118 shares of common stock to employees at an exercise price of $6.89.


     In July, 1999, the Board of Directors approved a stock loan program, which allows specified employees to fund the purchase of common stock pursuant to the exercise of stock options through loans from the Company. Borrowings are limited to 50% of the employee's annual salary. Loans under this program bear interest at a variable rate of 0.5% over the Company's cost of funds and are secured by the underlying shares. All loans are due no later

                               EPRISE CORPORATION
than five years from the date of the loan. At December 31, 1999, $69,271 had been advanced to employees under this program.



     In January 2000, the Board of Directors of the Company approved the 2000 Employee Stock Purchase Plan, which allows employees of the Company to purchase common stock of the Company through payroll deductions at 85% of the then fair market value of the Company's stock. The Company reserved 588,235 shares for issuance under the plan. The 2000 Employee Stock Purchase Plan provides for automatic increases in shares available for purchase under the plan. In general, the increase in shares available in any given year is limited to the lesser of 1% of the total outstanding shares of common stock as of December 31st of the previous year or 294,118 additional shares.



     The board of directors has approved the 2000 Non-Employee Director Stock Plan, which will become effective upon the effectiveness of the Company's proposed initial public offering. The 2000 Non-Employee Director Stock Plan provides for the issuance of options covering up to 274,510 shares of common stock to non-employee directors. Under the plan, non-employee directors will receive a one-time grant of 15,686 options upon election to the Board of Directors. In addition, each year all non-employee directors will automatically receive an additional grant of 7,843 shares following the Company's annual meeting. Options granted under the plan will be immediately exercisable, but will be subject to repurchase restrictions which will lapse over a three year period following the grant. Options granted under the plan will contain exercise prices equal to the fair market value of the underlying common stock on the date of grant.



     At December 31, 1999, there were 1,221,964 options available for grant under the 1997 Plan, including those shares forfeited under the 1994 Plan. In February 1998, the Company's Board approved the repricing of all outstanding options on that date, covering approximately 1,153,333 shares, to $0.26 per share to reflect the Board's estimate of the fair value of the underlying common stock on the date of the repricing.



     Grants made during 1999 contained exercise prices which were the Company's best estimate of fair value of the underlying common stock on the date of grant. However, subsequent to the grant date, management concluded that for grants after the release of the new version of the Company's principal product, these estimates may not have fully reflected the impact of this event. Management has concluded that for grants made between May and November 1999, the value of the preferred stock sold in November 1999 (adjusted for the reverse common stock split of 1 for 2.55) less a 10% discount reflecting the significant preferences enjoyed by the preferred stock is a more reliable estimate of the fair value of the common stock during this period. For grants made in December 1999, management concluded that the mid-point value implied in the range of prices for a proposed initial public offering ($9.00) is a more reliable estimate of the fair value of the common stock during the period. For grants during this period, compensation cost aggregated $3,960,234, which will be amortized to expense over the four year vesting period of the option grants. For the year ended December 31, 1999, compensation expense recorded related to these grants aggregated $332,238.

                               EPRISE CORPORATION

     The fair value of the options on their grant date was measured using the Black-Scholes option pricing model. Key assumptions used to apply this option pricing model are as follows:



                                         FOUR MONTHS
                           YEAR ENDED       ENDED        YEAR ENDED     YEAR ENDED
                           AUGUST 31,    DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                              1997           1997           1998           1999
                           -----------   ------------   ------------   ------------
Risk-free interest
  rate...................  6.1% - 6.75%        6.0%           6.0%           6.0%
Expected life of option
  grants.................      5 years     5 years        5 years        5 years
Expected dividend payment
  rate, as a percentage
  of the stock price on
  the date of grant......           --          --             --             --
Assumed volatility.......          45%          45%            45%            51%


     The option-pricing model used was designed to value readily tradable stock options with relatively short lives. However, management believes that the assumptions used to value the options and the model applied yield a reasonable estimate of the fair value of the grants made under the circumstances.


     The following table sets forth information regarding options outstanding and vested at December 31, 1999:



                    OPTIONS OUTSTANDING                           OPTIONS VESTED
------------------------------------------------------------   ---------------------
                                      WEIGHTED-    WEIGHTED-               WEIGHTED-
                                       AVERAGE      AVERAGE                 AVERAGE
                         EXERCISE     REMAINING    EXERCISE                EXERCISE
       SHARES             PRICE          LIFE        PRICE      SHARES       PRICE
       ------          ------------   ----------   ---------   ---------   ---------
2,225,264............  $0.26 - 3.53   9.00 years     $0.71       586,549     $0.26


     As described in Note 2, the Company uses the intrinsic value method to measure compensation expense associated with grants of stock options to employees. If the Company had used the fair value method to measure compensation, reported net loss would have been as follows:


                                                 FOUR MONTHS
                                    YEAR ENDED      ENDED        YEAR ENDED     YEAR ENDED
                                    AUGUST 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                       1997          1997           1998           1999
                                    ----------   ------------   ------------   ------------
As reported.......................  $(733,408)   $(1,163,705)   $(5,260,508)   $(6,408,508)
                                    =========    ===========    ===========    ===========
Pro forma.........................  $(743,799)   $(1,179,636)   $(5,337,568)   $(7,278,924)
                                    =========    ===========    ===========    ===========
Pro forma loss per share..........  $   (0.36)   $     (0.54)   $     (2.42)   $     (3.31)
                                    =========    ===========    ===========    ===========


     RESERVED SHARES


     At December 31, 1999, 19,985,224 shares of common stock were reserved for issuance under the Company's stock option plans and outstanding warrants and for potential conversion of preferred stock.

                               EPRISE CORPORATION

7. INCOME TAXES

     The components of the provision (benefit) for income taxes consisted of the following:


                                                    FOUR MONTHS
                                       YEAR ENDED      ENDED        YEAR ENDED     YEAR ENDED
                                       AUGUST 31,   DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                          1997          1997           1998           1999
                                       ----------   ------------   ------------   ------------
Federal -- deferred..................  $(226,000)    $(358,000)    $(1,619,000)   $ (2,144,000)
State -- deferred....................    (70,000)     (110,000)       (500,000)       (627,000)
Increase in valuation allowance......    296,000       468,000       2,119,000       2,771,000
                                       ---------     ---------     -----------    ------------
Provison (benefit) for income
  taxes..............................  $      --     $      --     $        --    $         --
                                       =========     =========     ===========    ============


     Taxes during interim periods are computed using the estimated rate effective for the entire year. Changes to the estimated rate are reflected in periods in which the change in estimate occurs.

     A reconciliation of the statutory federal rate to the effective rate for all periods is as follows:

Statutory Federal rate benefit............................  (34)%
State, net of Federal effect..............................   (6)
Valuation allowance provided..............................   40
                                                            ---
Effective rate............................................   --%
                                                            ===

     Deferred tax assets and liabilities consisted of the following:


                                                  DECEMBER 31,    DECEMBER 31,
                                                      1998            1999
                                                  ------------    ------------
Deferred tax assets (liabilities):
  Property and equipment........................  $   (13,400)    $   (30,500)
  Accounts receivable -- allowance for doubtful
     accounts...................................       19,100          75,600
  Accrued liabilities...........................           --         182,800
  Net operating loss carryforwards..............    3,115,600       5,471,500
  Research and development credits..............      125,800         318,900
  Valuation allowance...........................   (3,247,100)     (6,018,300)
                                                  -----------     -----------
                                                  $        --     $        --
                                                  ===========     ===========



     At December 31, 1999, the Company had net operating loss carryforwards for federal and state tax purposes aggregating approximately $13,500,000 available to offset future taxable income. These net operating loss carryfowards expire in varying amounts through 2013. At December 31, 1999, the Company had federal and state tax credits aggregating $318,900 available to offset future taxable income, expiring through 2013. Due to changes in ownership due to stock issuances during 1997, 1998 and 1999, the Company's ability to utilize these carryforwards and credits is likely to be limited.



     The valuation allowance increased by $2,191,500 and $2,771,200 in 1998 and 1999, respectively, primarily due to the generation of net operating loss carryforwards and credits for which realization is not reasonably assured.

                               EPRISE CORPORATION

8. EMPLOYEE BENEFIT PLAN


     The Company has a qualified 401(k) retirement plan (the "Plan") under which eligible employees may contribute up to 20% of their annual compensation, subject to limitations imposed by the Internal Revenue Code. The Company provides matching contributions of 50% of the employee salary deferral, up to 5% of eligible earnings. Employees vest immediately in their contributions and earnings thereon and ratably over six years in the Company's contributions. During the year ended August 31, 1997, the four months ended December 31, 1997, the year ended December 31, 1998 and 1999, the Company made matching contributions of approximately $13,900, $7,200, $55,800, and $81,882 respectively.


9. COMMITMENTS

     LEASE COMMITMENTS

     The Company has operating lease agreements for facilities and equipment. The Company entered into a three-year, noncancelable operating sublease for its office facilities commencing October 15, 1997. The lease provides that the Company pay a base monthly rental of approximately $16,500, plus its proportionate annual share of the facility's common area expenses and real estate taxes. On November 30, 1997, the Company terminated its previous lease for office space and paid a $34,000 termination fee.


     Subsequent to December 31, 1999, the Company entered into a short-term lease for an operating facility. This lease calls for rental payments of $171,126 and expires at the end of September 2000. The Company also entered into a ten year lease, commencing in October 2000, for a 78,260 sq. ft. operating facility which calls for base lease payments of $27 per square foot in the first three years of the lease, $28.75 in years four through six, and $30.75 thereafter.



     Future minimum lease commitments for all noncancelable operating leases at December 31, 1999, including leases entered into subsequent to December 31, 1999, approximated the following:



Years Ending December 31:
  2000...........................................  $   792,000
  2001...........................................    2,115,000
  2002...........................................    2,115,000
  2003...........................................    2,150,000
  2004...........................................    2,252,000
  Thereafter.....................................   13,567,000



     Rent expense under operating lease agreements approximated $148,000, $113,900, (including the termination fee) $198,400 and $255,835 for the year ended August 31, 1997, the four months ended December 31, 1997, and the years ended December 31, 1998 and 1999, respectively.

                           [INTENTIONALLY LEFT BLANK]

                           [INTENTIONALLY LEFT BLANK]

                          [EPRISE CORPORATION LOGO]

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................    5
Special Note Regarding Forward-
  Looking Statements and Industry
  Data................................   13
Use of Proceeds.......................   13
Dividend Policy.......................   13
Capitalization........................   14
Dilution..............................   16
Selected Financial Data...............   17
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   18
Business..............................   29
Management............................   40
Certain Transactions..................   50
Principal Stockholders................   52
Description of Capital Stock..........   55
Shares Eligible for Future Sale.......   59
Underwriting..........................   62
Legal Matters.........................   65
Experts...............................   65
Change in Accountants.................   65
Where You Can Find Additional
  Information.........................   65
Index to Financial Statements.........  F-1


DEALER PROSPECTUS DELIVERY OBLIGATION: UNTIL               , 2000 (25 DAYS AFTER
THE DATE OF THIS PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

[EPRISE CORPORATION LOGO]

4,000,000 SHARES


COMMON STOCK
DEUTSCHE BANC ALEX. BROWN

DAIN RAUSCHER WESSELS


WIT SOUNDVIEW

PROSPECTUS

              , 2000

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Eprise in connection with the sale of the common stock being registered under this registration statement. All amounts shown are estimated, except the SEC registration fee and the NASD filing fee.


SEC registration fee........................................  $ 12,144
NASD filing fee.............................................     5,100
Nasdaq National Market listing fee..........................    90,000
Blue Sky fee and expenses (including legal fees)............    10,000
Printing and engraving expenses.............................   150,000
Legal fees and expenses.....................................   300,000
Accounting fees and expenses................................   200,000
Transfer agent and registrar fees and expenses..............    12,000
Miscellaneous expenses......................................    70,756
                                                              --------
          Total.............................................  $850,000
                                                              ========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law and our by-laws, as amended, provide for indemnification of our directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. For a more complete description, you should refer to our by-laws, as amended, and our proposed amended and restated by-laws filed as Exhibits 3.5 and 3.6 to this registration statement.

     The Underwriting Agreement (filed as Exhibit 1.1 to this registration statement) provides that the Underwriters are obligated, under certain circumstances, to indemnify our directors, officers and controlling persons against certain liabilities, including liabilities under the Securities Act. For a more complete description, you should refer to Exhibit 1.1 to the registration statement.

     In addition, we have an existing directors and officers liability insurance policy in effect.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES


     In the three years preceding the filing of this registration statement, we have issued the following securities that were not registered under the Securities Act. All share numbers and purchase prices reflect a 1-for-2.55 reverse split of the common stock occurring immediately prior to the effectiveness of the offering that is the subject of this registration.


     (a) Issuances of Capital Stock


     In August 1997, we issued and sold 79,291 shares of common stock to one purchaser at a purchase price of approximately $0.26 per share, which was paid by conversion of a convertible promissory note.



     In December 1997 and January 1998, we issued and sold an aggregate of 10,262,604 shares of Series A preferred stock to four investors at a purchase price of $0.49695 per share, for an aggregate sales price of $5.1 million. In addition, we issued 253,321 shares of Series A preferred stock to a consultant as a placement fee in connection with hiring two executives.



     In August 1998, we issued and sold an aggregate of 14,320,446 shares of Series B preferred stock to ten investors at a purchase price of $0.60 per share, for an aggregate sales price of approximately $8.6 million.



     In November 1999, we issued and sold an aggregate of 16,233,776 shares of Series C preferred stock to approximately 190 investors at a purchase price of $1.54 per share, for an aggregate sales price of approximately $25.0 million. Deutsche Bank Securities Inc. served as placement agent for this offering. As partial consideration for its services, we issued Deutsche Bank Securities Inc. a warrant to purchase 254,598 shares of our common stock as described in paragraph (b) below.


     No underwriters were engaged in connection with the foregoing sales of securities. All such sales were made solely to accredited investors, as defined in Rule 501 under the Securities Act, and were made in reliance upon the exemption from registration provided by Section 4(2) of the Securities Act and, as to the private placement of our Series C preferred stock, Regulation D promulgated under the Securities Act, for transactions by an issuer not involving a public offering.

     (b) Issuances of Warrants


     In July and December 1997, we issued warrants to Silicon Valley Bank to purchase 19,728 and 29,592 shares of our common stock, respectively, at an exercise price of $0.0255 and $1.267 per share, respectively, in consideration for extending two bridge loans to us. These warrants expire in July and December 2002, respectively.


     In October 1997, we issued a warrant to an investor to purchase 326,995 shares of our Series A preferred stock at an exercise price of $0.49695 per share, in consideration for extending a bridge loan to us. This warrant expires in December 2002.


     As of September 1999, we issued a warrant to Deutsche Bank Securities Inc. to purchase 254,598 shares of our common stock at an exercise price of $3.93 per share in partial consideration of its services as the placement agent for the shares of Series C preferred stock offered in November 1999 as described in paragraph (a) above. This warrant expires in September 2004.


     No underwriters were engaged for purposes of the foregoing transactions. All sales of securities described above were made in reliance upon the exemption from registration provided by Section 4(2) under the Securities Act for transactions by an issuer not involving a public offering.

     (c) Grants and Exercises of Stock Options


     Since January 1, 1997, we have granted stock options to purchase 3,444,313 shares of common stock with exercise prices ranging from $0.255 to $3.93 per share, to employees and directors under our 1994 and 1997 stock plans. Of these options, 597,052 have been exercised for an aggregate consideration of $207,359 as of December 31, 1999. The issuance of common stock upon exercise of such options was exempt either pursuant to Rule 701 under the Securities Act, as a transaction pursuant to a compensatory benefit plan, or pursuant to Section 4(2) under the Securities Act, as a transaction by an issuer not involving a public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     a. Exhibits


NO.                        DESCRIPTION OF DOCUMENT
---                        -----------------------
1.1+     Form of Underwriting Agreement by and among Eprise and the
         Underwriters
3.1+     Third Amended and Restated Certificate of Incorporation of
         Eprise Corporation filed in the State of Delaware on
         November 2, 1999
3.2      Form of Fourth Amended and Restated Certificate of
         Incorporation of Eprise (to be filed with the Secretary of
         State of Delaware and effective immediately prior to the
         effectiveness of the registration statement)
3.3*     Form of Certificate of Amendment to Fourth Amended and
         Restated Certificate of Incorporation of Eprise (to be filed with the Secretary of State of Delaware and effective upon the effectiveness of the offering)
3.4*     Form of Certificate of Amendment to Fourth Amended and
         Restated Certificate of Incorporation of Eprise (to be filed with the Secretary of State of Delaware and effective upon the closing of the offering.)
3.5+     Corporate bylaws of Inner Circle Technologies, Inc., as
         currently in effect
3.6      Form of Amended and Restated By-Laws (to take effect as of the effective date of the registration statement)
4.1*     Specimen certificate for shares of the common stock of
         Eprise
4.2      Description of capital stock (contained in Exhibits 3.1 and
         3.2)
4.3+     Warrant to purchase 50,307 shares of common stock, issued to
         Silicon Valley Bank on July 18, 1997
4.4+     Warrant to purchase 326,995 shares of Series A Preferred
         Stock, issued to Prism Venture Partners I, L.P. on October
         9, 1997
4.5+     Warrant to purchase 75,460 shares of common stock, issued to
         Silicon Valley Bank on December 5, 1997
4.6+     Antidilution Agreement with Silicon Valley Bank, dated
         December 5, 1997
4.7+     Warrant to purchase 649,227 shares of common stock, issued to Deutsche Bank Securities Inc. as of September 8, 1999
5.1*     Opinion of Hill & Barlow regarding legality of common stock to be offered hereunder
10.1*    Lease dated as of February   , 2000 between NDNE 9/90 200
         Crossing Boulevard, LLC and Eprise Corporation, relating to the future principal executive offices of Eprise at 200
         Crossing Boulevard, Framingham, Massachusetts
10.2+    Sublease Agreement between NovaLink USA Corporation and
         Merkert Enterprises, Inc., as amended
10.3+    Sublease Agreement dated June 9, 1999 between Aquila
         Biopharmaceuticals, Inc. and Eprise Corporation
10.4     Eprise Corporation 1997 Stock Option Plan, as amended
         through December 1, 1999
10.5     Eprise 1997 Amended and Restated Stock Option Plan
10.6+    Inner Circle Technologies, Inc. 1994 Stock Option Plan
10.7     Eprise 2000 Non-Employee Director Stock Option Plan
10.8+    Employment Agreement between Eprise Corporation and Joseph
         A. Forgione dated as of November 4, 1997
10.9+    Employment Agreement between Eprise Corporation and Jonathan
         B. Radoff dated as of December 17, 1997

NO.                        DESCRIPTION OF DOCUMENT
---                        -----------------------
10.10    Eprise 2000 Employee Stock Purchase Plan dated January 5,
         2000
10.11+   Eprise Corporation Retirement Savings Plan dated October 14,
         1998, as amended
10.12+   Second Amended and Restated Stockholders Agreement dated as of November 8, 1999 among Eprise and the preferred
         stockholders of Eprise......................................
10.13+   Second Amended and Restated Registration Rights Agreement
         dated as of November 8, 1999 among Eprise and the preferred stockholders of Eprise......................................
10.14+   Registration Rights Agreement dated July 18, 1997 among
         Eprise and Silicon Valley Bank..............................
10.15+   Registration Rights Agreement dated December 5, 1997 among
         Eprise and Silicon Valley Bank..............................
10.16+   Loan and Security Agreement among Eprise and Silicon Valley
         Bank dated January 28, 1998.................................
10.17+   Negative Pledge Agreement among Eprise and Silicon Valley
         Bank dated             , 1997...............................
10.18+   First Loan Modification Agreement among Eprise and Silicon
         Valley Bank dated March 1999................................
16+      Letter re Change in Certifying Accountant...................
21.1     List of Subsidiaries........................................
23.1*    Independent Auditors' Consent -- Deloitte & Touche LLP......
23.2     Independent Accountants' Consent -- Arthur Andersen LLP.....
23.3*    Consent of Hill & Barlow, a Professional Corporation
         (contained in Exhibit 5.1)..................................
23.4     Consent of IDC..............................................
27.1     Eprise Financial Data Schedule of the period ending December
         31, 1999
27.2+    Eprise Financial Data Schedule for the period ending
         December 31, 1998...........................................
27.3+    Eprise Financial Data Schedule for the period ending
         December 31, 1997...........................................
27.4+    Eprise Financial Data Schedule for the period ending August
         31, 1997....................................................


------------------------

+ Previously filed.

* To be filed by amendment.

     b. Financial Statement Schedules.

     None required.

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Eprise pursuant to the provisions described in Item 14, or otherwise, Eprise has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Eprise of expenses incurred or paid by a director, officer or controlling person of Eprise in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Eprise will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     Eprise hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by Eprise pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Eprise hereby undertakes to provide at the closing of this offering to the underwriters specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts on March 3, 2000.


                               EPRISE CORPORATION

                               By:         /s/ JOSEPH A. FORGIONE
                                 -----------------------------------------------
                                   Joseph A. Forgione
                                   President and Chief Executive Officer

                               POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to registration statement has been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                                                    TITLE                      DATE
---------                                                    -----                      ----

             /s/ JOSEPH A. FORGIONE                President, Chief Executive     March 3, 2000
------------------------------------------------      Officer and Director
              (Joseph A. Forgione)                    (Principal Executive
                                                            Officer)

              /s/ MILTON A. ALPERN                Vice President, Finance and     March 3, 2000
------------------------------------------------    Chief Financial Officer,
               (Milton A. Alpern)                   (Principal Financial and
                                                      Accounting Officer)

*                                                    Chairman of the Board        March 3, 2000
------------------------------------------------
(Edson D. de Castro)

*                                                           Director              March 3, 2000
------------------------------------------------
(Deborah M. Besemer)

*                                                           Director              March 3, 2000
------------------------------------------------
(Robert C. Fleming)

*                                                           Director              March 3, 2000
------------------------------------------------
(Alain J. Hanover)

*                                                           Director              March 3, 2000
------------------------------------------------
(Nicholas A. Papantonis)

SIGNATURE                                                    TITLE                      DATE
---------                                                    -----                      ----
*                                                           Director              March 3, 2000
------------------------------------------------
(Jonathan B. Radoff)

*                                                           Director              March 3, 2000
------------------------------------------------
(Joseph Tischler)

          *By: /s/ JOSEPH A. FORGIONE
  -------------------------------------------
               Joseph A. Forgione
                Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                        DESCRIPTION OF DOCUMENT
-------                      -----------------------
     1.1+  Form of Underwriting Agreement by and among Eprise and the
           Underwriters
     3.1+  Third Amended and Restated Certificate of Incorporation of
           Eprise Corporation filed in the State of Delaware on
           November 2, 1999
     3.2   Form of Fourth Amended and Restated Certificate of
           Incorporation of Eprise (to be filed with the Secretary of
           State of Delaware and effective immediately prior to the
           effectiveness of the registration statement)
     3.3*  Form of Certificate of Amendment to Fourth Amended and
           Restated Certificate of Incorporation of Eprise (to be filed with the Secretary of State of Delaware and effective upon the effectiveness of the offering)
     3.4*  Form of Certificate of Amendment to Fourth Amended and
           Restated Certificate of Incorporation of Eprise (to be filed with the Secretary of State of Delaware and effective upon the closing of the offering.)
     3.5+  Corporate bylaws of Inner Circle Technologies, Inc., as currently in effect
     3.6   Form of Amended and Restated By-Laws (to take effect as of the effective date of the registration statement)
     4.1*  Specimen certificate for shares of the common stock of
           Eprise
     4.2   Description of capital stock (contained in Exhibits 3.1 and
           3.2)
     4.3+  Warrant to purchase 50,307 shares of common stock, issued to
           Silicon Valley Bank on July 18, 1997
     4.4+  Warrant to purchase 326,995 shares of Series A Preferred
           Stock, issued to Prism Venture Partners I, L.P. on October
           9, 1997
     4.5+  Warrant to purchase 75,460 shares of common stock, issued to
           Silicon Valley Bank on December 5, 1997
     4.6+  Antidilution Agreement with Silicon Valley Bank, dated
           December 5, 1997
     4.7+  Warrant to purchase 649,227 shares of common stock, issued to Deutsche Bank Securities Inc. as of September 8, 1999
     5.1*  Opinion of Hill & Barlow regarding legality of common stock to be offered hereunder
    10.1*  Lease dated as of February   , 2000 between NDNE 9/90 200
           Crossing Boulevard, LLC and Eprise, relating to the future principal executive offices of Eprise at 200 Crossing
           Boulevard, Framingham, Massachusetts
    10.2+  Sublease Agreement between NovaLink USA Corporation and
           Merkert Enterprises, Inc., as amended
    10.3+  Sublease Agreement dated June 9, 1999 between Aquila
           Biopharmaceuticals Inc. and Eprise Corporation
    10.4   Eprise Corporation 1997 Stock Option Plan, as amended
           through December 1, 1999
    10.5   Eprise 1997 Amended and Restated Stock Option Plan
    10.6+  Inner Circle Technologies, Inc. 1994 Stock Option Plan
    10.7   Eprise 2000 Non-Employee Director Stock Option Plan
    10.8+  Employment Agreement between Eprise Corporation and Joseph
           A. Forgione dated as of November 4, 1997
    10.9+  Employment Agreement between Eprise Corporation and Jonathan
           B. Radoff dated as of December 17, 1997
    10.10  Eprise 2000 Employee Stock Purchase Plan dated January 5,
           2000

EXHIBIT
  NO.                        DESCRIPTION OF DOCUMENT
-------                      -----------------------
    10.11+ Eprise Corporation Retirement Saving Plan dated October 14,
           1998, as amended
    10.12+ Second Amended and Restated Stockholders Agreement dated as of November 8, 1999 among Eprise and the preferred
           stockholders of Eprise
    10.13+ Second Amended and Restated Registration Rights Agreement
           dated as of November 8, 1999 among Eprise and the preferred stockholders of Eprise
    10.14+ Registration Rights Agreement dated July 18, 1997 among
           Eprise and Silicon Valley Bank
    10.15+ Registration Rights Agreement dated December 5, 1997 among
           Eprise and Silicon Valley Bank
    10.16+ Loan and Security Agreement among Eprise and Silicon Valley
           Bank dated January 28, 1998
    10.17+ Negative Pledge Agreement among Eprise and Silicon Valley
           Bank dated             , 1997
    10.18+ First Loan Modification Agreement among Eprise and Silicon
           Valley Bank dated March 1999
   16+     Letter re Change in Certifying Accountant
    21.1   List of Subsidiaries
    23.1*  Independent Auditors' Consent -- Deloitte & Touche LLP
    23.2   Independent Accountants' Consent -- Arthur Andersen LLP
    23.3*  Consent of Hill & Barlow, a Professional Corporation
           (contained in Exhibit 5.1)
    23.4   Consent of IDC
    27.1   Eprise Financial Data Schedule for the period ending
           December 31, 1999
    27.2+  Eprise Financial Data Schedule for the period ending
           December 31, 1998
    27.3+  Eprise Financial Data Schedule for the period ending
           December 31, 1997
    27.4+  Eprise Financial Data Schedule for the period ending August
           31, 1997


------------------------

+ Previously filed.


* To be filed by amendment.